Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MEDIA GENERAL, INC,

MONTAGE NEW HOLDCO, INC.,

MONTAGE MERGER SUB 1, INC.,

MONTAGE MERGER SUB 2, INC.

and

MEREDITH CORPORATION

DATED AS OF SEPTEMBER 7, 2015

i

CONTINUED

CONTINUED

CONTINUED

CONTINUED

Exhibit A – Virginia Plan of Merger

Exhibit B – Iowa Plan of Merger

Exhibit C – Articles of Incorporation of New Holdco

Exhibit D – Bylaws of New Holdco

Exhibit E – Amended and Restated Articles of Incorporation of Montage

Schedule 1.3(d)-1

Schedule 1.3(d)-2

Schedule 1.4(e)

Schedule 6.3

Montage Disclosure Letter

Marigold Disclosure Letter

v

INDEX OF DEFINED TERMS

Term	Section

Acquisition Transaction	Section 8.3(a)
Action	Section 3.8
Agreement	Preamble
Anti-Collusion Rule Period	Section 6.4(e)
Articles of First Merger	Section 1.2(a)
Articles of Second Merger	Section 1.3(a)
Auction Applications	Section 6.4(e)
Available Transaction Financing	Section 6.12(a)(ii)
Capitalization Date	Section 3.2(a)
Cash Consideration	Section 2.2(a)
Claims Expenses	Section 6.6(a)
Closing	Section 1.1
Closing Date	Section 1.1
Closing Date Notice	Section 1.1
Code	Recitals
Commitment Letter	Section 4.26(b)
Confidentiality Agreement	Section 6.4(b)
Continuing Employees	Section 6.5(a)
Contracting Parties	Section 9.12
Contribution	Section 1.5
D & O Claim	Section 6.6(a)
D & O Indemnified Parties	Section 6.6(a)
D & O Indemnifying Parties	Section 6.6(a)
DOJ Final Judgment	Section 7.1(c)
Exchange Agent	Section 2.6(a)
Exchange Offer	Section 6.12(b)
Exchange Offer Registration Statement	Section 6.12(b)
Financing Sources	Section 4.26(b)
First Merger	Recitals
First Merger Effective Time	Section 1.2(a)
Fried Frank	Section 6.8(a)
HSR Act	Section 3.5
Holdco Board	Section 1.4(a)
Governmental Entity	Section 3.5
IBCA	Section 1.3(a)
Initial Outside Date	Section 8.1(c)
Iowa Plan of Merger	Recitals
ISS	Section 1.3(a)
Joint Proxy Statement/Prospectus	Section 3.4(g)(i)
Law	Section 3.11(a)
Laws	Section 3.11(a)
Liens	Section 3.2(c)
Marigold	Preamble

INDEX OF DEFINED TERMS

CONTINUED

Term	Section

Marigold Adverse Recommendation Change	Section 6.10(c)
Marigold Approval Time	Section 6.1(e)
Marigold Board	Recitals
Marigold Board Recommendation	Section 6.2(b)
Marigold Book-Entry Securities	Section 2.6(a)
Marigold Cancelled Shares	Section 2.2(b)
Marigold Certificates	Section 2.6(a)
Marigold Contingent Worker	Section 3.10(l)
Marigold Continuing Employees	Section 6.5(a)
Marigold Designees	Section 1.4(a)
Marigold Disclosure Letter	Article III
Marigold Dissenting Share	Section 2.9
Marigold Equity Award Exchange Ratio	Section 2.4(e)
Marigold Equity Grants	Section 3.2(b)
Marigold ESPP	Section 2.4(c)
Marigold Exchange Fund	Section 2.6(a)
Marigold Exchange Option	Section 2.4(a)
Marigold Exchange Ratio	Section 2.2(a)
Marigold IP	Section 3.18
Marigold Labor Agreements	Section 3.10(j)
Marigold Leased Property	Section 3.14(a)(ii)
Marigold Lessee Agreements	Section 3.14(a)(ii)
Marigold Lessor Agreements	Section 3.14(a)(iii)
Marigold Letter of Transmittal	Section 2.6(b)
Marigold Major Shareholders	Recitals
Marigold Material Contracts	Section 3.12(a)
Marigold Maximum Premium	Section 6.6(b)
Marigold Merger Consideration	Section 2.2(a)
Marigold No Vote Fee	Section 8.3(b)
Marigold NOL Carryforwards	Section 3.9(i)
Marigold Notes	Section 6.12(d)
Marigold Note Purchase Agreements	Section 6.12(d)
Marigold Notice Period	Section 6.10(c)
Marigold Organizational Documents	Section 3.1(b)
Marigold Owned Property	Section 3.14(a)(i)
Marigold Pension Plan	Section 3.10(f)
Marigold Qualified Plans	Section 3.10(e)
Marigold Real Property	Section 3.14(a)(ii)
Marigold Related Party Transaction	Section 3.19
Marigold Restricted Shares	Section 3.2(b)
Marigold RSUs	Section 3.2(b)
Marigold SEC Documents	Section 3.4(a)
Marigold Share-Based Award	Section 2.4(b)
Marigold Share-Based Award Payment	Section 2.4(b)

INDEX OF DEFINED TERMS

CONTINUED

Term	Section

Marigold Share Options	Section 3.2(b)
Marigold Shareholder Meeting	Section 6.2(b)
Marigold Stock Equivalents	Section 3.2(b)
Marigold Support Agreement	Recitals
Marigold Surviving Corporation	Recitals
Marigold Termination Fee	Section 8.3(b)
McDermott	Section 6.8(a)
Merger Sub 1	Preamble
Merger Sub 2	Preamble
Merger Sub 2 Shareholder Approval	Section 6.9
Mergers	Recitals
Merger Benefit Plans	Section 6.5(a)
Montage	Preamble
Montage Adverse Recommendation Change	Section 6.11(c)
Montage Approval Time	Section 6.1(e)
Montage Board	Preamble
Montage Board Recommendation	Section 6.2(a)
Montage Capitalization Date	Section 4.2(a)
Montage Confidentiality Agreement	Section 6.11(b)
Montage Contingent Worker	Section 4.10(l)
Montage Continuing Employees	Section 6.5(a)
Montage Designees	Section 1.4(a)
Montage Disclosure Letter	Article IV
Montage DSUs	Section 4.2(b)
Montage Equity Grants	Section 4.2(b)
Montage Exchange Option	Section 2.3(a)(i)
Montage Exchange Stock-Based Award	Section 2.3(a)(ii)
Montage Group NOL Carryforwards	Section 4.9(i)
Montage IP	Section 4.18(a)
Montage Labor Agreements	Section 4.10(j)
Montage Leased Property	Section 4.14(a)(ii)
Montage Lessee Agreements	Section 4.14(a)(ii)
Montage Lessor Agreements	Section 4.14(a)(iii)
Montage Major Shareholders	Recitals
Montage Material Contracts	Section 4.12(a)
Montage Organizational Documents	Section 4.1(b)
Montage Owned Property	Section 4.14(a)(i)
Montage No Vote Fee	Section 8.3(a)
Montage Pension Plan	Section 4.10(f)
Montage Preferred Stock	Section 4.2(a)
Montage Qualified Plans	Section 4.10(e)
Montage Restricted Stock	Section 4.2(b)
Montage RSUs	Section 4.2(b)
Montage SEC Documents	Section 4.4(a)

INDEX OF DEFINED TERMS

CONTINUED

Term	Section

Montage Shareholder Meeting	Section 6.2(a)
Montage Stock Options	Section 4.2(b)
Montage Stock-Based Award	Section 2.3(a)(ii)
Montage Support Agreement	Recitals
Montage Surviving Corporation	Recitals
Montage Termination Fee	Section 8.3(a)
Montage Voting Exchange Ratio	Section 2.1(a)(i)
Montage’s Financial Advisor	Section 4.23
Multiple Employer Plan	Section 3.10(g)
New Benefit Plan	Section 6.5(a)
New Holdco Share Issuance	Recitals
New Holdco Share Issuance Required Vote	Section 4.21(b)
Nonparty Affiliates	Section 9.12
Notice of Marigold Superior Offer	Section 6.10(c)
Notice of Montage Superior Offer	Section 6.11(c)
Notice Period	Section 6.11(c)
Outside Date	Section 8.1(c)
party	Preamble
Plans of Merger	Recitals
Prohibited Communications	Section 6.4(e)
Regulatory Action	Section 6.3(e)
Regulatory Material Adverse	Section 6.3(e)
Required Marigold Vote	Section 3.21
Required Montage Vote	Section 4.21(b)
Second Merger	Recitals
Second Merger Effective Time	Section 1.3(a)
Section 6.12 Indemnitees	Section 6.12(f)
Solvent	Section 4.27
Stock Consideration	Section 2.2(a)
Transaction Financing	Section 4.26(b)
Transaction Litigation	Section 6.14
Virginia Plan of Merger	Recitals
VSCA	Section 1.2(a)
VSCC	Section 1.2(a)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 7, 2015 (this “Agreement”), by and among Media General, Inc., a Virginia corporation (“Montage”), Montage New Holdco, Inc., a Virginia corporation and a direct, wholly owned subsidiary of Montage (“New Holdco”), Montage Merger Sub 1, Inc., a Virginia corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 1”), Montage Merger Sub 2, Inc., an Iowa corporation and a direct, wholly owned subsidiary of New Holdco (“Merger Sub 2”), and Meredith Corporation, an Iowa corporation (“Marigold”). Each of Montage, New Holdco, Merger Sub 1, Merger Sub 2, and Marigold may be referred to herein as a “party” and collectively as the “parties”.

RECITALS

A.     Montage and Marigold wish to effect a strategic business combination by means of (a) a merger of Merger Sub 1 with and into Montage (the “First Merger”), with Montage being the surviving corporation in the First Merger (sometimes referred to herein as the “Montage Surviving Corporation”), and (b) a merger of Merger Sub 2 with and into Marigold (the “Second Merger” and, together with the First Merger, the “Mergers”), with Marigold being the surviving corporation in the Second Merger (sometimes referred to herein as the “Marigold Surviving Corporation”).

B.     The Board of Directors of Montage (the “Montage Board”) has adopted resolutions (a) determining that this Agreement, the Montage Charter Amendment, the plan of merger with respect to the First Merger, substantially in the form attached hereto as Exhibit A (the “Virginia Plan of Merger”), and the transactions contemplated hereby and thereby, including the Mergers and the issuance of shares of New Holdco Voting Common Stock pursuant to the Mergers (collectively, the “New Holdco Share Issuance”), are consistent with, and will further the business strategies and goals of Montage and are advisable, fair to, and in the best interests of, Montage and the Montage Shareholders, (b) approving and adopting this Agreement, the Montage Charter Amendment, the Virginia Plan of Merger and the transactions contemplated hereby and thereby, including the Mergers and the New Holdco Share Issuance, and (c) subject to the terms and conditions of Section 6.11 of this Agreement, recommending that the holders of shares of Montage Voting Common Stock vote to approve the Montage Charter Amendment and the New Holdco Share Issuance.

C.     The Board of Directors of Marigold (the “Marigold Board”) has adopted resolutions (a) determining that this Agreement, the plan of merger with respect to the Second Merger, substantially in the form attached hereto as Exhibit B (the “Iowa Plan of Merger” and together with the Virginia Plan of Merger, the “Plans of Merger”), and the transactions contemplated hereby and thereby, including the Second Merger, are advisable, fair to, and in the best interests of, Marigold and the Marigold Shareholders, (b) approving and adopting and declaring the advisability of this Agreement, the Iowa Plan of Merger and the transactions contemplated hereby and thereby, including the Second Merger, and (c) subject to the terms and conditions of Section 6.10 of this Agreement, recommending that the Marigold Shareholders vote to adopt this Agreement.

D.     As a condition to Montage’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Montage, Marigold and Marigold Shareholders holding approximately sixty-three percent (63%) of the issued and outstanding shares of Marigold Class B Common Stock (the “Marigold Major Shareholders”) are entering into voting agreements (each, a “Marigold Support Agreement”) pursuant to which each of the Marigold Major Shareholders is agreeing, among other things, subject to the terms and conditions of the applicable Marigold Support Agreement, to vote his, her or its Marigold Common Shares in favor of the adoption of this Agreement, and to take certain other actions in furtherance of the transactions contemplated by this Agreement.

E.     As a condition to Marigold’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, Montage, Marigold and Montage Shareholders holding approximately fourteen and a half percent (14.5%) of the issued and outstanding shares of Montage Voting Common Stock (the “Montage Major Shareholders”) are entering into voting agreements (each, a “Montage Support Agreement”) pursuant to which each of the Montage Major Shareholders is agreeing, among other things, subject to the terms and conditions of the applicable Montage Support Agreement, to vote his, her or its shares of Montage Voting Common Stock in favor of the approval of the New Holdco Share Issuance, and to take certain other actions in furtherance of the transactions contemplated by this Agreement.

F.     For U.S. federal income tax purposes, it is intended that the First Merger and the Second Merger, taken together, will qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

CLOSING; MERGERS

Section 1.1     Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York, 10004, at 9:00 a.m., New York time on the date that is three (3) Business Days after the satisfaction or valid waiver (subject to applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or valid waiver), unless such time or date is changed by mutual agreement of Montage and Marigold; provided that if the Marketing Period has not ended on the last date the Closing shall be required to occur pursuant to the foregoing, the Closing shall occur instead on the earlier of (a) the first Business Day immediately following the day that the Marketing Period expires and (b) any Business Day during the Marketing Period as may be specified by Montage on no less than three (3) Business Days’ prior written notice to Marigold. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.2     First Merger.

(a)     First Merger Effective Time. At the Closing, Montage shall (i) cause articles of merger in form and substance mutually agreeable to Montage and Marigold (the “Articles of First Merger”) with respect to the First Merger, together with the Virginia Plan of Merger, to be executed and filed with the State Corporation Commission of the Commonwealth of Virginia (the “VSCC”) in accordance with Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”), and (ii) duly make all other filings and recordings required by the VSCA and/or the VSCC in order to effectuate the First Merger. The Articles of First Merger shall provide that the First Merger shall become effective at the time a certificate of merger is issued by the VSCC or at such later time and date as may be designated jointly by Montage and Marigold and specified in the Articles of First Merger (such date and time of the effectiveness of the Articles of First Merger being hereinafter referred to as the “First Merger Effective Time”).

(b)     The First Merger. Subject to the terms and conditions of this Agreement, in accordance with the VSCA, at the First Merger Effective Time, Merger Sub 1 shall merge with and into Montage. Montage shall be the surviving corporation in the First Merger, and shall continue its existence as a corporation under the Laws of the Commonwealth of Virginia. As of the First Merger Effective Time, the separate legal existence of Merger Sub 1 shall cease.

(c)     Effects of First Merger. The First Merger shall have the effects set forth in Sections 13.1-719.1 and 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the First Merger Effective Time, the Montage Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Montage and Merger Sub 1, and all of the claims, obligations, liabilities, debts and duties of Montage and Merger Sub 1 shall become the claims, obligations, liabilities, debts and duties of the Montage Surviving Corporation.

(d)     Articles of Incorporation and Bylaws of the Montage Surviving Corporation.

(i)     Prior to the First Merger Effective Time, the Montage Charter Amendment shall be in full force and effect. Prior to the First Merger Effective Time, Montage and New Holdco shall take all requisite action so that, as of immediately prior to the First Merger Effective Time, the bylaws of Montage shall, to the extent required by Section 13.1-719.1B.2 of the VSCA, be substantially identical to the bylaws of New Holdco in the form attached hereto as Exhibit D.

(ii)     At the First Merger Effective Time, by virtue of the First Merger, the articles of incorporation and bylaws of Montage as are in effect immediately prior to the First Merger Effective Time shall be (with such amendments as may be permitted by Section 13.1-719.1 of the VSCA) the articles of incorporation and bylaws of the Montage Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)     Directors and Officers of the Montage Surviving Corporation. Immediately following the First Merger Effective Time, (i) the director of Merger Sub 1 serving immediately prior to the First Merger Effective Time shall be the director of the Montage Surviving Corporation until the earlier of his death, resignation or removal or the time at which his successor is duly elected or appointed and qualified, and (ii) the officers of Montage serving immediately prior to the First Merger Effective Time shall be the officers of the Montage Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 1.3     Second Merger.

(a)     Second Merger Effective Time. At the Closing, Montage and Marigold shall (i) cause articles of merger in form and substance mutually agreeable to Montage and Marigold (the “Articles of Second Merger”), together with the Iowa Plan of Merger, with respect to the Second Merger to be executed and filed with the Secretary of State of the State of Iowa (the “ISS”) in accordance with Section 490.1106 of the Iowa Business Corporation Act (the “IBCA”), and (ii) duly make all other filings and recordings required by the IBCA and/or the ISS in order to effectuate the Second Merger. The Articles of Second Merger shall become effective at a specific time that will be specified in the Articles of Second Merger, which time specified shall be a time immediately following the First Merger Effective Time or at such later time as may be agreed jointly by Montage and Marigold and specified in the Articles of Second Merger, and the Second Merger shall become effective upon such time provided in the Articles of Second Merger (such date and time of the effectiveness of the Articles of Second Merger being hereinafter referred to as the “Second Merger Effective Time”).

(b)     The Second Merger. Subject to the terms and conditions of this Agreement, in accordance with the IBCA, at the Second Merger Effective Time, Merger Sub 2 shall merge with and into Marigold. Marigold shall be the surviving corporation in the Second Merger, and shall continue its existence as a corporation under the Laws of the State of Iowa. As of the Second Merger Effective Time, the separate legal existence of Merger Sub 2 shall cease.

(c)     Effects of the Second Merger. The Second Merger shall have the effects set forth in Section 490.1107 of the IBCA. Without limiting the foregoing, from and after the Second Merger Effective Time, the Marigold Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Marigold and Merger Sub 2, and all of the claims, obligations, liabilities, debts and duties of Marigold and Merger Sub 2 shall become the claims, obligations, liabilities, debts and duties of the Marigold Surviving Corporation.

(d)     Articles of Incorporation and Bylaws of the Marigold Surviving Corporation. At the Second Merger Effective Time, the articles of incorporation of Merger Sub 2 as are in effect immediately prior to the Second Merger Effective Time shall be amended to read in their entirety as set forth on Schedule 1.3(d)-1, and the bylaws of Merger Sub 2 as are in effect immediately prior to the Second Merger Effective Time shall be amended to read in their entirety as set forth on Schedule 1.3(d)-2; each of such articles of incorporation and bylaws, as so amended, shall be from and after the Second Merger Effective Time the articles of incorporation and bylaws of the Marigold Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(e)     Directors and Officers of the Marigold Surviving Corporation. Prior to the Closing, (i) the directors mutually agreed to by Montage and Marigold shall be the directors of the Marigold Surviving Corporation until the earlier of their death, resignation, removal, expiration of their term or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers mutually agreed to by Montage and Marigold shall be the officers of the Marigold Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

Section 1.4     New Holdco Post-Closing Matters.

(a)     Board of Directors of New Holdco. Unless otherwise agreed to by Montage and Marigold prior to the First Merger Effective Time, prior to the First Merger Effective Time, Montage and New Holdco shall take all requisite action so that, as of immediately after the Second Merger Effective Time, (i) the size of the Board of Directors of New Holdco (“Holdco Board”) shall be fixed at twelve (12) members; (ii) eight (8) members of the Holdco Board shall be persons who are designated by Montage prior to the Closing Date (the “Montage Designees”); and (iii) four (4) members of the Board of Directors of New Holdco shall be persons designated by Marigold prior to the Closing Date (the “Marigold Designees”). In addition, at least one (1) Marigold Designee shall be entitled to serve on each committee of the Holdco Board. For the avoidance of doubt, Montage and New Holdco and their respective Boards of Directors shall take all requisite action so that the Marigold Designees shall have been appointed to the Holdco Board and each of its committees prior to the First Merger Effective Time with such Marigold Designees taking office immediately after the Second Merger Effective Time.

(b)     Articles of Incorporation and Bylaws of New Holdco. Prior to the First Merger Effective Time, Montage and New Holdco shall take all requisite action so that, as of the First Merger Effective Time, the articles of incorporation of New Holdco shall be substantially in the form attached hereto as Exhibit C and the bylaws of New Holdco shall be substantially in the form attached hereto as Exhibit D, and in any event, the articles of incorporation and bylaws of New Holdco shall, to the extent required by Section 13.1-719.1B.2 of the VSCA, be identical to the articles of incorporation and bylaws of Montage after the Montage Charter Amendment shall have become effective and as of immediately prior to the First Merger Effective Time.

(c)     Corporate Name. Prior to the First Merger Effective Time, Montage and New Holdco shall take all requisite action so that, immediately after the First Merger Effective Time, the corporate name of New Holdco shall be “Meredith Media General Corporation”.

(d)     Executive Officers. Unless otherwise agreed to by Montage and Marigold prior to the First Merger Effective Time, Montage and New Holdco shall take all requisite action so that, as of the Second Merger Effective Time, the individuals listed on Schedule 1.4(e) will be appointed to the respective offices of New Holdco as designated on Schedule 1.4(e).

(e)     Continuation of Meredith Corporation Foundation. After the Closing New Holdco will continue to maintain the Meredith Corporation Foundation with contributions consistent with Marigold’s past practices.

Section 1.5     Post-Closing Contribution. Immediately following the Second Merger Effective Time, New Holdco shall cause all of the capital stock of the Marigold Surviving Corporation to be contributed to the Montage Surviving Corporation and then in turn to LIN Television Corporation, a wholly owned subsidiary of the Montage Surviving Corporation (the “Contribution”). For U.S. federal income tax purposes, it is intended that the Contribution will qualify as a tax-free reorganization described in Section 368(a)(1)(B) of the Code and, alternatively, that each contribution will be treated as a transfer described in Section 351 of the Code.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1     Conversion of Securities in the First Merger.

(a)     At the First Merger Effective Time, by virtue of the First Merger and without any action on the part of Montage, New Holdco, Merger Sub 1 or any Montage Shareholder,

(i)     each share of Montage Voting Common Stock, or fraction thereof, issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and retired and shall cease to exist, and be converted into the right to receive one (1), or equal fraction thereof, as applicable (the “Montage Voting Exchange Ratio”) fully paid, validly issued and nonassessable share of New Holdco Voting Common Stock;

(ii)     each share of Montage Non-Voting Common Stock, or fraction thereof, issued and outstanding immediately prior to the First Merger Effective Time shall be cancelled and retired and shall cease to exist, and be converted into the right to receive one (1), or equal fraction thereof, as applicable, fully paid, validly issued and nonassessable share of New Holdco Non-Voting Common Stock; and

(iii)     each share of Common Stock, no par value per share, of Merger Sub 1 issued and outstanding immediately prior to the First Merger Effective Time shall be converted into and become one (1) fully paid, validly issued and nonassessable share of Voting Common Stock, no par value per share, of the Montage Surviving Corporation.

(b)     At the First Merger Effective Time, each share of capital stock of New Holdco issued and outstanding immediately prior to the First Merger Effective Time shall remain outstanding. Immediately following the First Merger Effective Time, each share of capital stock of New Holdco owned by the Montage Surviving Corporation shall be surrendered to New Holdco without payment therefor and cancelled by New Holdco.

Section 2.2     Conversion of Securities in the Second Merger. At the Second Merger Effective Time, by virtue of the Second Merger and without any action on the part of Montage, New Holdco, Merger Sub 2, Marigold or any shareholder thereof,

(a)     subject to Section 2.6, each Marigold Common Share issued and outstanding immediately prior to the Second Merger Effective Time, other than any Marigold Cancelled Shares and any shares of Marigold Class B Common Stock that constitute Marigold Dissenting Shares, shall automatically be converted, subject to the terms, conditions and procedures set forth in this Article II, into the right to receive the following: (A) $34.57 in cash, without interest (the “Cash Consideration”), and (B) 1.5214 (the “Marigold Exchange Ratio”) validly issued, fully paid and nonassessable shares of New Holdco Voting Common Stock (the “Stock Consideration” and collectively with the Cash Consideration, the “Marigold Merger Consideration”);

(b)     each share or other security representing capital stock in Marigold held in the treasury of Marigold or owned, directly or indirectly, by Marigold or any of the Marigold Subsidiaries or Montage or any of the Montage Subsidiaries immediately prior to the Second Merger Effective Time (collectively, “Marigold Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)     each share of Common Stock, no par value per share, of Merger Sub 2 issued and outstanding immediately prior to the Second Merger Effective Time shall be converted into and become one (1) fully paid, validly issued and nonassessable share of Voting Common Stock, no par value per share, of the Marigold Surviving Corporation.

Section 2.3     Montage Stock Options and Other Stock-Based Awards.

(a)     Prior to the First Merger Effective Time, the Holdco Board, Montage and the Montage Board and the Compensation Committee of the Montage Board shall take all actions necessary so that, as of the First Merger Effective Time:

(i)     each Montage Stock Option that is outstanding immediately prior to the First Merger Effective Time shall be assumed by New Holdco and become an option (a “Montage Exchange Option”) to purchase, on the same terms and conditions (including applicable vesting requirements) as applied to each such Montage Stock Option immediately prior to the First Merger Effective Time, the number of shares of New Holdco Voting Common Stock that is equal to the number of shares of Montage Voting Common Stock subject to such Montage Stock Option immediately prior to the First Merger Effective Time, at an exercise price per share of New Holdco Voting Common Stock equal to the exercise price for each such share of Montage Voting Common Stock subject to such Montage Stock Option immediately prior to the First Merger Effective Time (including applicable vesting, exercise and expiration provisions); and

(ii)     each share of Montage Restricted Stock and each right of any kind, contingent or accrued, to receive shares of Montage Voting Common Stock or benefits measured in whole or in part by the value of a number of shares of Montage Voting Common Stock granted by Montage outstanding immediately prior to the First Merger Effective Time (including Montage DSUs, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Montage Stock Options (each, other than Montage Stock Options, a “Montage Stock-Based Award”), shall be assumed by New Holdco and become an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such Montage Stock-Based Award immediately prior to the First Merger Effective Time, with respect to the number of shares of New Holdco Voting Common Stock that is equal to the number of shares of Montage Voting Common Stock subject to the Montage Stock-Based Award immediately prior to the First Merger Effective Time (a “Montage Exchange Stock-Based Award”). For the avoidance of doubt, shares of Montage Voting Common Stock issued in connection with the settlement of Montage Stock-Based Awards which vest on or prior to the First Merger Effective Time (including vested Montage Restricted Stock) shall be treated in the manner set forth in Section 2.1(a).

(b)     New Holdco shall file, no later than fifteen (15) days after the First Merger Effective Time, an effective registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act to register shares of New Holdco Voting Common Stock issuable upon exercise of the Montage Exchange Options and Marigold Exchange Options and settlement of Montage Exchange Stock-Based Awards and Marigold Rollover Share-Based Awards.

Section 2.4     Marigold Share Options and Other Share-Based Awards. Prior to the Second Merger Effective Time, the Holdco Board, Marigold and the Marigold Board and the Compensation Committee of the Marigold Board shall take all actions necessary so that:

(a)     each Marigold Share Option that is outstanding and unexercised immediately prior to the Second Merger Effective Time shall, as of the Second Merger Effective Time, be assumed by New Holdco and become, as of the Second Merger Effective Time, an option (a “Marigold Exchange Option”) to purchase, on the same terms and conditions (including applicable exercise and expiration provisions but taking into account any acceleration of vesting as of the Second Merger Effective Time provided for under the terms of the Marigold Incentive Plans and award agreements thereunder applicable to such Marigold Share Option) as applied to each such Marigold Share Option immediately prior to the Second Merger Effective Time, shares of New Holdco Voting Common Stock, except that (i) the number of shares of New Holdco Voting Common Stock subject to the Marigold Exchange Option shall equal the product of the number of shares of Marigold Common Stock that were subject to such Marigold Share Option immediately prior to the Second Merger Effective Time multiplied by the Marigold Equity Award Exchange Ratio, with the result rounded down to the nearest whole number and (ii) the per share exercise price of each such Marigold Exchange Option will be equal to the quotient determined by dividing the exercise price per share at which such Marigold Share Option was exercisable immediately prior to the Second Merger Effective Time by the Marigold Equity Award Exchange Ratio, with the result rounded up to the nearest whole cent; and

(b)     each share of Marigold Restricted Shares and each right of any kind, contingent or accrued, to receive shares of Marigold Common Stock or benefits measured in whole or in part by the value of a number of shares of Marigold Common Stock granted by Marigold outstanding immediately prior to the Second Merger Effective Time (including restricted stock units, stock equivalent units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Marigold Share Options (each, other than Marigold Share Options, a “Marigold Share-Based Award”), shall, as of the Second Merger Effective Time, to the extent such Marigold Share-Based Award vests and its vesting restrictions lapse as of the Second Merger Effective Time in accordance with its terms, vest and all time vesting restrictions shall lapse, and, in exchange for the cancellation of such Marigold Share-Based Award, entitle the holder to the Marigold Merger Consideration, plus any accrued, but unpaid dividends and dividend equivalents with respect to each share of Marigold Common Stock subject to the Marigold Share-Based Award (the “Marigold Share-Based Award Payment”). Any Marigold Share-Based Award that does not, by its terms, vest and have all time-vesting restriction lapse as of the Second Merger Effective Time shall be referred to as the “Marigold Rollover Share-Based Awards”. The portion of any Marigold Share-Based Award Payment consisting of Cash Consideration and unpaid dividends and dividend equivalents shall be made by the Marigold Surviving Corporation, net of any applicable withholding Taxes with respect to the full amount of the Marigold Share-Based Award Payment (including both the amount of any Cash Consideration and the value of any Stock Consideration), through, to the extent applicable, the Marigold Surviving Corporation’s payroll on the next administratively practicable regular payroll date (and in any event within 20 Business Days) following the Second Merger Effective Time. Shares of New Holdco Voting Common Stock representing the portion of the Marigold Share-Based Award Payment consisting of Stock Consideration shall be issued and distributed by New Holdco to the former holders of Marigold Share-Based Awards promptly following the Second Merger Effective Time (and in any event within 20 Business Days). For the avoidance of doubt, shares of Marigold Common Stock issued in connection with the settlement of Marigold Share-Based Awards which vest on or prior to the Second Merger Effective Time (including vested Marigold Restricted Shares) shall be treated in the manner set forth in Section 2.2(a). Each Marigold Rollover Share-Based Award shall be assumed by New Holdco and shall be subject to the same terms and conditions, including applicable vesting conditions, as applied to each Marigold Rollover Share-Based Award immediately prior to the Second Merger Effective Time, except that the number of shares of New Holdco Voting Common Stock relating to each Marigold Rollover Share-Based Award shall be equal to the product of the number of shares of Marigold Common Stock that were subject to such Marigold Rollover Share-Based Award immediately prior to the Second Merger Effective Time multiplied by the Marigold Equity Award Exchange Ratio, with the result rounded down to the nearest whole number.

(c)     The Marigold Board or the Compensation Committee of the Marigold Board (or another committee duly authorized by the Marigold Board for such purpose), as applicable, shall take all actions necessary or required under the Marigold Employee Stock Purchase Plan of 2002 (the “Marigold ESPP”) and subject to applicable Law to (i) cause the Marigold ESPP not to commence an offering period to purchase Marigold Common Stock that would otherwise begin on or after the date of this Agreement or to accept payroll deductions with respect to any such offering period that would otherwise begin on or after the date of this Agreement to be used to purchase Marigold Common Stock under the Marigold ESPP, (ii) if the Second Merger Effective Time shall occur prior to the end of the offering period in existence under the Marigold ESPP on the date of this Agreement, cause the rights of participants in the Marigold ESPP with respect to any such offering period then underway under the Marigold ESPP to be determined by treating the last Business Day prior to the Second Merger Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes of the Marigold ESPP, and (ii) cause the Marigold ESPP to terminate immediately prior to and effective as of the Second Merger Effective Time. All amounts withheld by Marigold on behalf of the participants in the Marigold ESPP that have not been used to purchase Marigold Common Stock at or prior to the Second Merger Effective Time will be returned to the participants without interest pursuant to the terms of the Marigold ESPP.

(d)      Promptly following the Second Merger Effective Time, New Holdco shall pay or shall cause the Marigold Surviving Corporation to pay the aggregate cash portion of the Marigold Share-Based Award Payments as set forth in Section 2.4(b).

(e)     “Marigold Equity Award Exchange Ratio” means (i) the Marigold Exchange Ratio plus (ii) the Cash Consideration divided by the average of the daily volume weighted average price of a share of Montage Voting Common Stock on the NYSE over the twenty (20) consecutive trading days immediately prior to the date that is three (3) Business Days prior to the Closing Date.

Section 2.5     Exchange of Montage Shares. Pursuant to Section 13.1-719.1 of the VSCA, each certificate that, immediately prior to the First Merger Effective Time, represented shares of Montage Voting Common Stock or shares of Montage Non-Voting Common Stock, and all shares of Montage Voting Common Stock and Montage Non-Voting Common Stock held in book-entry form immediately prior to the First Merger Effective Time, shall, from and after the First Merger Effective Time, represent an equal number of shares of New Holdco Voting Common Stock and New Holdco Non-Voting Common Stock, respectively.

Section 2.6     Exchange of Marigold Common Shares.

(a)     Prior to the Closing Date, Montage shall appoint an agent reasonably acceptable to Marigold (the “Exchange Agent”) to act as paying and exchange agent, including for purposes of exchanging certificates representing Marigold Common Shares (the “Marigold Certificates”) (or affidavits of loss in lieu thereof) or Marigold Common Shares held in book-entry form (the “Marigold Book-Entry Securities”) for the Marigold Merger Consideration. Prior to the Second Merger Effective Time, Montage or New Holdco shall deposit or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Marigold Certificates and Marigold Book-Entry Securities, (i) shares of New Holdco Voting Common Stock sufficient in order for the Exchange Agent to distribute the Stock Consideration, and (ii) an amount of cash sufficient in order for the Exchange Agent to distribute the aggregate Cash Consideration. In addition, New Holdco shall deposit with the Exchange Agent, as necessary from time to time after the Second Merger Effective Time, any dividends or other distributions payable pursuant to Section 2.6(g) and cash in lieu of any fractional shares payable pursuant to Section 2.6(e). The shares of New Holdco Voting Common Stock and cash deposited with the Exchange Agent for the benefit of the holders of Marigold Common Shares are collectively referred to herein as the “Marigold Exchange Fund”. In connection with the foregoing, Montage and New Holdco shall enter into an Exchange Agent Agreement with the Exchange Agent, in a form reasonably acceptable to Marigold, setting forth the procedures to be used in accomplishing the deliveries and other actions contemplated by this Section 2.6.

(b)     Promptly after the Closing Date, New Holdco shall cause the Exchange Agent to mail to each holder of record of Marigold Common Shares, to the extent the holder thereof has not submitted Marigold Certificates (or affidavits of loss in lieu thereof) or Marigold Book-Entry Securities prior to the Closing Date, a letter of transmittal in a form prepared by Montage and reasonably acceptable to Marigold (a “Marigold Letter of Transmittal”) (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Marigold Certificates (or affidavits of loss in lieu thereof) or transfer of the Marigold Book-Entry Securities to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Marigold Book-Entry Securities) and instructions for use in effecting the surrender of Marigold Certificates (or affidavits of loss in lieu thereof) or Marigold Book-Entry Securities in exchange for the Marigold Merger Consideration.

(c)     Each holder of Marigold Common Shares that have been converted into the right to receive the Marigold Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Marigold Certificate (or affidavit of loss in lieu thereof), together with a properly completed Marigold Letter of Transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of book-entry transfer of Marigold Book-Entry Securities, the Marigold Merger Consideration in respect of the Marigold Common Shares represented by a Marigold Certificate (or affidavit of loss in lieu thereof) or Marigold Book-Entry Security. The shares of New Holdco Voting Common Stock constituting part of the Marigold Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is requested by a holder of Marigold Common Shares or is otherwise required under applicable Law. The Exchange Agent shall accept such Marigold Certificates (or affidavits of loss in lieu thereof) or Marigold Book-Entry Securities upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If any Marigold Merger Consideration is to be paid to a Person other than the Person in whose name the applicable Marigold Common Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that (i) either such Marigold Certificate shall be properly endorsed or such Marigold Certificate (or affidavit of loss in lieu thereof) shall otherwise be in proper form for the transfer or such Marigold Book-Entry Security shall be properly transferred, and (ii) the Person requesting such exchange shall pay to New Holdco any transfer Taxes or other Taxes required by reason of the payment of such consideration to a Person other than that of the registered holder of the Marigold Certificate (or Marigold Common Shares specified in an affidavit of loss in lieu thereof) and/or Marigold Book-Entry Security so surrendered, or such Person shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.

(d)     From and after the Second Merger Effective Time, until surrendered as contemplated by this Section 2.6, each Marigold Certificate and/or Marigold Book-Entry Security shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed Marigold Letter of Transmittal, cash and certificates or evidence of shares in book-entry form representing the Marigold Merger Consideration that the holder of such Marigold Certificate and/or Marigold Book-Entry Security is entitled to receive pursuant to Section 2.2(a), and any additional cash payment that such holder is entitled to receive pursuant to Section 2.6(e) and Section 2.6(g). No interest will be paid or will accrue on any such consideration. The issuance or payment of the Marigold Merger Consideration and the payment of any cash payment required to be made pursuant to Section 2.6(e) in respect of Marigold Common Shares in accordance with the terms of this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such Marigold Common Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 2.6(g)).

(e)     No certificates or book-entry securities representing less than one share of New Holdco Voting Common Stock shall be issued in the Second Merger as a result of the conversion provided for in Section 2.2(a), but in lieu thereof each Marigold Shareholder otherwise entitled to a fractional share of New Holdco Voting Common Stock (after aggregating the total number of shares of New Holdco Voting Common Stock that such Marigold Shareholder has the right to receive pursuant to Section 2.2(a)) shall be entitled to receive from New Holdco, in accordance with the provisions of this Section 2.6(e), a cash payment in lieu of such fractional shares equal to (i) the fraction of a share of New Holdco Voting Common Stock, as applicable, to which such Marigold Shareholder would otherwise be entitled, multiplied by (ii) the average daily volume weighted average price of a share of Montage Voting Common Stock on the NYSE over the five consecutive trading days immediately prior to the Closing Date. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to New Holdco that would otherwise be caused by the issuance of fractional shares.

(f)     After the Second Merger Effective Time, there shall be no further transfer on the records of Marigold of Marigold Common Shares which have been converted, pursuant to this Agreement, into the right to receive the consideration set forth herein, and if any Marigold Certificates (or affidavits of loss in lieu thereof) and/or Marigold Book-Entry Securities, together with a duly executed and properly completed Marigold Letter of Transmittal, are presented to the Exchange Agent, New Holdco or the Marigold Surviving Corporation for transfer they shall be cancelled and exchanged, without interest, for the Marigold Merger Consideration as provided in Section 2.2(a) (together with any cash in lieu of fractional shares pursuant to Section 2.6(e)).

(g)     No dividends or other distributions with respect to the shares of New Holdco Common Stock with a record date after the Second Merger Effective Time shall be paid to the holder of any unsurrendered Marigold Common Shares with respect to the shares of New Holdco Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by New Holdco to the Exchange Agent and shall be included in the Marigold Exchange Fund, in each case until the surrender of such Marigold Certificate (or affidavit of loss in lieu thereof) or Marigold Book-Entry Security in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Marigold Certificate or Marigold Book-Entry Security (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Second Merger Effective Time theretofore paid with respect to such shares of New Holdco Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Second Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of New Holdco Common Stock.

(h)     None of Montage, New Holdco, Merger Sub 1, Merger Sub 2, or Marigold shall be liable to any Person in respect of any shares of New Holdco Common Stock (or dividends or distributions with respect thereto) for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(i)     If any Marigold Certificate shall have been lost, stolen or destroyed, upon such Person’s (i) making of an affidavit of that fact claiming such certificate to be lost, stolen or destroyed, (ii) delivery for the benefit of New Holdco of a bond of indemnity in an amount and upon terms reasonably satisfactory to the Exchange Agent, and (iii) execution and delivery of a Marigold Letter of Transmittal, New Holdco will pay, in exchange for such lost, stolen or destroyed certificate, the amount and type of consideration to be paid in respect of each Marigold Common Share represented by such certificate in accordance with the terms of this Agreement.

(j)     Any portion of the Marigold Exchange Fund that remains unclaimed by the holders of Marigold Common Shares twelve (12) months after the Closing Date shall be returned to New Holdco, upon demand, and any such holder who has not exchanged Marigold Common Shares for the Marigold Merger Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to New Holdco for payment of the Marigold Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.6(g) and any cash in lieu of fractional shares pursuant to Section 2.6(e), in respect of such shares without any interest thereon.

Section 2.7     Withholding Rights. Each of New Holdco, Montage, the Montage Surviving Corporation, Marigold, the Marigold Surviving Corporation and any of their respective Subsidiaries (and any agent acting on behalf of any of them, including the Exchange Agent) shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under any provision of federal, state, local or non-U.S. Tax Law. Any such withheld amounts (i) shall be remitted by New Holdco, Montage, the Montage Surviving Corporation, Marigold, the Marigold Surviving Corporation or any Subsidiary of any of them (or any agent acting on behalf of any of them, including the Exchange Agent), as the case may be, to the appropriate Governmental Entity and (ii) provided that such amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.8     Adjustments. In the event that, at any time during the period from the date hereof to the Second Merger Effective Time, Marigold or Montage, as applicable, changes (or establishes a record date for changing) the number of Marigold Common Shares issued and outstanding, or the number of shares of Montage Common Stock issued and outstanding, as a result of a stock-split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares or any similar transaction, in each case other than pursuant to transactions contemplated by this Agreement, then the Marigold Merger Consideration shall be appropriately and proportionally adjusted to reflect fully the effect of such change.

Section 2.9     Dissenting Shares. The holders of each share of Marigold Class B Common Stock are entitled to rights to appraisal in the event of a merger of Marigold pursuant to Section 490.1302 of the IBCA. Accordingly, and notwithstanding anything in this Agreement to the contrary, with respect to each share of Marigold Class B Common Stock to which the holder thereof shall have properly demanded appraisal in compliance with the provisions of Section 490.1321 of the IBCA (each, a “Marigold Dissenting Share”), if any, such holder shall be entitled to payment, solely from the Marigold Surviving Corporation, of the fair value of the Marigold Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 490.1324 of the IBCA; provided, however, that (a) if any holder of Marigold Dissenting Shares, under the circumstances permitted by and in accordance with the IBCA, affirmatively withdraws its demand for appraisal of such Marigold Dissenting Shares, or (b) if any holder of Marigold Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for its shares under the IBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Marigold Class B Common Stock and such shares of Marigold Class B Common Stock shall thereupon cease to constitute Marigold Dissenting Shares and such shares of Marigold Class B Common Stock shall be converted into and represent only the right to receive the Cash Consideration and the Stock Consideration in accordance with Section 2.2. Marigold shall give Montage prompt notice of any demands received by Marigold for appraisal of shares of Marigold Class B Common Stock, withdrawals of such demands and any other instruments served pursuant to Section 490.1302 of the IBCA and shall give Montage the opportunity to participate in all negotiations and proceedings with respect thereto. Marigold shall not, without the prior written consent of Montage, make any payment with respect to, or settle or offer to settle, any such demands.

Article III

REPRESENTATIONS AND WARRANTIES OF MARIGOLD

Except (a) as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Marigold Disclosure Letter”) delivered by Marigold to Montage prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Marigold Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the Marigold SEC Documents as publicly filed by Marigold with the SEC after June 30, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Marigold hereby represents and warrants to Montage as follows:

Section 3.1     Company Organization.

(a)     Marigold is a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa. Marigold has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, except where the failure to have such power or authority or to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold.

(b)     Complete copies of the articles of incorporation and bylaws of Marigold (the “Marigold Organizational Documents”), as in effect as of the date of this Agreement, have previously been made available to Montage.

(c)     Each of the Marigold Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate or comparable power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except where the failure to be so duly organized, validly existing, duly licensed or qualified or to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold. Section 3.1(c) of the Marigold Disclosure Letter sets forth as of the date of this Agreement the name of each Marigold Subsidiary, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such Marigold Subsidiary.

(d)     As of the date of this Agreement, Marigold does not hold any interests, either directly or indirectly, in any entities (other than the shares or other Equity Interests in the Subsidiaries of Marigold as set forth on Section 3.1(c) of the Marigold Disclosure Letter).

Section 3.2     Capitalization.

(a)     As of the date hereof, the authorized shares of capital stock of Marigold consist solely of (i) 5,000,000 Marigold Preferred Shares, and (ii) 95,000,000 Marigold Common Shares, consisting of (A) 80,000,000 shares of Marigold Common Stock; and (B) 15,000,000 shares of Marigold Class B Common Stock. As of the close of business on September 3, 2015 (the “Capitalization Date”) 37,634,962 shares of Marigold Common Stock were issued and outstanding, 6,961,816 shares of Marigold Class B Common Stock were issued and outstanding and no Marigold Preferred Shares were issued or outstanding. From the close of business on the Capitalization Date through the date hereof, there have been no issuances of Marigold Common Shares or Marigold Preferred Shares other than (i) issuances of shares of Marigold Common Stock upon the conversion of shares of Marigold Class B Common Stock, or (ii) issuances of shares of Marigold Common Stock pursuant to the exercise or settlement of Marigold Equity Grants outstanding as of the Capitalization Date. As of the date of this Agreement, 24,433,023 shares of Marigold Common Stock are held in Marigold’s treasury and no other shares are owned, directly or indirectly, by Marigold or any of the Marigold Subsidiaries. All of the issued and outstanding Marigold Common Shares have been duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws. Except (i) for the right of holders of shares of Marigold Class B Common Stock to convert to shares of Marigold Common Stock and (ii) as set forth in Section 3.2(b) of the Marigold Disclosure Letter, neither Marigold nor any of the Marigold Subsidiaries has been or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares representing capital stock or any other equity securities of Marigold or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of Marigold, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares, interests or securities. Except as set forth in Section 3.2(b) of the Marigold Disclosure Letter, as of the date hereof, there are no options, restricted stock or other equity-based awards issued by Marigold or any Marigold Subsidiary currently outstanding under the Marigold Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of Marigold or any Marigold Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of capital stock of Marigold may vote. There are no outstanding agreements or other obligations of Marigold or any of the Marigold Subsidiaries requiring the registration for sale of any Marigold Common Shares, Marigold Preferred Shares or other Equity Interests in Marigold or any of the Marigold Subsidiaries.

(b)     Section 3.2(b) of the Marigold Disclosure Letter sets forth, as of the close of business on the Capitalization Date, the number of outstanding options to purchase shares of Marigold Common Stock issued under the Marigold Incentive Plans (“Marigold Share Options”), the number of outstanding restricted stock units with respect to shares of Marigold Common Stock issued under the Marigold Incentive Plans (“Marigold RSUs”), the number of outstanding stock equivalent units convertible into shares of Marigold Common Stock issued under the Marigold Deferred Compensation Plan (the “Marigold Stock Equivalents”) and the number of restricted stock awards of shares of Marigold Common Stock outstanding under the Marigold Incentive Plans (“Marigold Restricted Shares”, and together with the Marigold Share Options, the Marigold RSUs and the Marigold Stock Equivalents, the “Marigold Equity Grants”). As of the close of business on the Capitalization Date, the weighted average exercise price of the Marigold Share Options outstanding as of that date was $41.06. Section 3.2(b) of the Marigold Disclosure Letter sets forth, (x) with respect to each grant of Marigold Restricted Shares, the date of grant, the number of shares of Marigold Restricted Shares issued and any applicable vesting schedule, (y) with respect to each Marigold Share Option, the date of grant, the number of shares of Marigold Common Stock that are reserved with respect to such Marigold Share Option and the exercise price thereof, the portion of each such Marigold Share Option that is vested, any applicable vesting schedule and the expiration date and (z) with respect to each Marigold RSU or Marigold Stock Equivalent, the date of grant, the number of shares of Marigold Common Stock that are reserved with respect to such Marigold Stock Equivalent and any applicable vesting schedule. Since the close of business on the Capitalization Date, no Marigold Equity Grants have been issued, made or granted.

(c)     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Marigold Subsidiary, other than the Marigold Sharing Company, are owned by Marigold, either directly or through ownership of another wholly owned Marigold Subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (“Liens”) (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws. None of Marigold or any of the Marigold Subsidiaries have been or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity security of any Marigold Subsidiary or any rights to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Marigold directly or indirectly owns that number and percentage of issued and outstanding shares of capital stock or other equity ownership interests of the Marigold Sharing Company, free and clear of all Liens, as set forth on Section 3.2(c) of the Marigold Disclosure Letter.

Section 3.3     Authority; No Violation.

(a)     Marigold has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Marigold of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate actions on the part of Marigold. Except for the Required Marigold Vote, the calling of the Marigold Shareholder Meeting, and the filing of the Articles of Second Merger with the ISS, no corporate proceedings on the part of Marigold or vote, consent or approval of the Marigold Shareholders is necessary to adopt this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Marigold and (assuming due authorization, execution and delivery by Montage, New Holdco, Merger Sub 1 and Merger Sub 2) constitutes the valid and binding obligation of Marigold, enforceable against Marigold in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). On or prior to the date hereof, the Marigold Board adopted resolutions (i) determining that this Agreement, the Iowa Plan of Merger and the transactions contemplated hereby and thereby, including the Second Merger, are advisable, fair to, and in the best interests of, Marigold and the Marigold Shareholders, (ii) approving and declaring the advisability of this Agreement, the Iowa Plan of Merger and the transactions contemplated hereby and thereby, including the Second Merger, and (iii) subject to the terms and conditions of Section 6.10, recommending that the Marigold Shareholders vote to adopt this Agreement.

(b)     None of the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Marigold with any of the terms or provisions hereof or thereof will (i) violate any provision of the Marigold Organizational Documents or (ii) assuming that the consents, approvals and filings referred to in clauses (i) through (iv) of Section 3.5 are duly obtained and/or made, (A) violate any Law or Order applicable to Marigold, any of the Marigold Subsidiaries or any of their respective properties or assets, (B) violate, conflict with, require any consent under, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or change adversely any right or obligation under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other binding instrument or obligation, whether written or unwritten (collectively, “Contracts”), to which Marigold or any of the Marigold Subsidiaries is a party, or (C) result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Marigold or any of the Marigold Subsidiaries, except, with respect to clause (ii), as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Marigold.

Section 3.4     SEC Filings; Financial Statements.

(a)     Since July 1, 2013, Marigold has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Marigold with the SEC (the “Marigold SEC Documents”). As of their respective dates, the Marigold SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Marigold SEC Documents and, except to the extent that information contained in such Marigold SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Marigold SEC Document, none of Marigold SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The consolidated financial statements (including any related notes and schedules) contained or incorporated by reference in Marigold SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Marigold and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Marigold and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Marigold and its Subsidiaries. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of Marigold.

(c)     Marigold maintains, and at all times since July 1, 2014 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Marigold and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Marigold; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Marigold’s management has completed an assessment of the effectiveness of Marigold’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2015, and, except as set forth in Marigold SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Marigold’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Marigold maintained effective internal control over financial reporting as of June 30, 2015. To the knowledge of Marigold, except as set forth in the Marigold SEC Documents filed prior to the date of this Agreement, since July 1, 2014, Marigold’s independent registered accountant has not identified or been made aware of: any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Marigold; any illegal act or fraud, whether or not material, that involves the management or other employees of Marigold; or any claim or allegation regarding any of the foregoing.

(d)     Marigold maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in Marigold’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Marigold’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Marigold and the principal financial officer of Marigold to make the certifications required under the Exchange Act with respect to such reports. Marigold is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(e)     None of the Marigold or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Marigold in any of Marigold’s published financial statements or other Marigold SEC Documents.

(f)     As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Marigold SEC Documents. To the knowledge of Marigold, none of the Marigold SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Marigold.

(g)     Each document required to be filed by Marigold with the SEC in connection with the transactions contemplated by this Agreement (the “Marigold Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Marigold Disclosure Documents, at the time of the filing of such Marigold Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)     The information with respect to Marigold that Marigold provides to Montage in writing specifically for use in the proxy statement relating to the Montage Shareholder Meeting and the Marigold Shareholder Meeting jointly prepared by Montage and Marigold (including any amendment or supplement thereto or document incorporated by reference therein, the “Joint Proxy Statement/Prospectus”) that will be sent to the shareholders of Marigold in connection with Marigold Shareholders’ meeting shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Marigold or at the time of Marigold Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)     Notwithstanding the foregoing clauses (a) through (g) in Section 3.4, Marigold makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Montage, New Holdco, Merger Sub 1 or Merger Sub 2 for inclusion or incorporation by reference in Marigold Disclosure Documents or the Joint Proxy Statement/Prospectus.

Section 3.5     Consents and Approvals. None of the execution and delivery of this Agreement or the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will require Marigold or any of its Affiliates to make, deliver or obtain any notice or Permit with, to or from any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization (each a “Governmental Entity”) prior to or as of the Second Merger Effective Time in connection with the execution and delivery of this Agreement and any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing by Marigold of the Articles of Second Merger with, and the acceptance of the Articles of Second Merger by, the ISS, (ii) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports, extensions of waivers or informational filings required in connection therewith under the Communications Act and the FCC Rules, (iv) any filings under the Securities Act or the Exchange Act, including the Joint Proxy Statement/Prospectus, or pursuant to the rules of the NYSE, and (v) any such notice or Permit the failure of which to make, deliver or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Marigold and would not be reasonably likely to prevent or materially delay the consummation by Marigold of the Second Merger.

Section 3.6     Broker’s Fees. Neither Marigold nor any Marigold Subsidiary has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Mergers or other transactions contemplated by this Agreement or the other Transaction Documents, other than BDT & Company and Moelis & Company, and the agreements with respect to such engagement has previously been made available to Montage.

Section 3.7     Absence of Certain Changes or Events. Between June 30, 2015 and the date hereof, (i) Marigold and the Marigold Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) neither Marigold nor any of the Marigold Subsidiaries has taken any action that would require the consent of Montage pursuant to Section 5.2 had such action occurred after the date of this Agreement and prior to the Closing. Since June 30, 2015, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Marigold.

Section 3.8     Legal Proceedings. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Marigold, there are no (i) actions, claims, suits, arbitrations, investigations or proceedings (each, an “Action”) pending (or, to the Knowledge of Marigold, threatened) against Marigold or any of the Marigold Subsidiaries, or any of their respective properties, at law or in equity, or (ii) orders, judgments, injunctions, awards, stipulations, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (collectively, “Orders”), against Marigold or any of the Marigold Subsidiaries or any of their respective properties.

Section 3.9     Taxes.

(a)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold: (i) Marigold and each of the Marigold Subsidiaries have timely filed all Tax Returns that were required to be filed, and all such Tax Returns were correct and complete in all respects and prepared in compliance with applicable Laws; (ii) Marigold and each of the Marigold Subsidiaries have paid in full on a timely basis all Taxes due and payable, whether or not shown on any Tax Return, and have made adequate provision in accordance with GAAP on the Marigold SEC Documents for any Taxes not yet payable as of the respective dates of the Marigold SEC Documents; (iii) Marigold and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and have timely collected, deducted or withheld and paid over to the appropriate Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws; (iv) there is no outstanding assessment or deficiency of Tax asserted in writing against Marigold or any of the Marigold Subsidiaries; (v) neither Marigold nor any of the Marigold Subsidiaries has been informed in writing by any jurisdiction where Marigold or a Marigold Subsidiary does not file Tax Returns that the jurisdiction believes that Marigold or the Marigold Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction; (vi) there are no Liens with respect to Taxes upon any of the assets or properties of Marigold or any of the Marigold Subsidiaries, other than Permitted Liens; (vii) neither Marigold nor any of the Marigold Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and (viii) neither Marigold nor any of the Marigold Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date or (E) election by Marigold or any of the Marigold Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(b)     Neither Marigold nor any of the Marigold Subsidiaries: (i) has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) has requested any extension of time within which to file any Tax Return (other than routine extensions of not more than 6 months beyond the otherwise applicable due date), which Tax Return has not yet been filed; (iii) has executed or filed any power of attorney with any taxing authority, which is still in effect; (iv) has any liability for any Taxes of any Person (other than Marigold or the Marigold Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), as a transferee or successor, by contract or otherwise; or (v) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority. No examination or audit of any Tax Return of Marigold or any of the Marigold Subsidiaries, or with respect to any Taxes due from Marigold or any of the Marigold Subsidiaries, by any taxing authority is in progress or threatened.

(c)     Marigold and each of the Marigold Subsidiaries have made available to Montage complete and accurate copies of all U.S. federal and applicable state and local income Tax Returns filed for taxable years ending on or after June 30, 2012.

(d)     Neither Marigold nor any of the Marigold Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Marigold).

(e)     Marigold has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)     Neither Marigold nor any of the Marigold Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Marigold or any of the Marigold Subsidiaries been distributed in a transaction to which Section 355 of the Code applies.

(g)     Neither Marigold nor any of the Marigold Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, or any other “reportable transaction” within the meaning of such Treasury Regulation.

(h)     Neither Marigold nor any of the Marigold Subsidiaries has taken or agreed to take any action nor is Marigold aware of any agreement, plan or other circumstance that would prevent the First Merger and the Second Merger, taken together, from qualifying as a transaction described in Section 351 of the Code.

(i)     As of June 30, 2015, the Marigold consolidated group had net operating loss carryforwards of approximately $8.7 million for U.S. federal income Tax purposes (the “Marigold NOL Carryforwards”). None of the Marigold NOL Carryforwards is subject to any limitation under Treasury Regulation Sections 1.1502-15 or 1.1502-21. As of the date of this Agreement (x) the Marigold NOL Carryforwards are subject to limitation under Section 382 of the Code and (y) the limitations are such that substantially all of the Marigold NOL Carryforwards are expected to be available for use prior to their expiration.

Section 3.10     Employee Benefits.

(a)     Section 3.10(a) of the Marigold Disclosure Letter includes a complete list of all material Marigold Benefit Plans and all Material Marigold Employment Agreements.

(b)     With respect to each Marigold Benefit Plan, Marigold has delivered or made available to Montage a true, correct and complete copy of: (i) each writing constituting a part of such Marigold Benefit Plan; (ii) the current summary plan description, if any (in each case, whether or not required to be furnished under ERISA); (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent determination letter from the IRS, if any; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any such Marigold Benefit Plan, if any; (vii) the most recent nondiscrimination test reports for each applicable Marigold Benefit Plan; and (viii) all material communications received in writing from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor, or any other Governmental Entity. Marigold has delivered or made available to Montage a correct and complete copy of each Material Marigold Employment Agreement.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, all contributions required to be made to any Marigold Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable prior to the Closing with respect to insurance policies funding any Marigold Benefit Plan have been, or by the Closing will have been, timely made or paid in full.

(d)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold, (i) with respect to each Marigold Benefit Plan and Marigold Employment Agreement, Marigold and the Marigold Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Marigold Benefit Plans, (ii) each Marigold Benefit Plan and Marigold Employment Agreement has been administered in all respects in accordance with its terms, (iii) none of Marigold, the Marigold Subsidiaries, their ERISA Affiliates or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Marigold Benefit Plans or their related trusts, Marigold, any of the Marigold Subsidiaries, any of their respective ERISA Affiliates or any person that Marigold or any of the Marigold Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and (iv) Marigold does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e)     Section 3.10(e) of the Marigold Disclosure Letter identifies each Marigold Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Marigold Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Marigold Qualified Plan and the related trust that has not been revoked or Marigold is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Marigold, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Marigold Qualified Plan or the related trust that cannot be corrected without material liability to Marigold.

(f)     Section 3.10(f) of the Marigold Disclosure Letter lists each Marigold Benefit Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code (each, a “Marigold Pension Plan”). With respect to each Marigold Pension Plan, (i) such plan is not in “at risk status” as defined in Section 430(i) of the Code; and (ii) each such plan satisfies the minimum funding standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained. No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code has been or is reasonably expected to be incurred by Marigold or any of its ERISA Affiliates (other than for the payment of premiums), and there are no premium payments which have become due that are unpaid.

(g)     No Marigold Benefit Plan is a Multiemployer Plan or a plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and none of Marigold, the Marigold Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred, or reasonably expects to incur, any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(h)     Marigold and the Marigold Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Marigold and the Marigold Subsidiaries. No Marigold Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, any Marigold Benefit Plan or Marigold Employment Agreement that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(i)     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Marigold or any of the Marigold Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any payment or benefit that will or may be made by Marigold or the Marigold Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Marigold or any of the Marigold Subsidiaries as a result of the imposition of excess taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(j)     Section 3.10(j) of the Marigold Disclosure Letter contains a true and complete list of all collective bargaining agreements, memoranda of understanding or other tariff, trade, union, collective or similar agreements or arrangements to which Marigold or any of the Marigold Subsidiaries is a party or to which any of their current or former employees is subject (collectively, the “Marigold Labor Agreements”). Marigold has provided or made available to Montage true and complete copies of each Marigold Labor Agreement. No material labor strike or organized work stoppage against Marigold or any of the Marigold Subsidiaries has occurred during the past two (2) years, is currently occurring, or, to the Knowledge of Marigold, is threatened. There are no material disputes pending or, to the Knowledge of Marigold, threatened, between Marigold or any of the Marigold Subsidiaries and any of their employees, directors, consultants or independent contractors. No labor organization or group of employees of Marigold or any of the Marigold Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Marigold, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Marigold, there are no current union organization activities or representation questions involving employees, of Marigold or any of the Marigold Subsidiaries.

(k)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold, each of Marigold and the Marigold Subsidiaries is in compliance with all Marigold Labor Agreements and applicable Laws respecting employment and employment practices, immigration, terms and conditions of employment, discrimination, workers’ compensation, wages and hours, the collection and payment of withholding or social security taxes, and occupational safety and health.

(l)     Except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Marigold, none of Marigold or any of the Marigold Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Marigold or any of the Marigold Subsidiaries (each, a “Marigold Contingent Worker”) and no Marigold Contingent Worker has been improperly excluded from any Marigold Benefit Plan.

(m)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, there are no pending or, to the Knowledge of Marigold, threatened, actions, suits or claims with respect to any Marigold Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Marigold Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of Marigold, threatened, by the IRS, Department of Labor, or other Governmental Entity with respect to any Marigold Benefit Plan.

Section 3.11     Compliance with Law; Permits.

(a)     Marigold and each of the Marigold Subsidiaries is in compliance with and since January 1, 2013, has been in compliance with and is not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to any of them or any of their applicable businesses or operations (other than Tax Laws, which are the subject of Section 3.9), except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, (i) Marigold and the Marigold Subsidiaries have all Permits that are reasonably necessary to enable Marigold and the Marigold Subsidiaries to carry on their businesses as they are now being conducted, (ii) all such Permits are in full force and effect, and (iii) Marigold and the Marigold Subsidiaries are not in violation or breach of, or default under, any of the terms and conditions of its Permits.

(c)     Marigold or the Marigold Subsidiaries identified on Section 3.11(c) of the Marigold Disclosure Letter, as the case may be, are the holders of the Marigold Station Licenses, which constitute all of the Marigold FCC Licenses material to the business and operation of the Marigold Stations. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, the Marigold Station Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, Marigold and the Marigold Subsidiaries (i) operate each Marigold Station and have operated each Marigold Station in compliance with the Communications Act and the FCC Rules and the applicable Marigold Station Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Marigold Station Licenses, (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Marigold Station, and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Marigold Station Licenses or construction Permits issued to modify the Marigold Station Licenses to the extent required to be completed as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, to the Knowledge of Marigold, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Marigold Stations, other than proceedings affecting broadcast stations generally. Except as may be permitted by Section 6.3(e)(iii) or as listed in Section 3.11(c) of the Marigold Disclosure Letter, neither Marigold nor any of the Marigold Subsidiaries, nor any of the Marigold Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Marigold Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement. There is not (i) pending, or, to the Knowledge of Marigold, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Marigold FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Marigold Stations, Marigold or any Marigold Subsidiary with respect to the Marigold Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Marigold Station Licenses. The Marigold Station Licenses have been issued for the terms expiring as indicated on Section 3.11(c) of the Marigold Disclosure Letter and the Marigold Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Marigold Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 3.11(c) of the Marigold Disclosure Letter. Except as set forth in Section 3.11(c) of the Marigold Disclosure Letter, neither Marigold’s entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Marigold or for any of the Marigold Stations.

Section 3.12     Certain Contracts.

(a)     Except for this Agreement and the Transaction Documents and any agreements contemplated hereby or thereby, as of the date hereof, neither Marigold nor any of the Marigold Subsidiaries is a party to or bound by:

(i)     any Contract relating to material Indebtedness of Marigold or any of the Marigold Subsidiaries (other than such Contracts between Marigold and its wholly owned Subsidiaries);

(ii)     any Contract under which Marigold or any of the Marigold Subsidiaries has directly, or indirectly, made any loan, capital contribution or other investment in, any Person (other than (w) any such Contract pursuant to which there are no outstanding obligations, (x) extensions of credit in the ordinary course of business, (y) investments in marketable securities in the ordinary course of business, and (z) investments by Marigold or its wholly owned Subsidiaries in wholly owned Subsidiaries of Marigold);

(iii)     any Contract that limits or purports to limit or restrict in any material respect the ability of Marigold or any of the Marigold Subsidiaries or Affiliates (including New Holdco and its Subsidiaries after the Second Merger) to compete in any business or geographic area;

(iv)     any material partnership, joint venture, limited liability company or similar Contract;

(v)     any Contract that is a local marketing agreement, joint sales agreement, shared services agreement or similar agreement;

(vi)     any Contract relating to Program Rights under which it would reasonably be expected that Marigold and the Marigold Subsidiaries would make annual payments of $500,000 or more during any twelve (12) month period or the remaining term of such Contract;

(vii)     any network affiliation Contract or similar Contract;

(viii)     any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 10,000 paid subscribers with respect to each Marigold Station;

(ix)     any material Barter Agreement;

(x)     any material Contract with a Governmental Entity;

(xi)     any Contract for the acquisition, sale, lease or license of any material business or properties or assets of or by Marigold or any of the Marigold Subsidiaries outside of the ordinary course of business (by merger, purchase or sale of assets or stock) entered into since July 1, 2012 or any Contract for any acquisition of any material business or properties or assets by Marigold or any of the Marigold Subsidiaries pursuant to which Marigold or any of the Marigold Subsidiaries has any outstanding “earn-out” or other obligation to pay consideration;

(xii)     any Contract governing a Marigold Related Party Transaction;

(xiii)     any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of Marigold;

(xiv)     any registration rights agreements with respect to securities of Marigold; or

(xv)     any other Contract or series of related Contracts under which it would reasonably be expected that Marigold and the Marigold Subsidiaries would receive or make annual payments of $1,000,000 or more during any twelve (12) month period or the remaining term of such Contract;

(the Contracts of the type described in clauses (i) through (xv) above being referred to herein as the “Marigold Material Contracts”). Each Marigold Material Contract (including all amendments and supplements thereto) as in effect as of the date hereof is listed on Section 3.12(a) of the Marigold Disclosure Letter and has heretofore been made available to Montage.

(b)     With respect to each of the Marigold Material Contracts, (i) except to the extent it has expired in accordance with its terms, such Marigold Material Contract is valid and binding on Marigold or the Marigold Subsidiaries, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) none of Marigold or any of the Marigold Subsidiaries or, to the Knowledge of the Marigold, any other party to such Marigold Material Contract, is in material breach or material violation of, or in material default under, such Marigold Material Contract, and (iii) to the Knowledge of Marigold, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Marigold Material Contract.

Section 3.13     Undisclosed Liabilities. Neither Marigold nor any of the Marigold Subsidiaries has any Liabilities, except for (i) those Liabilities that are reflected, accrued or reserved against in the consolidated balance sheet (or fairly summarizes in the notes thereto) of Marigold included in Marigold’s Annual Report on Form 10-K for the year ended June 30, 2015 publicly filed with the SEC prior to the date hereof (including any notes thereto), (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course since June 30, 2015, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on Marigold or any of the Marigold Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Marigold.

Section 3.14     Property.

(a)     Section 3.14(a) of the Marigold Disclosure Letter identifies, as of the date hereof:

(i)     All material real properties (by name and location) owned by Marigold or any Marigold Subsidiary (the “Marigold Owned Property”);

(ii)     all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by Marigold or any Marigold Subsidiary as lessee, sublessee or occupant (such properties, the “Marigold Leased Property” and such leases, subleases and occupancy agreements, the “Marigold Lessee Agreements”). The Marigold Owned Property and the Marigold Leased Property are referred to herein collectively as the “Marigold Real Property”; and

(iii)     all material leases, subleases and occupancy agreements for Marigold Real Property to which Marigold or any Marigold Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Marigold Lessor Agreements”). Each Marigold Lessee Agreement and Marigold Lessor Agreement (including all amendments and supplements thereto) as in effect on the date hereof has heretofore been made available to Montage.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, (i) (x) Marigold or the Marigold Subsidiaries have good and marketable title to the Marigold Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Marigold Leased Property, sufficient to allow each of Marigold and the Marigold Subsidiaries to conduct their business as currently conducted, and (y) there are no existing, pending, or to the Knowledge of Marigold, threatened condemnation, eminent domain or similar proceedings affecting any of the Marigold Real Property, and (ii) with respect to each of the Marigold Lessee Agreements and Marigold Lessor Agreements, (x) such Marigold Lessee Agreement or Marigold Lessor Agreement is valid and binding on Marigold or the Marigold Subsidiaries, as applicable, (y) none of Marigold or any of the Marigold Subsidiaries or, to the Knowledge of the Marigold, any other party to such Marigold Lessee Agreement or Marigold Lessor Agreement, is in breach or violation of, or in default under, such Marigold Lessee Agreement or Marigold Lessor Agreement and (z) to the Knowledge of Marigold, no event has occurred which would result in such a breach or violation of, or a default under, such Marigold Lessee Agreement or Marigold Lessor Agreement.

(c)     Each of Marigold and the Marigold Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute the Marigold Real Property (other than Intellectual Property), (i) has valid title to all properties reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens) and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 3.15     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, (i) Marigold and each of the Marigold Subsidiaries (1) is in compliance in all respects with all applicable Environmental Laws and (2) has obtained all Environmental Permits necessary for their operations as currently conducted, each of which is valid and in good standing, and has timely made all appropriate filings for issuance of such Environmental Permits; (ii) there have been no Releases of any Hazardous Materials at any real property currently owned, leased, operated or controlled by Marigold or any of the Marigold Subsidiaries or, to the Knowledge of Marigold, at any real property formerly owned, leased, operated or controlled by Marigold or any of the Marigold Subsidiaries, in each case, that are reasonably likely to impose liability or other obligations on Marigold or any of the Marigold Subsidiaries under any Environmental Laws for any investigation, corrective action, remediation or monitoring with respect to such Releases; (iii) there are no Environmental Claims pending or, to the Knowledge of Marigold, threatened against Marigold or any of the Marigold Subsidiaries; (iv) neither Marigold nor any of the Marigold Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Marigold or any Marigold Subsidiary under any Environmental Law; and (v) neither Marigold nor any of the Marigold Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim, or any liability under any Environmental Law, against Marigold or any of the Marigold Subsidiaries.

Section 3.16     State Takeover Laws. Assuming the accuracy of the representation and warranty set forth in Section 4.24, the Marigold Board has taken all action required to be taken by the Marigold Board to exempt this Agreement and the transactions contemplated hereby from any applicable “business combination” or any other takeover or anti-takeover statute under the IBCA.

Section 3.17     Insurance. Marigold has made available to Montage copies of all material insurance policies covering the assets, businesses, equipment, properties, operations, employees, officers and directors of Marigold and the Marigold Subsidiaries as of the date of this Agreement, a list of which is set forth on Section 3.17 of the Marigold Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, each such policy is in full force and effect and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods, and Marigold and the Marigold Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.

Section 3.18     Intellectual Property.

(a)     Section 3.18(a) of the Marigold Disclosure Letter sets forth a true, correct and complete list of patents, trademarks (including service marks and domain names), and copyrights that are owned by and material to Marigold or the Marigold Subsidiaries and that are registered or subject to pending applications for registration. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, Marigold or the Marigold Subsidiaries own all right, title and interest in and to, free of all Liens other than Permitted Liens, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of Marigold and the Marigold Subsidiaries taken as a whole as conducted as of the date of this Agreement (the “Marigold IP”). To the Knowledge of Marigold, (i) each material registration included in Marigold IP and set forth in Section 3.18(a) of the Marigold Disclosure Letter is valid and enforceable and (ii) each material registration and material pending application for registration included in Marigold IP and set forth in Section 3.18(a) of the Marigold Disclosure Letter is subsisting.

(b)     To the Knowledge of Marigold, (i) no Marigold IP owned by Marigold or a Marigold Subsidiary is being infringed, misappropriated or otherwise violated by any third party, and (ii) neither Marigold nor any Marigold Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to result in material liability for Marigold or any Marigold Subsidiary. Marigold and the Marigold Subsidiaries have complied in all material respects with all applicable requirements in Section 512 of Title 17 of the United States Code to qualify for a limitation on liability for copyright infringement. To the Knowledge of Marigold, (A) neither Marigold nor any Marigold Subsidiary has received notice of any claim alleging that Marigold or any Marigold Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party during the past year, and (B) there are no claims against Marigold or any Marigold Subsidiary presently pending, or threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property. Neither Marigold nor any Marigold Subsidiary is a party to any outstanding Order that restricts, in a way material to the business of Marigold and the Marigold Subsidiaries, the use or ownership of any Marigold IP owned or purported to be owned by Marigold or any Marigold Subsidiary, and, to the Knowledge of Marigold, neither Marigold nor any Marigold Subsidiary is otherwise subject to any such outstanding Order.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, to the Knowledge of Marigold, there is no pending, or threatened in writing, claim or dispute regarding or disputing the ownership, registrability or enforceability, or use by Marigold or any Marigold Subsidiary, of any Marigold IP owned or purported to be owned by Marigold or a Marigold Subsidiary, excluding any office actions issued by a relevant Governmental Entity in the ordinary course of prosecution of any applications for registration of any Intellectual Property.

(d)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold, with respect to each work of authorship published or otherwise distributed by Marigold or a Marigold Subsidiary, Marigold or a Marigold Subsidiary is party to a written agreement pursuant to which Marigold or a Marigold Subsidiary is the owner of the copyright in such work of authorship or is otherwise granted sufficient rights under the copyright in such work of authorship to permit all past, current and contemplated use thereof by Marigold and the Marigold Subsidiaries.

Section 3.19     Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among Marigold and its wholly owned Subsidiaries, or that relate solely to director or employee compensation and/or benefits in the ordinary course of business, no (x) officer or director of Marigold or any of the Marigold Subsidiaries, or (y) to the Knowledge of Marigold, Affiliate of Marigold or any of such Affiliate’s Subsidiaries, or officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with Marigold or any of the Marigold Subsidiaries or has any interest in any property or asset of Marigold or any of the Marigold Subsidiaries, or (ii) to the Knowledge of Marigold, beneficially owns a controlling Equity Interest in a party of the type described in clause (i) above, in the case of clause (i) and (ii), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Marigold SEC Documents (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Marigold Related Party Transaction”).

Section 3.20     Certain Business Practices. Since December 31, 2014, none of Marigold, any of the Marigold Subsidiaries, and, to the Knowledge of Marigold, any director, officer, employee or agent of Marigold or any of the Marigold Subsidiaries with respect to any matter relating to of Marigold or any of the Marigold Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Marigold.

Section 3.21     Vote Required. The affirmative vote of (a) holders of a majority of the votes cast by the holders of the outstanding shares of Marigold Common Stock, voting as a single class, (b) holders of a majority of the votes cast by the holders of outstanding shares of Marigold Class B Common Stock, voting as a single class and (c) holders of a majority of the votes cast by the holders of the outstanding shares of Marigold Common Stock and Marigold Class B Common Stock, voting together as a single class, in the case of each of (a), (b) and (c), at a meeting of the Marigold Shareholders where a quorum is present (collectively, the “Required Marigold Vote”), are the only votes of the holders of any class or series of shares of capital stock of Marigold necessary to adopt this Agreement.

Section 3.22     MVPD Matters. Section 3.22 of the Marigold Disclosure Letter contains, as of the date hereof, a list of all retransmission consent agreements with MVPDs with more than 10,000 paid subscribers with respect to each Marigold Station. To the Knowledge of Marigold, Marigold or the applicable Marigold Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 25,000 paid subscribers in any of the Marigold Stations’ Markets. Since December 31, 2014 and until the date hereof, (x) no such MVPD has provided written notice to Marigold or any Marigold Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Marigold, sought any form of relief from carriage of a Marigold Station from the FCC, (y) neither Marigold nor any Marigold Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a Marigold Station from carriage or to change such Marigold Station’s channel position and (z) neither Marigold nor any Marigold Subsidiary has received written notice of a petition seeking FCC modification of any Market in which a Marigold Station is located.

Section 3.23     Opinion of Financial Advisor. The Marigold Board has received the opinion of Moelis & Company LLC, financial advisor to Marigold, dated September 7, 2015, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth in such opinion, the Marigold Merger Consideration to be received by holders of Marigold Common Shares in the Second Merger is fair from a financial point of view to such holders, other than holders of Marigold Cancelled Shares, the Marigold Dissenting Shares and the Marigold Major Shareholders. Marigold will, following the execution of this Agreement, make available to Montage, solely for informational purposes, a signed copy of such opinion.

Section 3.24     Marigold Ownership of Montage Capital Stock. As of the date hereof, neither Marigold nor any Marigold Subsidiary nor any “affiliate” or “associate” of Marigold “beneficially owns” (as such terms are defined in Articles 14 and 14.1 of the VSCA) any shares of capital stock of Montage or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Montage, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. During the three (3) year period prior to the date of this Agreement, neither Marigold nor any Marigold Subsidiary nor any “affiliate” or “associate” of Marigold “beneficially owned” (as such terms are defined in Articles 14 and 14.1 of the VSCA) 10% or more of the outstanding shares of any class of Montage Common Stock.

Section 3.25     Marigold Sharing Company. Montage acknowledges that Marigold neither controls, nor necessarily has knowledge concerning the operations of, the Marigold Sharing Company. Accordingly, the information provided in the Marigold Disclosure Letter respecting the Marigold Sharing Company may be incomplete or inaccurate, but solely as a matter of contract risk allocation, and taking into account the materiality qualifiers set forth therein, Marigold has nevertheless agreed to make the representations and warranties respecting the Marigold Sharing Company on the condition that Montage acknowledge the limited amount of information available to Marigold respecting the Marigold Sharing Company.

Section 3.26     No Other Marigold Representations and Warranties. Except for the representations and warranties made by Marigold in this Article III (as qualified by the applicable items disclosed in the Marigold Disclosure Letter) or in any other Transaction Documents, neither Marigold nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Marigold or the Marigold Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Marigold or the Marigold Subsidiaries or any other matter furnished or provided to Montage or made available to Montage in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Marigold and the Marigold Subsidiaries disclaim any other representations or warranties, whether made by the Marigold Shareholders, Marigold, any Marigold Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in this Article III (as qualified by the applicable items disclosed in the Marigold Disclosure Letter), Marigold and its Affiliates hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Montage or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Montage by any director, officer, employee, agent, consultant, or representative of the Marigold Shareholders, Marigold, any Marigold Subsidiary or any of their respective Affiliates). Montage acknowledges and agrees that, except for the representations and warranties made by Marigold in this Article III (as qualified by the applicable items disclosed in the Marigold Disclosure Letter) or in any other Transaction Document, neither Marigold nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect with respect to or on behalf of Marigold or the Marigold Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Marigold or the Marigold Subsidiaries or any other matter furnished or provided to Montage or made available to Montage in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Montage specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Marigold and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MONTAGE

Except (a) as specifically disclosed in a correspondingly numbered section of the disclosure letter (the “Montage Disclosure Letter”) delivered by Montage to Marigold prior to the execution of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Montage Disclosure Letter shall be deemed disclosed with respect to any section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face), or (b) as disclosed in the Montage SEC Documents publicly filed with the SEC after December 31, 2013 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), Montage hereby represents and warrants to Marigold as follows:

Section 4.1     Corporate Organization.

(a)     Montage is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, New Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia, Merger Sub 1 is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Virginia and Merger Sub 2 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Iowa. Montage has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, except where the failure to have such power or authority or to be so licensed or qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Montage.

(b)     Complete copies of the articles of incorporation and bylaws of Montage (the “Montage Organizational Documents”), as in effect as of the date of this Agreement, have previously been made available to Marigold.

(c)     Each of the Montage Subsidiaries (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate or comparable power and authority to own or lease its properties and assets and to carry on its business as now conducted, in each case, except where the failure to be so duly organized, validly existing, duly licensed or qualified or to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on Montage. Section 4.1(c) of the Montage Disclosure Letter sets forth as of the date of this Agreement the name of each Montage Subsidiary, the percentage ownership represented by such capital stock or other equity ownership interest and the jurisdiction of incorporation or formation of such Montage Subsidiary.

(d)     Each of New Holdco, Merger Sub 1 and Merger Sub 2 was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the Equity Interests of New Holdco are owned directly by Montage and all of the Equity Interests of Merger Sub 1 and Merger Sub 2 are owned directly by New Holdco. Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement (including the Transaction Financing), New Holdco and Merger Sub 1 have not, and will not have prior to the First Merger Effective Time, and Merger Sub 2 has not, and will not have prior to the Second Merger Effective Time, incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(e)     As of the date of this Agreement, Montage does not hold any interests, either directly or indirectly, in any other entities (other than the shares or other Equity Interests in Subsidiaries of Montage as set forth on Section 4.1(c) of the Montage Disclosure Letter).

Section 4.2     Capitalization.

(a)     As of the date of this Agreement, the authorized capital stock of Montage consists solely of 400,000,000 shares of Montage Voting Common Stock, 400,000,000 shares of Montage Non-Voting Common Stock, and 50,000,000 shares of Preferred Stock, with no par value (“Montage Preferred Stock”). As of the close of business on August 31, 2015 (the “Montage Capitalization Date”), 127,707,602 shares of Montage Voting Common Stock were issued and outstanding and no shares of Montage Non-Voting Common Stock were issued and outstanding and no shares of Montage Preferred Stock were issued and outstanding. There are no fractional shares of Montage Voting Common Stock, Montage Non-Voting Common Stock or Montage Preferred Stock outstanding. From the close of business on the Montage Capitalization Date through date hereof, there have been no issuances of shares of capital stock of Montage other than (i) issuances of shares of Montage Voting Common Stock upon the conversion of shares of Montage Non-Voting Common Stock or issuances of shares of Montage Non-Voting Common Stock upon the conversion of shares of Montage Voting Common Stock, or (ii) issuances of shares of Montage Voting Common Stock pursuant to the exercise of Montage Stock Options or the settlement of Montage Equity Grants outstanding as of the Montage Capitalization Date. As of the Montage Capitalization Date, no shares of Montage Voting Common Stock or Montage Non-Voting Common Stock were owned, directly or indirectly, by Montage or any of the Montage Subsidiaries. All of the issued and outstanding shares of Montage Voting Common Stock and Montage Non-Voting Common Stock have been duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights, and have been issued in compliance with all applicable securities Laws. The shares of New Holdco Voting Common Stock to be issued pursuant to the First Merger and the Second Merger, when issued to the Marigold Shareholders pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Liens and shall not have been issued in violation of any preemptive rights. Except pursuant to this Agreement, except as set forth in Section 4.2(b) of the Montage Disclosure Letter and except for the conversion rights of holders of shares of Montage Common Stock set forth in the Montage Organizational Documents, as of the date of this Agreement, none of Montage or any of the Montage Subsidiaries has been or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity securities of Montage or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of Montage, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. Except as set forth in Section 4.2(b) of the Montage Disclosure Letter, as of the date of this Agreement, there are no options, restricted stock or other equity-based awards issued by Montage or any Montage Subsidiary currently outstanding under the Montage Benefit Plans or otherwise. There are no outstanding bonds, debentures, notes or other Indebtedness of Montage or any Montage Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of capital stock of Montage may vote. Except as set forth in Section 4.2(b) of the Montage Disclosure Letter, there are no outstanding agreements or other obligations of Montage or any of the Montage Subsidiaries requiring the registration for sale of any shares of Montage Voting Common Stock, Montage Non-Voting Common Stock, Montage Preferred Stock or other Equity Interests in Montage or any of the Montage Subsidiaries.

(b)     Section 4.2(b) of the Montage Disclosure Letter sets forth, as of the Montage Capitalization Date, the number of outstanding options to purchase shares of Montage Voting Common Stock issued under the Montage Incentive Plans (“Montage Stock Options”), the number of outstanding restricted stock units with respect to shares of Montage Voting Common Stock issued under the Montage Incentive Plans (“Montage RSUs”), the number of shares of restricted Montage Voting Common Stock outstanding under the Montage Incentive Plans (“Montage Restricted Stock”), and the number of deferred stock units outstanding under the Montage Deferred Compensation Plans (“Montage DSUs”, and together with the Montage Stock Options, Montage RSUs and Montage Restricted Stock, the “Montage Equity Grants”). As of the close of business on the Montage Capitalization Date, the weighted average exercise price of the Montage Stock Options outstanding as of that date was $8.22 per share. Section 4.2(b) of the Montage Disclosure Letter sets forth (x) with respect to each grant of Montage Restricted Stock, the date of grant, the number of shares of Montage Restricted Stock issued and any applicable vesting schedule, (y) with respect to each Montage Stock Option, the date of grant, the number of shares of Montage Voting Common Stock that are reserved with respect to such Montage Stock Option and the exercise price thereof, the portion of each such Montage Stock Option that is vested, any applicable vesting schedule and the expiration date, and (z) with respect to each grant of Montage RSUs or Montage DSUs, the grant date and the number of Montage RSUs or Montage DSUs outstanding. Since the close of business on the Montage Capitalization Date, no Montage Equity Grants have been issued, made or granted, except as expressly permitted by Section 5.3(b).

(c)     All of the issued and outstanding shares of capital stock or other equity ownership interests of each Montage Subsidiary, other than the Montage Sharing Companies, are owned by Montage, either directly or through ownership of another wholly owned Montage Subsidiary, free and clear of any Liens (other than Permitted Liens), and all of such shares or equity ownership interests are duly authorized and validly issued, are fully paid, nonassessable, and free of preemptive rights and have been issued in compliance with all applicable securities Laws. None of Montage or any Montage Subsidiary has been or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the sale or issuance of any shares of capital stock or any other equity security of any Montage Subsidiary or any rights to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities.

Section 4.3     Authority; No Violation.

(a)     Each of Montage, New Holdco, Merger Sub 1 and Merger Sub 2 has the requisite corporate power and authority to execute and deliver this Agreement, to approve and adopt the Plans of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plans of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Montage Board and the Board of Directors of Merger Sub 1. Except for the Required Montage Vote, the calling of the Montage Shareholder Meeting, the Merger Sub 2 Shareholder Approval, the filing of the Montage Charter Amendment with the VSCC and the filing of the Virginia Plan of Merger and the Articles of First Merger with the VSCC and the filing of the Iowa Plan of Merger and Articles of Second Merger with the ISS, no corporate proceedings on the part of Montage, New Holdco, Merger Sub 1 or Merger Sub 2 or vote, consent or approval of the shareholders of Montage, New Holdco, Merger Sub 1 or Merger Sub 2 are necessary to approve this Agreement or the Plans of Merger or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Montage, New Holdco, Merger Sub 1 and Merger Sub 2 and (assuming due authorization, execution and delivery by Marigold) constitutes the valid and binding obligation of each of Montage, New Holdco, Merger Sub 1 and Merger Sub 2, enforceable against each of Montage, New Holdco, Merger Sub 1 and Merger Sub 2 in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). On or prior to the date hereof, the Montage Board adopted resolutions (a) determining that this Agreement, the Montage Charter Amendment, the Plans of Merger and the transactions contemplated hereby and thereby, including the Mergers and the New Holdco Share Issuance are advisable, fair to, and in the best interests of, Montage and the Montage Shareholders, (b) adopting the Plans of Merger and the Montage Charter Amendment, (c) approving the New Holdco Share Issuance, and (d) subject to the terms and conditions of Section 6.11 of this Agreement, recommending that the holders of shares of Montage Voting Common Stock vote to approve the Montage Charter Amendment and the New Holdco Share Issuance.

(b)     None of the execution and delivery of this Agreement, the Plans of Merger or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by Montage, New Holdco, Merger Sub 1 or Merger Sub 2 with any of the terms or provisions hereof or thereof, will (i) violate (A) any provision of the Montage Organizational Documents, (B) any provision of New Holdco’s articles of incorporation or bylaws, (C) any provision of Merger Sub 1’s articles of incorporation or bylaws, or (D) any provision of Merger Sub 2’s articles of incorporation or bylaws, or (ii) assuming that the consents, approvals and filings referred to in clauses (i) through (iv) of Section 4.5 are duly obtained and/or made, (A) violate any Law or Order applicable to Montage, New Holdco, Merger Sub 1 or Merger Sub 2 or any of Montage’s other Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, require any consent under, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or change adversely any right or obligation under any of the terms, conditions or provisions of any Contracts to which Montage or any of the Montage Subsidiaries is a party, or (C) result in the creation of any Lien (other than a Permitted Lien) upon any of the respective properties or assets of Montage or any of the Montage Subsidiaries, except with respect to clause (ii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Montage.

Section 4.4     SEC Filings; Financial Statements.

(a)     Since January 1, 2013, Montage has filed or furnished on a timely basis all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by Montage with the SEC (the “Montage SEC Documents”). As of their respective dates, the Montage SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Montage SEC Documents and, except to the extent that information contained in such Montage SEC Document has been revised, amended, modified or superseded (prior to the date of this Agreement) by a later filed Montage SEC Document, none of Montage SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The consolidated financial statements (including any related notes and schedules) of Montage contained or incorporated by reference in Montage SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X, or, in the case of unaudited financial statements, as permitted by Form 10-Q or any successor form under the Exchange Act); and (iii) fairly present, in all material respects, the consolidated financial position of Montage and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Montage and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material). Such consolidated financial statements have been prepared from, and are in accordance with, the books and records of Montage and its Subsidiaries. No financial statements of any Person are required by GAAP to be included in the consolidated financial statements of Montage.

(c)     Montage maintains, and at all times since January 1, 2014 has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Montage and its consolidated Subsidiaries; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of Montage; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets that could have a material effect on the financial statements. Montage’s management has completed an assessment of the effectiveness of Montage’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2014, and, except as set forth in Montage SEC Documents filed prior to the date of this Agreement, such assessment concluded that such controls were effective and Montage’s independent registered accountant has issued (and not subsequently withdrawn or qualified) an attestation report concluding that Montage maintained effective internal control over financial reporting as of December 31, 2014. To the knowledge of Montage, except as set forth in the Montage SEC Documents filed prior to the date of this Agreement, since January 1, 2014, Montage’s independent registered accountant has not identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Montage; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of Montage; or (3) any claim or allegation regarding any of the foregoing.

(d)     Montage maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in Montage’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Montage’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of Montage and the principal financial officer of Montage to make the certifications required under the Exchange Act with respect to such reports. Montage is in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(e)     None of the Montage or its consolidated Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any structured finance, special purpose or limited purpose entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Montage in any of Montage’s published financial statements or other Montage SEC Documents.

(f)     As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to Montage SEC Documents. To the knowledge of Montage, none of the Montage SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of Montage.

(g)     Each document required to be filed by Montage with the SEC in connection with the transactions contemplated by this Agreement (the “Montage Disclosure Documents”), and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. Montage Disclosure Documents, at the time of the filing of such Montage Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof and at the time of the consummation of the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(i)     The Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders of Montage at the time of Montage Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)     Notwithstanding the foregoing clauses (a) through (g) in Section 4.4, Montage makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Marigold for inclusion or incorporation by reference in Montage Disclosure Documents or the Joint Proxy Statement/Prospectus.

Section 4.5     Consents and Approvals. Neither the execution and delivery of this Agreement, the Plans of Merger or any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, nor compliance by any of the parties to such agreements with any of the terms or provisions hereof or thereof will require Montage or any of its Affiliates to make, deliver or obtain any notice or Permit with, to or from any Governmental Entity prior to or as of the Second Merger Effective Time in connection with the execution and delivery of this Agreement and any of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of (A) the Montage Charter Amendment with, and the issuance of the certificate of amendment or restatement by, the VSCC, (B) the Virginia Plan of Merger and Articles of First Merger with, and the issuance of the certificate of merger by, the VSCC, and (C) the Iowa Plan of Merger and Articles of Second Merger with, and the issuance of the certificate of merger by, the ISS, (ii) any notices or filings under the HSR Act, (iii) the filing of the FCC Applications and obtaining the FCC Consent, together with any reports, or informational filings required in connection therewith under the Communications Act and the FCC Rules, (iv) any filings under the Securities Act and the Exchange Act, including the Joint Proxy Statement/Prospectus and Form S-4, or pursuant to the rules of the NYSE, and (v) any such notice or Permit the failure of which to make, deliver or obtain would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Montage and would not be reasonably likely to prevent or materially delay the consummation by Montage of the Mergers.

Section 4.6     Broker’s Fees. Neither Montage nor any Montage Subsidiary has employed any broker, investment banker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or other similar fees or commissions in connection with the Mergers or other transactions contemplated by this Agreement or any other Transaction Documents, other than Montage’s Financial Advisor, and the agreement with respect to such engagement has previously been made available to Marigold.

Section 4.7     Absence of Certain Changes or Events. Between June 30, 2015 and the date hereof, (i) Montage and the Montage Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) none of Montage or the Montage Subsidiaries has taken any action that would require the consent of Marigold pursuant to Section 5.3 had such action occurred after the date of this Agreement and prior to the Closing. Since June 30, 2015, there has not been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Montage.

Section 4.8     Legal Proceedings. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Montage, there are no (i) Actions pending (or, to the Knowledge of Montage, threatened) against Montage or any of the Montage Subsidiaries, or any of their respective properties, at law or in equity, or (ii) Orders against Montage or any of the Montage Subsidiaries or any of their respective properties.

Section 4.9     Taxes.

(a)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage: (i) Montage and each of the Montage Subsidiaries have timely filed all Tax Returns that were required to be filed, and all such Tax Returns were correct and complete in all respects and prepared in compliance with applicable Laws; (ii) Montage and each of the Montage Subsidiaries have paid in full on a timely basis all Taxes due and payable, whether or not shown on any Tax Return, and have made adequate provision in accordance with GAAP on the Montage SEC Documents for any Taxes not yet payable as of the respective dates of the Marigold SEC Documents; (iii) Montage and each of its Subsidiaries have complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and have timely collected, deducted or withheld and paid over to the appropriate Governmental Entity all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws; (iv) there is no outstanding assessment or deficiency of Tax asserted in writing against Montage or any of the Montage Subsidiaries; (v) neither Montage nor any of the Montage Subsidiaries has been informed in writing by any jurisdiction where Montage or a Montage Subsidiary does not file Tax Returns that the jurisdiction believes that Montage or the Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction; (vi) there are no Liens with respect to Taxes upon any of the assets or properties of Montage or any of the Montage Subsidiaries, other than Permitted Liens; (vii) neither Montage nor any of the Montage Subsidiaries is a party to, is bound by or has an obligation under any Tax indemnity, Tax sharing, Tax allocation or similar agreement; and (viii) neither Montage nor any of the Montage Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for a taxable period (or portion thereof) ending after the Closing Date of as a result of any (A) adjustment pursuant to Section 481 of the Code (or any analogous provision of state, local or non-U.S. Law) for a taxable period ending on or before the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any analogous provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (C) installment sale, intercompany transaction or open transaction disposition made or entered into on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) election by Montage or any of the Montage Subsidiaries under Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law).

(b)     Neither Montage nor any of the Montage Subsidiaries: (i) has waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect; (ii) has requested any extension of time within which to file any Tax Return (other than routine extensions of not more than 6 months beyond the otherwise applicable due date), which Tax Return has not yet been filed; (iii) has executed or filed any power of attorney with any taxing authority, which is still in effect; (iv) has any liability for any Taxes of any Person (other than Montage or the Montage Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), as a transferee or successor, by contract or otherwise; or (v) is subject to a private letter ruling of the IRS or comparable rulings of any other taxing authority. No examination or audit of any Tax Return of Montage or any of the Montage Subsidiaries, or with respect to any Taxes due from Montage or any of the Montage Subsidiaries, by any taxing authority is in progress or threatened.

(c)     Montage and each of the Montage Subsidiaries have made available to Marigold complete and accurate copies of all U.S. federal and applicable state and local income Tax Returns filed for taxable years ending on or after December 31, 2012.

(d)     Neither Montage nor any of the Montage Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Montage).

(e)     Montage has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(f)     Neither Montage nor any of the Montage Subsidiaries has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of Montage or any of the Montage Subsidiaries been distributed in a transaction to which Section 355 of the Code applies.

(g)     Neither Montage nor any of the Montage Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, or any other “reportable transaction” within the meaning of such Treasury Regulation.

(h)     Neither Montage nor any of the Montage Subsidiaries has taken or agreed to take any action nor is Montage aware of any agreement, plan or other circumstance that would prevent the First Merger and the Second Merger, taken together, from qualifying as a transaction described in Section 351 of the Code. There is no plan or intention for Montage to liquidate or merge into, or otherwise combine with, New Holdco.

(i)     As of December 31, 2014, the Montage consolidated group had net operating loss carryforwards of approximately $635 million for U.S. federal income Tax purposes (the “Montage Group NOL Carryforwards”). None of the Montage Group NOL Carryforwards is subject to limitation under Treasury Regulations Sections 1.1502-15 or 1.1502-21. As of the date of this Agreement (x) the Montage Group NOL Carryforwards are subject to limitation under Section 382 of the Code and (y) the limitations are such that substantially all of the Montage Group NOL Carryforwards are expected to be available for use prior to their expiration.

Section 4.10     Employee Benefits.

(a)     Section 4.10(a) of the Montage Disclosure Letter includes a complete list of all material Montage Benefit Plans and all Material Montage Employment Agreements.

(b)     With respect to each Montage Benefit Plan, Montage has delivered or made available to Marigold a true, correct and complete copy of: (i) each writing constituting a part of such Montage Benefit Plan; (ii) the current summary plan description, if any (in each case, whether or not required to be furnished under ERISA); (iii) the most recent annual financial report, if any; (iv) the most recent actuarial report, if any; (v) the most recent determination letter from the IRS, if any; (vi) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any such Montage Benefit Plan, if any; (vii) the most recent nondiscrimination test reports for each applicable Montage Benefit Plan; and (viii) all material communications received in writing from or sent to the IRS, the Pension Benefit Guaranty Corporation, the Department of Labor or any other Governmental Entity. Montage has delivered or made available to Marigold a correct and complete copy of each Material Montage Employment Agreement.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, all contributions required to be made to any Montage Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable prior to the Closing with respect to insurance policies funding any Montage Benefit Plan have been, or by the Closing will have been, timely made or paid in full.

(d)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, (i) with respect to each Montage Benefit Plan and Montage Employment Agreement, Montage and the Montage Subsidiaries have complied, and are now in compliance, in all respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Montage Benefit Plans, (ii) each Montage Benefit Plan and Montage Employment Agreement has been administered in all respects in accordance with its terms, (iii) none of Montage, the Montage Subsidiaries, any of their respective ERISA Affiliates or any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Montage Benefit Plans or their related trusts, Montage, any of the Montage Subsidiaries, any of its ERISA Affiliates or any person that Montage or any of the Montage Subsidiaries or ERISA Affiliates has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, and (iv) Montage does not have any liability for any excise tax imposed by any Section of Chapter 43 of the Code.

(e)     Section 4.10(e) of the Montage Disclosure Letter identifies each Montage Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Montage Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Montage Qualified Plan and the related trust that has not been revoked or Montage is entitled to rely on a favorable opinion issued by the IRS, and, to the Knowledge of Montage, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Montage Qualified Plan or the related trust that cannot be corrected without material liability to Montage.

(f)     Section 4.10(f) of the Montage Disclosure Letter lists each Montage Benefit Plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code (each, a “Montage Pension Plan”). With respect to each Montage Pension Plan, (i) such plan is not in “at risk status” as defined in Section 430(i) of the Code; and (ii) each such plan satisfies the minimum funding standards under Sections 412 and 302 of the Code and ERISA, respectively, and no waiver of such funding has been sought or obtained. No liability under Title IV of ERISA, Section 302 of ERISA or Section 412 or Section 430 of the Code has been or is reasonably expected to be incurred by Montage or any of its ERISA Affiliates (other than for the payment of premiums, and there are no premium payments which have become due that are unpaid).

(g)     No Montage Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan and none of Montage, the Montage Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan or (ii) incurred, or reasonably expects to incur, any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan.

(h)     Montage and the Montage Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Montage and the Montage Subsidiaries. No Montage Benefit Plan is a “funded welfare plan” within the meaning of Section 419 of the Code. Except as would not individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, any Montage Benefit Plan or Montage Employment Agreement that provides deferred compensation that is subject to Section 409A of the Code has been operated and maintained in substantial compliance with, and the document(s) evidencing such plan substantially comply with, Section 409A of the Code, including all guidance and regulations issued thereunder.

(i)     Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of Montage or any of the Montage Subsidiaries, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iv) result in any payment or benefit that will or may be made by Montage or the Montage Subsidiaries that may be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Montage or any of the Montage Subsidiaries as a result of the imposition of the excise taxes required by section 4999 of the Code or any taxes required by section 409A of the Code.

(j)     Section 4.10(j) of the Montage Disclosure Letter contains a true and complete list of all collective bargaining agreements, memoranda of understanding or other tariff, trade, union, collective or similar agreements or arrangements to which Montage or any of the Montage Subsidiaries is a party or to which any of their current or former employees is subject (collectively, the “Montage Labor Agreements”). Montage has provided or made available to Marigold true and complete copies of each Montage Labor Agreement. No material labor strike or organized work stoppage against Montage or any of the Montage Subsidiaries has occurred during the past two (2) years, is currently occurring, or, to the Knowledge of Montage, is threatened. There are no material disputes pending or, to the Knowledge of Montage, threatened, between Montage or any of the Montage Subsidiaries and any of their employees, directors, consultants or independent contractors. No labor organization or group of employees of Montage or any of the Montage Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Montage, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the Knowledge of Montage, there are no current union organization activities or representation questions involving employees, of Montage or any of the Montage Subsidiaries.

(k)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, each of Montage and the Montage Subsidiaries is in compliance with all Montage Labor Agreements and applicable Laws respecting employment and employment practices, immigration, terms and conditions of employment, discrimination, workers’ compensation, wages and hours, the collection and payment of withholding or social security taxes, and occupational safety and health.

(l)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, none of Montage or any of the Montage Subsidiaries has any liability with respect to any misclassification of any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages (as an employee) paid by Montage or any of the Montage Subsidiaries (each, a “Montage Contingent Worker”) and no Montage Contingent Worker has been improperly excluded from any Montage Benefit Plan.

(m)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, there are no pending or, to the Knowledge of Montage, threatened, actions, suits or claims with respect to any Montage Benefit Plan or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Montage Benefit Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. There are no audits, inquiries or proceedings pending or, to the Knowledge of Montage, threatened, by the IRS, Department of Labor, or other Governmental Entity with respect to any Montage Benefit Plan.

Section 4.11     Compliance with Law; Permits.

(a)     Montage and each of the Montage Subsidiaries is in compliance with and since January 1, 2013, has been in compliance with and is not in default under or in violation of any applicable Law applicable to any of them or any of their respective businesses or operations (other than Tax Laws, which are the subject of Section 4.9), except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, (i) Montage and the Montage Subsidiaries have all Permits that are reasonably necessary to enable Montage and the Montage Subsidiaries to carry on their businesses as they are now being conducted, (ii) all such Permits are in full force and effect, and (iii) Montage and the Montage Subsidiaries are not in violation or breach of, or default under, any of the terms and conditions of its Permits.

(c)     The Montage Subsidiaries identified on Section 4.11(c) of the Montage Disclosure Letter are the holders of the Montage Station Licenses, which constitute all of the Montage FCC Licenses material to the business and operation of the Montage Stations. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, the Montage Station Licenses are in effect in accordance with their terms and have not been revoked, suspended, canceled, rescinded, terminated or expired. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, Montage or the Montage Subsidiaries (i) operate each Montage Station and have operated each Montage Station in compliance with the Communications Act and the FCC Rules and the applicable Montage Station Licenses, (ii) have timely filed all material registrations and reports required to have been filed with the FCC relating to the Montage Station Licenses, (iii) have paid or caused to be paid all FCC regulatory fees due in respect of each Montage Station, and (iv) have completed or caused to be completed the construction of all facilities or changes contemplated by any of the Montage Station Licenses or construction Permits issued to modify the Montage Station Licenses to the extent required to be completed as of the date hereof. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, to the Knowledge of Montage, there are no material applications, petitions, proceedings, or other material actions, complaints or investigations, pending or threatened before the FCC relating to the Montage Stations, other than proceedings affecting broadcast stations generally. Except as may be permitted by Section 6.3(e)(iii) or as listed in Section 4.11(c) of the Montage Disclosure Letter, neither Montage, nor the Montage Subsidiaries, nor any of the Montage Stations, has entered into a tolling agreement or otherwise waived any statute of limitations relating to the Montage Stations during which the FCC may assess any fine or forfeiture or take any other action or agreed to any extension of time with respect to any FCC investigation or proceeding as to which the statute of limitations time period so waived or tolled or the time period so extended remains open as of the date of this Agreement. There is not (i) pending or, to the Knowledge of Montage, threatened, any action by or before the FCC to revoke, suspend, cancel, rescind or materially adversely modify any such Montage FCC License (other than proceedings to amend the FCC Rules of general applicability) or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability, or (D) order of forfeiture, in each case, against the Montage Stations, Montage or any Montage Subsidiary with respect to the Montage Stations that would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Montage Station Licenses. The Montage Station Licenses have been issued for the terms expiring as indicated on Section 4.11(c) of the Montage Disclosure Letter and the Montage Station Licenses are not subject to any material condition except for those conditions appearing on the face of the Montage Station Licenses and conditions applicable to broadcast licenses generally or otherwise disclosed in Section 4.11(c) of the Montage Disclosure Letter. Except as set forth in Section 4.11(c) of the Montage Disclosure Letter, neither Montage’s entry into this Agreement nor the consummation of the transactions contemplated hereby will require any grant or renewal of any waiver granted by the FCC applicable to Montage or for any of the Montage Stations.

Section 4.12     Certain Contracts.

(a)     Except for this Agreement and the Transaction Documents and any agreements contemplated hereby or thereby, as of the date hereof, neither Montage nor any of the Montage Subsidiaries is a party to or bound by:

(i)     any Contract relating to material Indebtedness of Montage or any of the Montage Subsidiaries (other than such Contracts between Montage and its wholly owned Subsidiaries);

(ii)     any Contract under which Montage or any of the Montage Subsidiaries has directly, or indirectly, made any loan, capital contribution or other investment in, any Person (other than (w) any such Contract pursuant to which there are no outstanding obligations, (x) extensions of credit in the ordinary course of business, (y) investments in marketable securities in the ordinary course of business, and (z) investments by Montage or its wholly owned Subsidiaries in wholly owned Subsidiaries of Montage);

(iii)     any Contract that limits or purports to limit or restrict in any material respect the ability of Montage or any of the Montage Subsidiaries or Affiliates (including Marigold and the Montage Subsidiaries after the Second Merger) to compete in any business or geographic area;

(iv)     any material partnership, joint venture, limited liability company or similar Contract;

(v)     any Contract that is a local marketing agreement, joint sales agreement, shared services agreement or similar agreement;

(vi)     any Contract relating to Program Rights under which it would reasonably be expected that Montage and the Montage Subsidiaries would make annual payments of $500,000 or more during any twelve (12) month period or the remaining term of such Contract;

(vii)     any network affiliation Contract or similar Contract;

(viii)     any Contract relating to cable or satellite transmission or retransmission with MVPDs with more than 10,000 paid subscribers with respect to each Montage Station;

(ix)     any material Barter Agreement;

(x)     any material Contract with a Governmental Entity;

(xi)     any Contract for the acquisition, sale, lease or license of any material business or properties or assets of or by Montage or any of the Montage Subsidiaries outside of the ordinary course of business (by merger, purchase or sale of assets or stock) entered into since July 1, 2012 or any Contract for any acquisition of any material business or properties or assets by Montage or any of the Montage Subsidiaries pursuant to which Montage or any of the Montage Subsidiaries has any outstanding “earn-out” or other obligation to pay consideration;

(xii)     any Contract governing a Montage Related Party Transaction;

(xiii)     any Contract that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) of Montage;

(xiv)     any registration rights agreements with respect to securities of Montage; or

(xv)     any other Contract or series of related Contracts under which it would reasonably be expected that Montage and the Montage Subsidiaries would receive or make annual payments of $1,000,000 or more during any twelve (12) month period or the remaining term of such Contract;

(the Contracts of the type described in clauses (i) through (xv) above being referred to herein as the “Montage Material Contracts”). Each Montage Material Contract (including all amendments and supplements thereto) as in effect as of the date hereof is listed on Section 4.12(a) of the Montage Disclosure Letter and has heretofore been made available to Marigold.

(b)     With respect to each of the Montage Material Contracts, (i) except to the extent it has expired in accordance with its terms, such Montage Material Contract is valid and binding on Montage or the Montage Subsidiaries, as applicable (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies), (ii) none of Montage or any of the Montage Subsidiaries or, to the Knowledge of the Montage, any other party to such Montage Material Contract, is in material breach or material violation of, or in material default under, such Montage Material Contract, and (iii) to the Knowledge of the Montage, no event has occurred which would result in such a material breach or material violation of, or a material default under, such Montage Material Contract.

Section 4.13     Undisclosed Liabilities. Neither Montage nor any of the Montage Subsidiaries has any Liabilities, except for (i) those Liabilities that are reflected, accrued or reserved against in the consolidated balance sheet of Montage included in Montage’s Annual Report on Form 10-K for the year ended December 31, 2014 publicly filed with the SEC prior to the date hereof (including any notes thereto), (ii) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby, (iii) Liabilities incurred in the ordinary course since December 31, 2014, (iv) Liabilities under the terms of any Contracts (excluding any Liabilities arising from breaches of any such Contracts), Permits or applicable Law binding on Montage or any of the Montage Subsidiaries, and (v) Liabilities which, individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Montage.

Section 4.14     Property.

(a)     Section 4.14(a) of the Montage Disclosure Letter identifies, as of the date hereof:

(i)     All material real properties (by name and location) owned by Montage or any Montage Subsidiary (the “Montage Owned Property”);

(ii)     all material leases, subleases and occupancy agreements for real properties and interests in real properties leased, subleased, occupied or operated by Montage or any Montage Subsidiary as lessee, sublessee or occupant (such properties, the “Montage Leased Property” and such leases, subleases and occupancy agreements, the “Montage Lessee Agreements”). The Montage Owned Property and the Montage Leased Property are referred to herein collectively as the “Montage Real Property”; and

(iii)     all material leases, subleases and occupancy agreements for Montage Real Property to which Montage or any Montage Subsidiary is a party as lessor, sublessor or other party granting an occupancy right (the “Montage Lessor Agreements”). Each Montage Lessee Agreement and Montage Lessor Agreement (including all amendments and supplements thereto) as in effect on the date hereof has heretofore been made available to Marigold.

(b)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, (i) (x) Montage or the Montage Subsidiaries have good and marketable title to the Montage Owned Property, and a valid leasehold interest in, subleasehold interest in, or other occupancy right with respect to, the Montage Leased Property, sufficient to allow each of Montage and the Montage Subsidiaries to conduct their business as currently conducted, and (y) there are no existing, pending, or to the Knowledge of Montage, threatened condemnation, eminent domain or similar proceedings affecting any of the Montage Real Property and (ii) with respect to each of the Montage Lessee Agreements and Montage Lessor Agreements, (x) such Montage Lessee Agreement or Montage Lessor Agreement is valid and binding on Montage or the Montage Subsidiaries, as applicable, (y) none of Montage or any of the Montage Subsidiaries or, to the Knowledge of the Montage, any other party to such Montage Lessee Agreement or Montage Lessor Agreement, is in breach or violation of, or in default under, such Montage Lessee Agreement or Montage Lessor Agreement, and (z) to the Knowledge of Montage, no event has occurred which would result in such a breach or violation of, or a default under, such Montage Lessee Agreement or Montage Lessor Agreement.

(c)     Each of Montage and the Montage Subsidiaries, in respect of all of its properties, assets and other rights that do not constitute the Montage Real Property (other than Intellectual Property), (i) has valid title to all such properties and assets reflected in its books and records as owned by it free and clear of all Liens (other than Permitted Liens), and (ii) owns, has valid leasehold interests in or valid contractual rights to use, in all material respects, all of such properties, assets and other rights, tangible and intangible (other than Intellectual Property) used by its business, in each case, except for Permitted Liens.

Section 4.15     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, (i) Montage and each of the Montage Subsidiaries (1) is in compliance in all respects with all applicable Environmental Laws and (2) has obtained all Environmental Permits necessary for their operations as currently conducted, each of which is valid and in good standing, and has timely made all appropriate filings for issuance of such Environmental Permits; (ii) there have been no Releases of any Hazardous Materials at any real property currently owned, leased, operated or controlled by Montage or any of the Montage Subsidiaries or, to the Knowledge of Montage, at any real property formerly owned, leased, operated or controlled by Montage or any of the Montage Subsidiaries, in each case, that are reasonably likely to impose liability or other obligations on Montage or any of the Montage Subsidiaries under any Environmental Laws for any investigation, corrective action, remediation or monitoring with respect to such Releases; (iii) there are no Environmental Claims pending or, to the Knowledge of Montage, threatened against Montage or any of the Montage Subsidiaries; (iv) neither Montage nor any of the Montage Subsidiaries is party to any agreement, order, judgment, or decree by or with any Governmental Entity or third party imposing any liability or obligation on Montage or any Subsidiary under any Environmental Law; and (v) neither Montage nor any of the Montage Subsidiaries has retained or assumed, either contractually or by operation of law, any liability or obligation that could reasonably be expected to form the basis of any Environmental Claim, or any liability under any Environmental Law, against Montage or any of the Montage Subsidiaries.

Section 4.16     State Takeover Laws. Assuming the accuracy of the representation and warranty set forth in Section 3.24, the Montage Board has taken all action required to be taken by the Montage Board to exempt this Agreement and the Second Merger and the transactions contemplated by each of them from the provisions of Articles 14 and 14.1 of the VSCA.

Section 4.17     Insurance. Montage has made available to Marigold copies of all material insurance policies covering the assets, businesses, equipment, properties, operations, employees, officers and directors of Montage and the Montage Subsidiaries as of the date of this Agreement, and a list of such policies is set forth on Section 4.17 of the Montage Disclosure Letter. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, each such policy is in full force and effect and enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies). All premiums payable under all such policies have been paid or accrued, when due or within applicable grace periods, and Montage and the Montage Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of all such policies.

Section 4.18     Intellectual Property.

(a)     Section 4.18(a) of the Montage Disclosure Letter sets forth a true, correct and complete list of patents, trademarks (including service marks and domain names), and copyrights that are owned by and material to Montage or the Montage Subsidiaries and that are registered or subject to pending applications for registration. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, Montage or the Montage Subsidiaries own all right, title and interest in and to, free of all Liens other than Permitted Liens, or have a right to use, all Intellectual Property necessary for the conduct of the businesses of Montage and the Montage Subsidiaries taken as a whole as conducted as of the date of this Agreement (the “Montage IP”). To the Knowledge of Montage, (i) each material registration included in Montage IP and set forth in Section 4.18(a) of the Montage Disclosure Letter is valid and enforceable and (ii) each material registration and material pending application for registration included in Montage IP and set forth in Section 4.18(a) of the Montage Disclosure Letter is subsisting.

(b)     To the Knowledge of Montage, (i) no Montage IP owned by Montage or a Montage Subsidiary is being infringed, misappropriated or otherwise violated by any third party, and (ii) neither Montage nor any Montage Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party, in each case with respect to clauses (i) and (ii), except as would not, individually or in the aggregate, reasonably be expected to result in material liability for Montage or any Montage Subsidiary. Montage and the Montage Subsidiaries have complied in all material respects with all applicable requirements in Section 512 of Title 17 of the United States Code to qualify for a limitation on liability for copyright infringement. To the Knowledge of Montage, (A) neither Montage nor any Montage Subsidiary has received notice of any claim alleging that Montage or any Montage Subsidiary is infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party during the past year, and (B) there are no claims against Montage or any Montage Subsidiary presently pending, or threatened, alleging infringement, misappropriation or other violation of any third-party Intellectual Property. Neither Montage nor any Montage Subsidiary is a party to any outstanding Order that restricts, in a way material to the business of Montage and the Montage Subsidiaries, the use or ownership of any Montage IP owned or purported to be owned by Montage or any Montage Subsidiary, and, to the Knowledge of Montage, neither Montage nor any Montage Subsidiary is otherwise subject to any such outstanding Order.

(c)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, to the Knowledge of Montage, there is no pending, or threatened in writing, claim or dispute regarding or disputing the ownership, registrability or enforceability, or use by Montage or any Montage Subsidiary, of any Montage IP owned or purported to be owned by Montage or a Montage Subsidiary, excluding any office actions issued by a relevant Governmental Entity in the ordinary course of prosecution of any applications for registration of any Intellectual Property.

(d)     Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage, with respect to each work of authorship published or otherwise distributed by Montage or a Montage Subsidiary, Montage or a Montage Subsidiary is party to a written agreement pursuant to which Montage or a Montage Subsidiary is the owner of the copyright in such work of authorship or is otherwise granted sufficient rights under the copyright in such work of authorship to permit all past, current and contemplated use thereof by Montage and the Montage Subsidiaries.

Section 4.19     Related Party Transactions. Except for Contracts, transactions and other arrangements that are solely among Montage and its wholly owned Subsidiaries, or that relate solely to director or employee compensation and/or benefits in the ordinary course of business, no (x) officer or director of Montage or any of the Montage Subsidiaries, or (y) to the Knowledge of Montage, Affiliate of Montage or any of such Affiliate’s Subsidiaries, or officer or director of such Affiliate, (i) is a party to any Contract, transaction or other arrangement with Montage or any of the Montage Subsidiaries or has any interest in any property or asset of Montage or any of the Montage Subsidiaries, or (ii) to the Knowledge of Montage, beneficially owns a controlling Equity Interest in a party of the type described in clause (i) above, in the case of clause (i) and (ii), that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Montage SEC Documents (any Contract, transaction or other arrangement of the type described in the preceding sentence, a “Montage Related Party Transaction”).

Section 4.20     Certain Business Practices. Since December 31, 2014, none of Montage, any of the Montage Subsidiaries, and, to the Knowledge of Montage, any director, officer, employee or agent of any of Montage or the Montage Subsidiaries with respect to any matter relating to any of Montage or the Montage Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Montage.

Section 4.21     Vote Required.

(a)     The affirmative vote of the holders of a majority of all votes cast by holders of shares of Montage Voting Common Stock is the only vote of the holders of any class or series of Montage’s capital stock necessary to approve the Montage Charter Amendment (the “Charter Amendment Required Vote”).

(b)     The affirmative vote of the holders of a majority of all votes cast, including, for these purposes, abstentions, by holders of shares of Montage Voting Common Stock is the only vote of the holders of any class or series of Montage’s capital stock necessary to approve the New Holdco Share Issuance (the “New Holdco Share Issuance Required Vote” and, together with the Charter Amendment Required Vote, the “Required Montage Vote”).

Section 4.22     MVPD Matters. Section 4.22 of the Montage Disclosure Letter contains, as of the date hereof, a list of all retransmission consent agreements with MVPDs with more than 10,000 paid subscribers with respect to each Montage Station. To the Knowledge of Montage, Montage or the applicable Montage Subsidiaries have entered into retransmission consent agreements with respect to each MVPD with more than 25,000 paid subscribers in any of the Montage Stations’ Markets. Since December 31, 2014 and until the date hereof, (x) no such MVPD has provided written notice to Montage or any Montage Subsidiary of any material signal quality issue or has failed to respond to a request for carriage or, to the Knowledge of Montage, sought any form of relief from carriage of a Montage Station from the FCC, (y) neither Montage nor any Montage Subsidiary has received any written notice from any such MVPD of such MVPD’s intention to delete a Montage Station from carriage or to change such Montage Station’s channel position and (z) neither Montage nor any Montage Subsidiary has received written notice of a petition seeking FCC modification of any Market in which a Montage Station is located.

Section 4.23     Opinion of Financial Advisor. The Montage Board has received the opinion of RBC Capital Markets, LLC (the “Montage’s Financial Advisor”), financial advisor to Montage, dated September 4, 2015, to the effect that subject to the assumptions and limitations set forth in such opinion, the Marigold Merger Consideration provided for in the Second Merger pursuant to this Agreement is fair, from a financial point of view, to Montage. Montage will, following the execution of this Agreement, make available to Marigold, solely for informational purposes, a signed copy of such opinion.

Section 4.24     Montage Ownership of Marigold Common Shares. As of the date hereof, neither Montage nor any Montage Subsidiary (nor any “affiliate” or “associate” (as such terms are defined in Section 490.1110 of the IBCA) of Montage and/or any Montage Subsidiary) “owned” (as such term is defined in Chapter 490, Section 1110 of the IBCA) any Marigold Common Shares or other equity interests of Marigold or any rights to purchase or otherwise receive any shares of capital stock or any other equity securities of Marigold, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities. During the three (3) year period prior to the date of this Agreement, neither Montage nor any Montage Subsidiary “owned” (as such term is defined in Section 490.1110 of the IBCA) 10% or more of the outstanding shares of any class of Marigold Common Stock.

Section 4.25     Montage Sharing Companies. Marigold acknowledges that Montage neither controls, nor necessarily has knowledge concerning the operations of, the Montage Sharing Companies. Accordingly, the information provided in the Montage Disclosure Letter respecting the Montage Sharing Companies may be incomplete or inaccurate, but solely as a matter of contract risk allocation, and taking into account the materiality qualifiers set forth therein, Montage has nevertheless agreed to make the representations and warranties respecting the Montage Sharing Companies on the condition that Marigold acknowledge the limited amount of information available to Montage respecting the Montage Sharing Companies.

Section 4.26     Financial Ability.

(a)     Assuming the satisfaction of the conditions precedent to Montage’s obligations hereunder and the completion of the Marketing Period, Montage has no reason to believe that it will not be able to satisfy any term or condition of the Transaction Financing (defined below) that is required to be satisfied by Montage as a condition to such Transaction Financing, or that the Transaction Financing will not be made available to Montage on the Closing Date. Assuming the Transaction Financing is funded in accordance with the Commitment Letter, the aggregate net proceeds contemplated by the Commitment Letter, together with the cash of Montage and its Subsidiaries, will be an amount sufficient for the satisfaction of Montage’s cash payment obligations under this Agreement on the Closing Date (including payment of the Cash Consideration, all indebtedness of Marigold and Montage expected to be required or contemplated to be repaid as a condition of the Transaction Financing (the “Retired Debt”) and any fees and expenses of, or payable by, Montage or New Holdco in connection with the Merger or the Transaction Financing).

(b)     Montage has delivered to Marigold a true, complete and correct copy of an executed commitment letter and fee letters (collectively, the “Commitment Letter”) from the financial institutions identified therein (together with their respective Affiliates and their respective officers, employees, directors, equityholders, partners, controlling parties, advisors, agents and representatives and their successors and assigns, the “Financing Sources”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Sources have committed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Transaction Financing”).

(c)     Other than as expressly set forth in the Commitment Letter, there are no other agreements, side letters, arrangements or understandings (except for customary fee credit letters and engagement letters, in each case associated with the Transaction Financing, each of which does not (i) impair the enforceability of the Commitment Letter, (ii) reduce the aggregate amount of the Transaction Financing or (iii) impose new or additional (or adversely expands, modifies or amends any of the existing) conditions precedent to the Transaction Financing relating to the financing of the cash amounts needed to be paid in connection with the Mergers (including all fees and expenses required to be paid in connection with the Transaction Financing). There are no conditions precedent or other contingencies related to the funding of the full amount of the Transaction Financing, except as set forth in the Commitment Letter in the form so delivered to Marigold as of the date hereof.

(d)      As of the date hereof, the Commitment Letter in the form so delivered to Marigold is in full force and effect and represents the legally valid and binding obligation of Montage and the Montage Subsidiaries, as applicable, and, to the Knowledge of Montage, each of the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). As of the date hereof, the Commitment Letter has not been withdrawn, rescinded or terminated or otherwise amended, restated, modified or waived in any respect. Montage and the Montage Subsidiaries are not in breach of any of the terms or conditions set forth in the Commitment Letter. All fees required to be paid under the Commitment Letter have been paid in full or, if not yet due, will be duly paid in full when due.

(e)     Montage acknowledges and agrees that the obtaining of financing is not a condition to Closing. For the avoidance of doubt, if any financing contemplated to be obtained by Montage in connection with the Mergers has not been obtained prior to Closing, Montage, New Holdco, Merger Sub 1 and Merger Sub 2 shall continue to be obligated, subject to the fulfillment or waiver of the conditions set forth in Section 7.1 and Section 7.2, to consummate the Mergers and the other transactions contemplated by this Agreement at the Closing in accordance with this Agreement.

Section 4.27     Solvency. Assuming (a) satisfaction of the conditions to Montage’s obligation to consummate the Mergers, and after giving effect to the transactions contemplated hereby, including the Transaction Financing, (b) any repayment or refinancing of debt in connection with the Mergers, (c) the accuracy of the representations and warranties of Marigold set forth in Article III hereof and Marigold’s compliance with this Agreement, (d) payments of all amounts required to be paid by Montage, New Holdco, Merger Sub 1 and Merger Sub 2 and the Montage Surviving Corporation in connection with the consummation of the Mergers, the Transaction Financing and the other transactions contemplated hereby and thereby, (e) payment of all related fees and expenses, and (f) that any estimates, projections or forecasts prepared by or on behalf of Marigold that have been provided to Montage have been prepared in good faith based upon assumptions that were reasonable when made, each of New Holdco, Montage, Marigold and their Subsidiaries (taken as a whole) will be Solvent immediately after the Second Merger Effective Time. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person and its Subsidiaries, means that, as of any date of determination (x) the amount of the “fair saleable value” of the assets of such Person and its Subsidiaries (each taken as a whole) will, as of such date, exceed the value of all probable liabilities of such Person and its Subsidiaries (taken as a whole), including contingent and other probable liabilities, as of such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, (y) the amount of the “present fair saleable value” of the assets of such Person and its Subsidiaries (taken as a whole) will, as of such date, exceed the amount that will be required to pay the probable liabilities of such Person and its Subsidiaries (taken as a whole) on their existing debts (including contingent and other probable liabilities) as such debts become absolute and mature, , as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors, and (z) such Person and its Subsidiaries (taken as a whole) will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, as such quoted terms are generally determined in accordance with applicable Law governing determinations of the insolvency of debtors.

Section 4.28     No Other Representations and Warranties. Except for the representations and warranties made by Montage, New Holdco, Merger Sub 1 or Merger Sub 2 in this Article IV (as qualified by the applicable items disclosed in the Montage Disclosure Letter) or any other Transaction Document, none of Montage, New Holdco, Merger Sub 1, Merger Sub 2 or any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity with respect to or on behalf of Montage or the Montage Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Montage or the Montage Subsidiaries or any other matter furnished or provided to Marigold or made available to Marigold in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Montage and the Montage Subsidiaries disclaim any other representations or warranties, whether made by the Montage Shareholders, Montage, any Montage Subsidiary or any of their respective Affiliates, officers, directors, employees, agents or Representatives. Except for the representations and warranties contained in this Article IV (as qualified by the applicable items disclosed in the Montage Disclosure Letter) or in any other Transaction Document, Montage and its Affiliates hereby disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Marigold or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Marigold by any director, officer, employee, agent, consultant, or representative of the Montage Shareholders, Montage, any Montage Subsidiary or any of their respective Affiliates). Marigold acknowledges and agrees that, except for the representations and warranties made by Montage in this Article IV (as qualified by the applicable items disclosed in the Montage Disclosure Letter) or in any other Transaction Document, neither Montage nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Montage or the Montage Subsidiaries, their businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Montage or the Montage Subsidiaries or any other matter furnished or provided to Marigold or made available to Marigold in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby. Marigold specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that Montage and its Affiliates have specifically disclaimed and do hereby specifically disclaim any such other representations and warranties.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1     Conduct of Businesses Prior to the Second Merger Effective Time. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Second Merger Effective Time, except (x) as set forth in Section 5.2 of the Marigold Disclosure Letter or Section 5.3 of the Montage Disclosure Letter, (y) with the written consent of Marigold or Montage, as applicable (in each case, which shall not be unreasonably withheld, conditioned or delayed), or (z) as expressly contemplated by this Agreement, each of Marigold and Montage shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business consistent with past practices, (ii) use its reasonable best efforts to maintain the Marigold Station Licenses or the Montage Station Licenses, as applicable, and the rights of it and the Montage Subsidiaries thereunder, and (iii) use its reasonable best efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties; provided, however, that no action by Marigold or Montage or any of their respective Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2 or 5.3, as applicable, shall be deemed a breach of the foregoing clauses (i), (ii) or (iii) unless such action would constitute a breach of such specific provision.

Section 5.2     Marigold Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Second Merger Effective Time, except as set forth in Section 5.2 of the Marigold Disclosure Letter or as expressly contemplated by this Agreement or required by Law, Marigold shall not, and shall not permit any of the Marigold Subsidiaries to, without the prior written consent of Montage, which shall not be unreasonably withheld, conditioned or delayed:

(a)     (i) other than (x) dividends and other distributions by a direct or indirect Subsidiary of Marigold to Marigold or any direct or indirect wholly owned Subsidiary of Marigold or (y) regular quarterly cash dividends in respect of the Marigold Common Shares in an amount not to exceed $0.4575 per Marigold Common Share paid in the ordinary course of business consistently with past practices (with record and payment dates consistent with the record and payment dates applicable to the applicable quarterly cash dividend in the year prior to the date hereof), declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its capital stock or other Equity Interests or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of Marigold or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Marigold, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between Marigold and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Marigold and another wholly owned Subsidiary of Marigold, and (B) acquisitions, or deemed acquisitions, of Marigold Common Shares in connection with (I) the payment of the exercise price of Marigold Share Options with Marigold Common Shares (including in connection with “net exercises”) and (II) required Tax withholding in connection with the exercise of Marigold Share Options and the vesting or settlement of Marigold Share-Based Awards;

(b)     issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of capital stock or other Equity Interests of Marigold, or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares of capital stock or other Equity Interests of Marigold, except for (i) issuances pursuant to the conversion of shares of Marigold Class B Common Stock to shares of Marigold Common Stock, and (ii) issuances of shares of Marigold Common Stock upon the exercise of Marigold Share Options or upon the settlement of Marigold Share-Based Awards (provided that Marigold shall not make any grants, awards, or issuances to the extent that such grants, awards or issuances would cause Marigold or any of the Marigold Subsidiaries to be in violation of the Communications Act or the FCC Rules);

(c)     amend the Marigold Organizational Documents, or any other comparable organizational documents of any material Marigold Subsidiary (other than the Marigold Sharing Company);

(d)     (i) acquire or agree to acquire by merging or consolidating with, by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or (ii) outside the ordinary course of business, otherwise acquire or agree to acquire any assets or properties, for an aggregate amount of consideration (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) (measuring clauses (i) and (ii) collectively) in excess of $10 million, during the period commencing on the date hereof and ending at the Second Merger Effective Time; provided, that any Marigold Related Party Transaction shall require the consent of Montage;

(e)     sell, lease, exclusively license, subject to any Lien (other than any Permitted Lien), or otherwise dispose of any of its properties or assets (including Marigold IP) other than such sales, leases, licenses, Liens or other dispositions that (i) are in the ordinary course of business and are not material to the business of Marigold and the Marigold Subsidiaries (but in no event may Marigold or any of the Marigold Subsidiaries (x) participate in any spectrum auction involving the sale of Marigold’s or any of its Subsidiary's spectrum or (y) enter into any channel sharing agreement or arrangement), (ii) are in connection with the Marigold Receivables Sale Agreement, subject to clause (f) below or (iii) are made for the purposes of complying with Section 6.3;

(f)     incur, or materially amend the terms of, any Indebtedness except for borrowings under the revolver portion of the Marigold Credit Facility or the Marigold Receivables Sale Agreement that are incurred in the ordinary course of business, so long as the total amount of outstanding Indebtedness of Marigold and the Marigold Subsidiaries (including for avoidance of doubt total amount of borrowings outstanding under the Marigold Receivables Sale Agreement), less the total amount of cash and cash equivalents of Marigold and the Marigold Subsidiaries, does not exceed, in the aggregate, $825,000,000; provided that Marigold shall use reasonable best efforts to reduce to $0 the total amount of borrowings outstanding under the Marigold Receivables Sale Agreement and shall only utilize the Marigold Receivables Sale Agreement if and to the extent Marigold has no borrowing capacity available under the revolver portion of the Marigold Credit Facility;

(g)     make any loans, advances or capital contributions to, or investments in, any Person, other than Marigold or its wholly owned Subsidiaries and ordinary course advances and reimbursements to employees;

(h)     change an annual accounting period or change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or applicable Law;

(i)     make, change or revoke any material Tax election, settle, compromise (other than any settlement or compromise not greater than $100,000) or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(j)     except as permitted pursuant to Section 5.2(d) other than in the ordinary course of business consistent with past practice and so long as (i) the applicable action is not with respect to Marigold Related Party Transactions and (ii) the terms of the applicable Marigold Material Contract (A) are no less favorable in all material respects to Marigold than the terms of such Marigold Material Contract in effect on the date of this Agreement, in the case of an amendment, renewal or modification of a Marigold Material Contract in effect on the date hereof, or (B) are no less favorable in all material respects to Marigold than the terms of a Marigold Material Contract of the same type entered into consistent with past practice, in the case of any contract or agreement entered into after the date of this Agreement that would constitute a Marigold Material Contract if in effect on the date hereof, (w) terminate, amend, cancel, renew, assign, modify, or consent to the termination of any Marigold Material Contract or (x) enter into any contract or agreement that would constitute a Marigold Material Contract if in effect on the date hereof or (y) waive, release or assign any rights or claims under a Marigold Material Contract or (z) consent to the termination of Marigold’s (or of the applicable Marigold Subsidiary’s) rights thereunder, except for the termination of any Marigold Material Contract pursuant to the terms thereof;

(k)     modify or accede to the modification of any of the Marigold Station Licenses if doing so is reasonably likely to be materially adverse to the interests of New Holdco and its Subsidiaries after giving effect to the Mergers in the operation of television broadcast stations or fail to provide Montage with a copy of (and a reasonable opportunity to review and comment on) any application for the modification of any of the Marigold Station Licenses reasonably in advance of filing with the FCC;

(l)     apply to the FCC for any construction permit that would restrict in any material respect the Marigold Stations’ operations or make any material change in the assets of the Marigold Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Marigold Stations’ signals within their respective service areas as of the date hereof;

(m)     make or authorize any new capital expenditures other than (x) capital expenditures pursuant to the budget set forth in Section 5.2(m) of the Marigold Disclosure Letter, and (y) any other capital expenditures to address exigent circumstances that (I) do not exceed $250,000 individually or $1 million, in the aggregate, or (II) are made or authorized by Marigold after consultation with Montage;

(n)     except to the extent required by the terms of any Marigold Benefit Plan, Marigold Labor Agreement or Marigold Employment Agreement as in effect on the date hereof, or in accordance with this Agreement, (i) grant or pay to any current or former director, officer or employee of Marigold or any of the Marigold Subsidiaries, any (A) increase in severance or termination pay or (B) increase in compensation or benefits (other than increases in compensation in the ordinary course of business consistent with past practice of employees of Marigold or any of the Marigold Subsidiaries who are not officers or directors of Marigold and whose annual compensation would not exceed $250,000 after giving effect to any such increase), (ii) grant or award any stock options, restricted stock or other equity-based compensation to any director, officer or employee, other that such grants and awards permitted under Section 5.2(b), (iii) accelerate the payment, funding or vesting of any payment or benefit provided or to be provided to any current or former director, officer or employee of Marigold, (iv) (A) enter into, adopt, amend, modify or waive any Marigold Benefit Plan or Marigold Labor Agreement (or a plan or agreement which would be one of the foregoing if it were in effect on the date hereof) or (B) enter into, adopt, amend, modify or waive any Marigold Employment Agreement (or an agreement which would be Marigold Employment Agreement if it were in effect on the date hereof) with any current or former director or officer of Marigold or any of the Marigold Subsidiaries or with any employee of Marigold or any of the Marigold Subsidiaries whose annual compensation would exceed $250,000 after giving effect to such action;

(o)     purchase or otherwise acquire any shares of capital stock of Montage or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Montage, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities;

(p)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization;

(q)     subject to and without limitation of Section 6.14, pay, discharge, settle or satisfy any litigation, arbitration, proceeding or claim which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of Marigold or any Marigold Subsidiary (including after the Closing, New Holdco or any of its Subsidiaries) in any material respect, or would require the payment by Marigold or any of the Marigold Subsidiaries of an amount in excess of $500,000 in the aggregate, after taking into account any insurance proceeds available therefor; or

(r)     agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions approving, any of the actions prohibited by this Section 5.2.

Section 5.3     Montage Forbearances. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Second Merger Effective Time, except as set forth in Section 5.3 of the Montage Disclosure Letter or as expressly contemplated by this Agreement or required by Law, Montage shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Marigold, which shall not be unreasonably withheld, conditioned or delayed:

(a)     (i) other than dividends and other distributions by a direct or indirect Subsidiary of Montage to Montage or any direct or indirect wholly owned Subsidiary of Montage, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or other equity securities, (ii) split, recapitalize, subdivide, combine or reclassify any of its capital stock or other Equity Interests or issue or authorize the issuance of any other securities in respect of, or in substitution for, outstanding shares of capital stock of Montage or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Montage, except, in the case of this clause (iii), for (A) such purchases, redemptions and other acquisitions solely between Montage and a wholly owned Subsidiary thereof, or between a wholly owned Subsidiary of Montage and another wholly owned Subsidiary of Montage, (B) acquisitions, or deemed acquisitions, of Montage Common Stock in connection with (I) the payment of the exercise price of Montage Stock Options with Montage Common Stock (including in connection with “net exercises”) and (II) required Tax withholding in connection with the exercise of Montage Stock Options, and (C) purchases, redemptions and other acquisitions of capital stock of Montage for up to $75.0 million, in the aggregate;

(b)     issue, deliver, sell, pledge or otherwise encumber or subject to any Lien (other than a Permitted Lien), any shares of capital stock or other Equity Interests of Montage, or any rights, warrants, options or securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such shares of capital stock or other Equity Interests of Montage, except for (i) issuances pursuant to the conversion of shares of Montage Voting Common Stock to shares of Montage Non-Voting Common Stock or shares of Montage Non-Voting Common Stock to shares of Montage Voting Common Stock, (ii) grants and awards of Montage Stock-Based Awards and Montage Stock Options in the ordinary course of business, (iii) issuances of shares of Montage Voting Common Stock upon the exercise of Montage Stock Options, and (iv) the settlement of Montage Stock-Based Awards (provided that Montage shall not make any grants, awards, or issuances to the extent that such grants, awards or issuances would cause Montage or any of the Montage Subsidiaries to be in violation of the Communications Act or the FCC Rules);

(c)     other than the Montage Charter Amendment, amend the Montage Organizational Documents or any other comparable organizational documents of any material subsidiary of Montage, in any manner materially adverse to Marigold;

(d)     acquire or agree to acquire any assets or properties other than (i) acquisitions in the ordinary course of business, (ii) acquisitions made in connection with Regulatory Divestitures and (iii) other acquisitions of broadcast television stations and related assets during the period commencing on the date hereof and ending at the Second Merger Effective Time for an aggregate amount of consideration (including all potentially payable “earn-out” consideration or any other obligation to potentially pay consideration in the future) equal to or less than $75.0 million;

(e)     sell, lease, exclusively license, subject to any Lien (other than any Permitted Lien), or otherwise dispose of any of its properties or assets (including Montage IP) other than such sales, leases, licenses, Liens or other dispositions that (i) are in the ordinary course of business and are not material to the business of Montage and its Subsidiaries, (ii) are for consideration with a fair market value of less than $250,000, individually, or $1,000,000 in the aggregate, (iii) are made for the purposes of complying with Section 6.3, or (iv) are pursuant to any spectrum auction involving the sale of spectrum of Montage or any channel sharing agreement or arrangement; provided that (A) senior executives or other authorized Representatives of Montage shall, subject to Section 6.4(e), consult in good faith with senior executives of Marigold (with reasonable prior notice and giving due consideration to Marigold’s recommendations) with respect to participation by Montage and its Subsidiaries in the spectrum auction, and (B) Montage shall not be permitted to take any action as part of its participation in any spectrum auction that would reasonably be expected to materially delay or impede receipt of the FCC Consent or the consummation of the Regulatory Divestitures or Mergers);

(f)     incur any Indebtedness, except for borrowings incurred in the ordinary course of business or to fund acquisitions permitted under Section 5.3(d) and except for the Transaction Financing;

(g)     make, change or revoke any material Tax election, settle, compromise (other than any settlement or compromise not greater than $100,000) or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(h)     modify or accede to the modification of any of the Montage Station Licenses if doing so is reasonably likely to be materially adverse to the interests of New Holdco and its Subsidiaries after giving effect to the Mergers in the operation of television broadcast stations or fail to provide Marigold with a copy of (and a reasonable opportunity to review and comment on) any application for the modification of any of the Montage Station Licenses reasonably in advance of filing with the FCC if there is a reasonable prospect that implementation of such modification would be materially adverse to the interests of New Holdco and its Subsidiaries after giving effect to the Mergers in the operation of television broadcast stations;

(i)     apply to the FCC for any construction permit that would restrict in any material respect the Montage Stations’ operations or make any material change in the assets of the Montage Stations that is not in the ordinary course of business, except as may be necessary or advisable to maintain or continue effective transmission of the Montage Stations’ signals within their respective service areas as of the date hereof;

(j)     make or authorize any new capital expenditures other than (x) capital expenditures pursuant to the budget set forth in Section 5.3(j) of the Montage Disclosure Letter, and (y) any other capital expenditures to address exigent circumstances that (I) do not exceed $250,000 individually or $1 million, in the aggregate, or (II) are made or authorized by Montage after consultation with Marigold;

(k)     adopt or enter into a plan of complete or partial liquidation, dissolution, reclassification, recapitalization or other reorganization of Montage;

(l)     purchase or otherwise acquire any shares of capital stock of Marigold or any rights to purchase or otherwise acquire any shares of capital stock or any other equity securities of Marigold, or any securities exercisable, convertible or exchangeable for, or the value of which is determined in reference to, any such securities; or

(m)     agree to take, make any commitment to take, or cause its board of directors to adopt any resolutions approving, any of the actions prohibited by this Section 5.3.

Section 5.4     Montage Consultation. During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Second Merger Effective Time, except as set forth in Section 5.4 of the Montage Disclosure Letter or as expressly contemplated by this Agreement, senior executives or other authorized Representatives of Montage shall consult in good faith with senior executives of Marigold to the extent permitted by Law (with reasonable prior notice and giving due consideration to Marigold’s recommendations) in connection with the taking by Montage or any of its Subsidiaries of any of the following actions:

(a)     making any loans, advances or capital contributions to, or investments in, any Person, other than Montage or its wholly owned Subsidiaries and ordinary course advances and reimbursements to employees;

(b)     changing Montage’s annual accounting period or changing in any material respect Montage’s accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in GAAP or applicable Law;

(c)     other than in the ordinary course of business consistent with past practice and so long as (i) the applicable action is not with respect to Montage Related Party Transactions and (ii) the terms of the applicable Montage Material Contract (A) are no less favorable in all material respects to Montage than the terms of such Montage Material Contract in effect on the date of this Agreement, in the case of an amendment, renewal or modification of a Montage Material Contract in effect on the date hereof, or (B) are no less favorable in all material respects to Montage than the terms of a Montage Material Contract of the same type entered into consistent with past practice, in the case of any contract or agreement entered into after the date of this Agreement that would constitute a Montage Material Contract if in effect on the date hereof, (w) terminating, amending, cancelling, renewing, assigning, modifying, or consenting to the termination of any Montage Material Contract or (x) entering into any contract or agreement that would constitute a Montage Material Contract if in effect on the date hereof or (y) waiving, releasing or assigning any rights or claims under a Montage Material Contract or (z) consenting to the termination of Montage’s (or of the applicable Montage Subsidiary’s) rights thereunder, except for the termination of any Montage Material Contract pursuant to the terms thereof,

(d)     except to the extent required by the terms of any Montage Benefit Plan, Montage Labor Agreement or Montage Employment Agreement as in effect on the date hereof (i) granting or paying to any current or former director, officer or employee of Montage or any of the Montage Subsidiaries, any (A) increase in severance or termination pay or (B) increase in compensation or benefits (other than increases in compensation in the ordinary course of business consistent with past practice of employees of Montage or any of the Montage Subsidiaries who are not officers or directors of Montage and whose annual compensation would not exceed $250,000 after giving effect to any such increase), (ii) granting or awarding stock options, restricted stock or other equity-based compensation to any director, officer or employee other than grants or awards in the ordinary course of business, (iii) accelerating the payment, funding or vesting of any payment or benefit provided or to be provided to any current or former director, officer or employee of Montage, (iv) (A) entering into, adopting, amending, modifying or waiving any Montage Benefit Plan or Montage Labor Agreement (or a plan or agreement which would be one of the foregoing if it were in effect on the date hereof) or (B) entering into, adopting, amending, modifying or waiving any Montage Employment Agreement (or an agreement which would be Montage Employment Agreement if it were in effect on the date hereof) with any current or former director or officer of Montage or any of the Montage Subsidiaries or with any employee of Montage or any of the Montage Subsidiaries whose annual compensation would exceed $250,000 after giving effect to such action; provided, however, with respect to Montage’s Named Executive Officers (based on total compensation as determined under Item 402 of Regulation S-K), Montage shall not take any of the actions described in clauses (i) through (iv) of this Section 5.4(d) without the prior written consent of Marigold, which shall not be unreasonably withheld, conditioned or delayed; or

(e)     paying, discharging, settling or satisfying any litigation, arbitration, proceeding or claim which payment, discharge, settlement or satisfaction would reasonably be expected to limit or restrict the operation of the business of Montage or any Montage Subsidiary (including after the Closing, New Holdco or any of its Subsidiaries) in any material respect, or would require the payment by Montage or any of the Montage Subsidiaries of an amount in excess of $500,000 in the aggregate, after taking into account any insurance proceeds available therefor.

Section 5.5     No Control of the other Party’s Business. Nothing contained in this Agreement shall give (i) Montage or New Holdco, directly or indirectly, the right to control or direct the operations of Marigold or any of the Marigold Subsidiaries, and (ii) Marigold, directly or indirectly, the right to control or direct the operations of New Holdco or Montage or any of their respective Subsidiaries, prior to the Second Merger Effective Time. Prior to the Second Merger Effective Time, each of New Holdco, Montage and Marigold, respectively, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1     Form S-4; Joint Proxy Statement/Prospectus; NYSE Listing.

(a)     As promptly as practicable following the date of this Agreement, (i) Montage and Marigold shall jointly prepare the Joint Proxy Statement/Prospectus in preliminary form and (ii) Montage shall prepare and New Holdco shall file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments thereto, the “Form S-4”) (in which the Joint Proxy Statement/Prospectus will be included as a prospectus) relating to the registration of the shares of New Holdco Voting Common Stock issued to Marigold Shareholders pursuant to the Second Merger and, if required, the shares of New Holdco Voting Common Stock and New Holdco Non-Voting Common Stock issued to the Montage Shareholders pursuant to the First Merger (and, in each case, shares of New Holdco Non-Voting Common Stock and New Holdco Voting Common Stock issuable upon conversion thereof). The Joint Proxy Statement/Prospectus and Form S-4 shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder and other applicable Law.

(b)     Each of Marigold and Montage shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4 effective for so long as necessary to consummate the Mergers. Each of Montage and Marigold shall promptly furnish all information concerning it or its shareholders to the other, and provide such other assistance, in each case, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus. Each of Montage and Marigold shall, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Form S-4 received by such party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Form S-4, and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Form S-4 (including any amendments and supplements thereto) or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of Montage and Marigold (i) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by the other. Each of Montage and Marigold shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of shares of New Holdco Voting Common Stock or New Holdco Non-Voting Common Stock for offering or sale in any jurisdiction, and each of Montage and Marigold shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. New Holdco Montage and Marigold shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the IBCA, the VSCA and the rules of the NYSE, in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Form S-4, and the solicitation of proxies from Montage Shareholders or Marigold Shareholders, as the case may be, thereunder.

(c)     Each of New Holdco and Montage shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable under applicable Laws and rules and policies of the NYSE and the SEC to enable the listing of shares of New Holdco Voting Common Stock on the NYSE no later than the First Merger Effective Time, subject to official notice of issuance. Each of New Holdco and Montage shall also use its reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement (provided that in no event shall New Holdco or Montage be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(d)     Each of Montage and Marigold shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Montage, Marigold or any of their respective Subsidiaries to the NYSE or any Governmental Entity (including the Form S-4 and the Joint Proxy Statement/Prospectus) in connection with the Mergers and the other transactions contemplated by this Agreement. In addition, Marigold will use its reasonable best efforts to (i) provide interim financial statements of Marigold and the Marigold Subsidiaries (including footnotes) that are required by the Securities Act to be included in the Form S-4 that have been reviewed by Marigold’s independent registered public accounting firm, (ii) provide management’s discussion and analysis of interim and annual consolidated financial statements, (iii) cause Marigold’s independent registered public accounting firm to consent to the inclusion or incorporation by reference of the audit reports on the annual audited consolidated financial statements of Marigold included in the Form S-4, and (iv) provide information concerning Marigold necessary to enable Montage and Marigold to prepare required pro forma financial statements and related footnotes, in each case, to the extent reasonably necessary to permit Montage to prepare the Form S-4. Notwithstanding the foregoing and except as required by applicable Law, neither party shall furnish any information that is the subject of any confidentiality agreement with any third party (provided that the withholding party shall use reasonable best efforts to obtain the required consent of such third party with respect to furnishing such information) or subject to any attorney client privilege (provided that the withholding party shall use reasonable best efforts to permit the furnishing of such information in a manner that does not result in loss or waiver of privilege).

(e)     If at any time prior to the time that the Required Montage Vote is obtained (the “Montage Approval Time”) and the time that the Required Marigold Vote is obtained (the “Marigold Approval Time”), any information relating to Marigold or Montage, or any of their respective Affiliates, officers or directors, should be discovered by Marigold or Montage that should be set forth in an amendment or supplement to either of the Form S-4 or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the shareholders of Marigold and Montage.

Section 6.2     Shareholder Meetings.

(a)     As promptly as practicable following the effectiveness of the Form S-4, Montage shall, in consultation with Marigold, in accordance with applicable Law and the Montage Organizational Documents, (i) establish a record date for, duly call and give notice of a meeting of the holders of shares of Montage Voting Common Stock (the “Montage Shareholder Meeting”) at which meeting Montage shall seek the Required Montage Vote, which record date shall be no later than ten (10) days after the date on which the Form S-4 is declared effective under the Securities Act (or such later time as may be required by applicable Law), and (ii) except as otherwise permitted by this Section 6.2(a), within forty (40) days of such record date, convene and hold the Montage Shareholder Meeting. Subject to Section 6.11(b), Montage shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Required Montage Vote to be received at the Montage Shareholder Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 8.1, Montage’s obligation to call, give notice of, convene and hold the Montage Shareholder Meeting in accordance with the foregoing sentence of this Section 6.2(a) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal or Acquisition Inquiry to Montage, the Montage Board, its Representatives or the Montage Shareholders, or by any Montage Adverse Recommendation Change pursuant to Section 6.11(c), and Montage shall not submit to the vote of its shareholders any Acquisition Proposal other than the Mergers. Unless the Montage Board shall have made a Montage Adverse Recommendation Change in accordance with Section 6.11(c), the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Montage Board recommends that the holders of shares of Montage Voting Common Stock vote to approve the Montage Charter Amendment and the New Holdco Share Issuance (such recommendations collectively referred to as the “Montage Board Recommendation”). Montage shall not, without the prior written consent of Marigold, adjourn or postpone the Montage Shareholder Meeting; provided that Montage may, without the prior written consent of Marigold, adjourn or postpone the Montage Shareholder Meeting, after consultation with Marigold, (i) if the failure to adjourn or postpone the Montage Shareholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, or (ii) if as of the time for which the Montage Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Montage Voting Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Montage Shareholder Meeting.

(b)     As promptly as practicable following the effectiveness of the Form S-4, Marigold shall, in consultation with Montage, in accordance with applicable Law and the Marigold’s bylaws, (i) establish a record date for, duly call and give notice of a meeting of the holders of Marigold Common Shares (the “Marigold Shareholder Meeting”) at which meeting Marigold shall seek the Required Marigold Vote, which record date shall be no later than ten (10) days after the date on which the Form S-4 is declared effective under the Securities Act, and (ii) except as otherwise permitted by this Section 6.2(b), within forty (40) days of such record date, convene and hold the Marigold Shareholder Meeting. Subject to Section 6.10(c), Marigold shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause each of the Required Marigold Vote to be received at the Marigold Shareholder Meeting or any adjournment or postponement thereof. Unless this Agreement has been terminated pursuant to Section 8.1, Marigold’s obligation to call, give notice of, convene and hold the Marigold Shareholder Meeting in accordance with the foregoing sentence of this Section 6.2(b) shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal or Acquisition Inquiry to Marigold, the Marigold Board, its Representatives or the Marigold Shareholders, or by any Marigold Adverse Recommendation Change, and Marigold shall not submit to the vote of its shareholders any Acquisition Proposal other than the Second Merger. Unless the Marigold Board shall have made a Marigold Adverse Recommendation Change in accordance with Section 6.10(c), the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Marigold Board recommends that the holders of shares of Marigold Common Shares vote to adopt this Agreement (such recommendation is referred to as the “Marigold Board Recommendation”). Marigold shall not, without the prior written consent of Montage, adjourn or postpone the Marigold Shareholder Meeting; provided that Marigold may, without the prior written consent of Montage, adjourn or postpone the Marigold Shareholder Meeting, after consultation with Montage, (i) if the failure to adjourn or postpone the Marigold Shareholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, or (ii) if as of the time for which the Marigold Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient Marigold Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Marigold Shareholder Meeting.

(c)     Marigold and Montage shall use their reasonable best efforts to schedule the Marigold Shareholder Meeting and the Montage Shareholder Meeting to occur on the same date.

Section 6.3     Appropriate Action; Consents; Filings.

(a)     Subject to the terms and conditions herein provided, the parties shall (i) use reasonable best efforts, in consultation with each other, to obtain any required consents, approvals, waivers and authorizations of, actions or nonactions by, and make all required filings and submissions with, any Governmental Entity or any third party required in connection with the consummation of the transactions contemplated by this Agreement; (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Closing with, and which material consents, approvals, Permits, notices or authorizations are required to be obtained prior to the Closing from, Governmental Entities or third parties in connection with the execution and delivery of this Agreement and related agreements and consummation of the transactions contemplated hereby and thereby and (B) timely making all filings and timely seeking all consents, approvals, Permits, notices or authorizations, (iii) use reasonable best efforts to cause the conditions to the Mergers set forth in Article VII to be satisfied, and (iv) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, and cooperate with each other in order to do, all other things necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. For purposes of this Agreement, and subject to Section 6.3(d), none of New Holdco, Montage or Marigold shall be permitted to assert that the making of the Regulatory Divestitures as contemplated by Schedule 6.3 do not constitute reasonable best efforts.

(b)     Montage and Marigold shall jointly, coordinate (i) the scheduling of, and strategic planning for, any meeting with any Governmental Entity in connection with the HSR Act, Communications Act and the FCC Rules, (ii) the making of any filings, including the initial filings under the HSR Act and the FCC Applications, (iii) the process for the receipt of any necessary approvals and (iv) the resolution of any investigation or other inquiry of any such Governmental Entity. Without limiting the foregoing sentence, except as prohibited by applicable Law, each of Montage and Marigold shall, (A) to the extent reasonably practicable, consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act, Communications Act and the FCC Rules in discussions with or filings to be submitted to any Governmental Entity, (B) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to filings under the HSR Act, Communications Act and the FCC Rules, and (C) to the extent reasonably practicable, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity relating to this Agreement or the transactions contemplated hereby under the HSR Act, Communications Act and the FCC Rules.

(c)     Unless prohibited by applicable Law or by the applicable Governmental Entity, each of Montage and Marigold shall (i) not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Entity in respect of the Mergers without the other, (ii) give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto.

(d)     Notwithstanding anything herein to the contrary, nothing set forth in this Section 6.3 or Schedule 6.3 shall (i) require, or be construed to require, New Holdco, Montage, Marigold or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action or make any Regulatory Divestiture unless the Regulatory Action or the Regulatory Divestiture shall be conditioned upon the consummation of the Second Merger and the transactions contemplated hereby, or (ii) require, or be construed to require, New Holdco, Montage, Marigold or any of their respective Subsidiaries to take, or agree to take, any Regulatory Action unless all Regulatory Actions would not result in a Regulatory Material Adverse Effect (as defined in Section 6.3(e)). Senior executives of Montage shall consult in good faith with senior executives of Marigold (with reasonable prior notice and giving due consideration to each other’s recommendations) with respect to any Regulatory Action that is not a Regulatory Divestiture specifically listed in Schedule 6.3, and neither Montage nor Marigold shall be permitted to take any action as part of Regulatory Actions that would reasonably be expected to materially delay or impede receipt of the FCC Consent or the consummation of the Regulatory Actions or Mergers.

(e)     For purposes of Section 6.3(d), (i) “Regulatory Action” means any obligation, condition or other requirement imposed by a Governmental Entity in connection with this Agreement or the transactions contemplated hereby and (ii) “Regulatory Material Adverse Effect” means any Regulatory Action imposed on New Holdco, Montage, Marigold or any of their respective Subsidiaries, other than one or more Regulatory Divestitures of the Divestiture Stations, that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of a company the size of (and with results of operations equal to those of) Marigold and its Subsidiaries, taken as a whole, before the Second Merger Effective Time; provided that, for purposes of determining whether any Regulatory Actions would have or would reasonably be expected to have a Regulatory Material Adverse Effect, impacts of such Regulatory Actions on New Holdco, Montage, Marigold or any of their respective Subsidiaries shall be aggregated.

(f)     Without limiting the generality of Section 6.3(a), but subject to Section 6.3(d):

(i)     Within twelve (12) Business Days of the date of this Agreement, Montage and Marigold shall, and as necessary or advisable shall cause their respective Subsidiaries to, file the FCC Applications relating to those FCC Licenses issued under Part 73 of Title 47 of the Code of Federal Regulations. As promptly as practicable after the date of this Agreement, Montage and Marigold shall, and as necessary or advisable shall cause their respective Subsidiaries to, file the remainder of the FCC Applications. Montage and Marigold shall use reasonable best efforts to obtain the FCC Consent as promptly as practicable. Montage and Marigold shall each pay 50% of the FCC filing fees relating to the transactions contemplated hereby required by the Communications Act and the FCC Rules to be paid by Montage, Marigold or any of their respective Subsidiaries, irrespective of whether the transactions contemplated by this Agreement are consummated.

(ii)     As promptly as practicable following the date of this Agreement, Montage and Marigold shall, and/or shall cause their respective ultimate parent entities to file Notification and Report Forms with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act, with respect to the transactions contemplated hereby, and shall thereafter promptly respond to all requests received from such agencies for additional information or documentation. Montage and Marigold shall each pay 50% of the filing fees payable under the HSR Act by New Holdco, Montage, and Marigold relating to the transactions contemplated hereby, irrespective of whether the transactions contemplated by this Agreement are consummated.

(iii)     Montage and Marigold acknowledge that, to the extent reasonably necessary to expedite the grant by the FCC of any Renewal Application with respect to any Station and thereby to facilitate the grant of the FCC Consent with respect to such Station, each of Montage, Marigold and their applicable Subsidiaries shall be permitted to enter into tolling agreements with the FCC to extend the statute of limitations for the FCC to determine or impose a forfeiture penalty against such Station in connection with (i) any pending complaints that such Station aired programming that contained obscene, indecent or profane material or (ii) any other enforcement matters against such Station with respect to which the FCC may permit Montage or Marigold (or any of their respective Subsidiaries) to enter into a tolling agreement.

(iv)     If the Closing shall not have occurred for any reason within the original effective periods of the FCC Consent, and neither party shall have terminated this Agreement pursuant to the terms hereof, Montage and Marigold shall use their reasonable best efforts to obtain one or more extensions of the effective period of the FCC Consent to permit consummation of the transactions hereunder. Upon receipt of the FCC Consent, Marigold and Montage shall use their respective reasonable best efforts to maintain in effect the FCC Consent to permit consummation of the transactions hereunder. No extension of the FCC Consent shall limit the right of Montage and Marigold to terminate this Agreement pursuant to the terms hereof.

Section 6.4     Access to Information.

(a)     Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Marigold and Montage shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other, reasonable access, during normal business hours during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Second Merger Effective Time, to all its properties, books, contracts and records, and, during such period, each of such parties shall, and shall cause its Subsidiaries to, make available to the other all other information concerning its business, properties and personnel as the other may reasonably request. Neither Marigold nor Montage nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law, rule, regulation, order, judgment, decree or fiduciary duty or binding agreement entered into prior to the date of this Agreement. Each of Marigold and Montage shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)     All information and materials provided pursuant to this Agreement shall be subject to the provisions of that certain confidentiality agreement, dated as of March 13, 2015, by and between Montage and Marigold (the “Confidentiality Agreement”).

(c)     No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth in this Agreement.

(d)     Notwithstanding any other provision of this Agreement, neither Montage nor Marigold shall be required to provide or communicate to the other or permit the other to have access to any information that would communicate, directly or indirectly, its bids or bidding strategies in the FCC Broadcast Incentive Auction in violation of the anti-collusion provisions of the FCC Broadcast Incentive Auction Rules, as they may be interpreted from time to time by the FCC.

(e)     Marigold and Montage acknowledge that (1) the FCC has announced its intention to conduct the FCC Broadcast Incentive Auction no earlier than March 29, 2016; (2) the FCC Broadcast Incentive Auction will require television station participants to file applications reflecting their intention to participate (the “Auction Applications”); (3) following the date that such Auction Applications are required to be filed, certain direct and indirect communications between Marigold and Montage regarding the FCC Broadcast Incentive Auction, including whether either Marigold or Montage intends to participate in the FCC Broadcast Incentive Auction, as well as their bids or bidding strategies, will be prohibited by 47 C.F.R. § 1.2205(b) (the “Prohibited Communications”); and (4) such Prohibited Communications will remain prohibited until the FCC publicly announces the results of the FCC Broadcast Incentive Auction (the period between the date Auction Applications are required to be filed and the FCC’s public announcement of the Auction results hereinafter referred to as the “Anti-Collusion Rule Period”). During the Anti-Collusion Rule Period, neither Marigold nor Montage shall make any statement, either oral or written, or take any action that is prohibited under 47 C.F.R. § 1.2205(b). Notwithstanding any other provision of this Agreement, neither Montage nor Marigold shall be required to provide or communicate to the other or permit the other to access to any information that would communicate, directly or indirectly, its bids or bidding strategies in the FCC Broadcast Incentive Auction in violation of the anti-collusion provisions of the FCC Broadcast Incentive Auction Rules, as they may be interpreted from time to time by the FCC.

Section 6.5     Employee Matters.

(a)     From and after the Second Merger Effective Time, the employees of Montage and the Montage Subsidiaries who are employed by New Holdco and its Subsidiaries as of the First Merger Effective Time who remain employed by New Holdco and its Subsidiaries (including the Montage Surviving Corporation and its Subsidiaries) following the consummation of the transactions contemplated hereby (the “Montage Continuing Employees”) and the employees of Marigold and the Marigold Subsidiaries who are employed by New Holdco and its Subsidiaries as of the Second Merger Effective Time and who remain employed by New Holdco or any of its Subsidiaries (including the Marigold Surviving Corporation and its Subsidiaries) thereafter (the “Marigold Continuing Employees”, and together with the Montage Continuing Employees, the “Continuing Employees”) will continue to participate and have coverage or will be offered participation and coverage under the applicable Montage Benefit Plans, Marigold Benefit Plans or employee benefit plans adopted or implemented by New Holdco or its Subsidiaries at or following the Closing (each, a “New Benefit Plan”, and, together with the Montage Benefit Plans and the Marigold Benefit Plans following the Closing, the “Merger Benefit Plans”), or a combination thereof, as determined by Marigold and Montage prior to or following the Second Merger Effective Time, and without duplication of benefits.

(b)     New Holdco shall cause, to the extent applicable, (i) each Montage Benefit Plan in which Marigold Continuing Employees become eligible to participate, (ii) each Marigold Benefit Plan in which Montage Continuing Employees become eligible to participate and (iii) each New Benefit Plan in which Continuing Employees become eligible to participate, to take into account for purposes of eligibility, vesting and benefit accruals (solely, in the case of benefit accruals, with respect to Merger Benefit Plans that are not defined benefit plans or provide post-retirement health or welfare benefits, except as required by applicable Law or under any Merger Benefit Plan that replaces a comparable Montage Benefit Plan or Marigold Benefit Plan, as applicable), the service of such Continuing Employees with Marigold and the Marigold Subsidiaries (and any predecessor entities) and Montage and the Montage Subsidiaries (and any predecessor entities), as applicable, to the same extent as such service was credited for such purpose, with respect to a Montage Continuing Employee, by Montage and the Montage Subsidiaries and, with respect to Marigold Continuing Employees, by Marigold and the Marigold Subsidiaries; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or with respect to New Benefit Plans for which prior service is not taken into account or with respect to plans for which participation and/or service is frozen.

(c)     At and following the Second Merger Effective Time, New Holdco shall, and shall cause the applicable Subsidiary to, as applicable, honor the accrued and vested obligations of Montage and Marigold and their respective Subsidiaries as of the Second Merger Effective Time under the provisions of the Montage Benefit Plans, Montage Employment Agreements, Marigold Benefit Plans, Marigold Employment Agreements, and New Benefit Plans, as applicable; provided that this provision shall not prevent New Holdco or any of its Subsidiaries from terminating any such plans or agreements to the extent permitted by the respective terms of such plans or agreements, provided that New Holdco honors all accrued and vested obligations under such plans and agreements upon such termination.

(d)     If Marigold Continuing Employees become eligible to participate in a Montage Benefit Plan or a New Benefit Plan, or Montage Continuing Employees become eligible to participate in a Marigold Benefit Plan or a New Benefit Plan, in each case that provides medical, dental or other health care insurance, New Holdco shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health, or dental plans of Montage or Marigold, as applicable, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation, and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the First Merger Effective Time for the year in which the First Merger Effective Time or participation in such medical, dental or other health care insurance plan of Montage or Marigold, as applicable, occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical, dental or other health care insurance plan of Marigold or Montage, as applicable, prior to the First Merger Effective Time for the year in which the First Merger Effective Time or participation in such medical, dental or health care insurance plan occurs.

(e)     Without limiting the generality of Section 9.9, this Section 6.5 and Section 2.3 and Section 2.4 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 6.5 or in Section 2.3 or Section 2.4, express or implied, is intended to confer upon any other Person, including any current or former director, officer or employee of Marigold, Montage or any of their respective Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this Section 6.5 or by reason of Section 2.3 or Section 2.4. Nothing in this Agreement shall prevent New Holdco, Montage, Merger Sub 1, Merger Sub 2, the Montage Surviving Corporation or the Marigold Surviving Corporation from amending, suspending or terminating any Marigold Benefit Plans, Marigold Employment Agreements, Montage Benefit Plans or Montage Employment Agreements to the extent permitted by the respective terms of such plans or agreements. Nothing contained in this Agreement shall constitute or be deemed to be an amendment to any Marigold Benefit Plan, Marigold Employment Agreement, Montage Benefit Plan, Montage Employment Agreement or any other compensation or benefit plan, program or arrangement of Montage, Marigold or any of their respective Subsidiaries.

Section 6.6     Directors’ and Officers’ Indemnification and Insurance.

(a)     Without limiting any additional rights that any director or officer may have under any indemnification agreement or under the articles of incorporation and bylaws of Marigold, from and after the Second Merger Effective Time, New Holdco shall cause the Marigold Surviving Corporation or any applicable Subsidiary (excluding the Marigold Sharing Company and the Montage Sharing Companies) (collectively, the “D&O Indemnifying Parties”) thereto to: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Second Merger Effective Time serving as a director or officer of Marigold or such Subsidiary (collectively, the “D&O Indemnified Parties”) to the fullest extent the Marigold Surviving Corporation or any such Subsidiary is so authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any D&O Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such D&O Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the D&O Indemnified Parties, in each case to the fullest extent the Marigold Surviving Corporation or the applicable Subsidiary is so authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any D&O Claim in advance of the final disposition of such D&O Claim, including payment on behalf of or advancement to the D&O Indemnified Party of any Claim Expenses incurred by such D&O Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to the Marigold Surviving Corporation’s receipt of a written undertaking by or on behalf of such D&O Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Law that such D&O Indemnified Party is not entitled to be indemnified. Without limiting any additional rights that any director or officer may have under any indemnification agreement set forth in Section 6.6 of the Marigold Disclosure Letter or under the articles of incorporation and bylaws of Marigold, the D&O Indemnified Parties as a group may retain only one law firm to represent them with respect to each such D&O Claim unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more D&O Indemnified Parties. To the extent authorized or permitted by applicable Law, the indemnification and advancement obligations of the Marigold Surviving Corporation pursuant to this Section 6.6(a) shall extend to acts or omissions occurring at or before the Second Merger Effective Time and any D&O Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director or officer of Marigold or any of the Marigold Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors, and personal and legal Representatives. As used in this Section 6.6(a): (x) the term “D&O Claim” means any threatened, asserted, pending or completed action, suit or proceeding or inquiry or investigation, whether instituted by any party hereto, any Governmental Entity or any other Person, that any D&O Indemnified Party in good faith believes might lead to the institution of any action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to (A) such D&O Indemnified Party’s duties or service as a director or officer of Marigold or the applicable Subsidiary thereto or (B) to the extent such person is or was serving at the request or for the benefit of Marigold or any of the Marigold Subsidiaries, any other entity or any benefit plan maintained by any of the foregoing at or prior to the Second Merger Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable out-of-pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any D&O Claim for which indemnification is authorized pursuant to this Section 6.6(a), including any action relating to a claim for indemnification or advancement brought by a D&O Indemnified Party. No D&O Indemnifying Party shall settle, compromise or consent to the entry of any judgment in any actual or threatened D&O Claim in respect of which indemnification has been sought by such D&O Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such D&O Indemnified Party from all liability arising out of such D&O Claim, or such D&O Indemnified Party otherwise consents thereto.

(b)     Without limiting the foregoing, New Holdco and Marigold agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Second Merger Effective Time now existing in favor of the current or former directors or officers of Marigold or any of the Marigold Subsidiaries as provided in Marigold’s bylaws as in effect on the Closing Date and indemnification agreements of Marigold and the Marigold Subsidiaries shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Second Merger Effective Time, the articles of incorporation and bylaws of Marigold shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in Marigold’s articles of incorporation and bylaws as in effect on the Closing Date, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Second Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Second Merger Effective Time, were directors or officers of Marigold or any of the Marigold Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law. At Marigold’s option and expense, prior to the Second Merger Effective Time, Marigold may purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Second Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of Marigold or any of the Marigold Subsidiaries as Marigold’s and the Marigold Subsidiaries’ existing directors’ and officers’ insurance policy or policies, covering without limitation the transactions contemplated by this Agreement, with a claims period of six (6) years from the Second Merger Effective Time for D&O Claims arising from facts or events that occurred on or prior to the Second Merger Effective Time; provided, however, that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by Marigold and the Marigold Subsidiaries for such insurance (such amount being the “Marigold Maximum Premium”). If Marigold shall obtain such tail policy prior to the Second Merger Effective Time, New Holdco or the Marigold Surviving Corporation shall cause such policy to be maintained in full force and effect, for its full term, and shall cause Marigold to honor all its obligations thereunder. If Marigold fails to obtain such tail policy prior to the Second Merger Effective Time, New Holdco or the Marigold Surviving Corporation shall obtain such a tail policy, provided, however, that the premium for such tail policy shall not exceed the Marigold Maximum Premium; provided, further, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Marigold Maximum Premium, New Holdco or the Marigold Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Marigold Maximum Premium.

(c)     If any of New Holdco or the Marigold Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of New Holdco or the Marigold Surviving Corporation, as applicable, assume the obligations set forth in this Section 6.6.

(d)     New Holdco and the Marigold Surviving Corporation shall be jointly and severally obligated to pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.6; provided, however, that such D&O Indemnified Party provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(e)     The provisions of this Section 6.6 are intended to be for the express benefit of, and shall be enforceable by, each D&O Indemnified Party (who are intended to be third party beneficiaries of this Section 6.6), his or her heirs and his or her personal Representatives, shall be binding on all successors and assigns of New Holdco and the Marigold Surviving Corporation and shall not be amended after the Second Merger Effective Time in a manner that is adverse to any D&O Indemnified Party (including their successors, assigns and heirs) without the prior written consent of such D&O Indemnified Party (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 6.6 shall not be deemed to be exclusive of any other rights to which a D&O Indemnified Party is entitled, whether pursuant to applicable Law, contract or otherwise.

Section 6.7     Advice of Changes. Each of Montage, on the one hand, and Marigold, on the other hand, shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on Marigold, in the case of Marigold, or a Material Adverse Effect on Montage, in the case of Montage, or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided, further, that a failure to comply with this Section 6.7 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.8     Tax Matters.

(a)     Marigold shall use its reasonable best efforts to deliver to McDermott Will & Emery LLP, counsel to Marigold (“McDermott”), and Fried, Frank, Harris, Shriver & Jacobson LLP, counsel to Montage (“Fried Frank”), a “Tax Representation Letter”, dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Marigold, and containing representations of Marigold, and Montage shall use its reasonable best efforts to deliver to McDermott and Fried Frank a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC), signed by an officer of Montage, and containing representations of Montage, in each case, as shall be reasonably necessary or appropriate to enable Fried Frank to render the opinion described in Section 7.2(e) and McDermott to render the opinion described in Section 7.3(e).

(b)     Marigold shall use its reasonable best efforts to obtain from McDermott the opinion described in Section 7.3(e) (and any similar opinion to be attached as an exhibit to the Form S-4). Montage shall use its reasonable best efforts to obtain from Fried Frank the opinion described in Section 7.2(e) (and any similar opinion to be attached as an exhibit to the Form S-4).

(c)     From and after the date hereof and until the Second Merger Effective Time, none of Montage, Marigold or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the First Merger and the Second Merger, taken together, are reasonably likely to fail to qualify as a transaction described in Section 351 of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action described in clause (i).

Section 6.9     Approval Actions. Immediately after the execution and delivery of this Agreement, Montage shall execute and deliver to Merger Sub 2 (with a copy to Marigold) an irrevocable written consent approving and adopting this Agreement and the transactions contemplated hereby, including the Second Merger (the “Merger Sub 2 Shareholder Approval”).

Section 6.10     No Solicitation by Marigold.

(a)     From the date hereof until the earlier of the Second Merger Effective Time or the termination of this Agreement in accordance with its terms, (i) Marigold shall not, and shall cause the Marigold Subsidiaries not to, and (ii) Marigold shall and shall cause the Marigold Subsidiaries to use its and their respective reasonable best efforts (including by notifying them of the existence and terms of this Section 6.10(a)) to cause the Representatives of Marigold and of the Marigold Subsidiaries not to, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold;

(ii)     furnish any non-public information regarding Marigold or any of the Marigold Subsidiaries to any Person who has made or in response to an Acquisition Proposal with respect to Marigold or an Acquisition Inquiry with respect to Marigold;

(iii)     engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to Marigold or Acquisition Inquiry with respect to Marigold or, subject to Section 6.10(c), withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated hereby, including the First Merger and Second Merger; or

(v)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement (other than a Marigold Confidentiality Agreement, subject to Section 6.10(b)) for any Acquisition Transaction with respect to Marigold.

(b)     Notwithstanding Section 6.10(a), if after the date hereof but prior to the Marigold Approval Time, the Marigold Board receives a bona fide written Acquisition Proposal made after the date hereof but prior to the Marigold Approval Time and which has not resulted from a violation of this Section 6.10, Marigold and its Representatives may contact such Person to clarify the terms and conditions thereof and if the Marigold Board determines in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Marigold Superior Offer, and, after consultation with outside counsel, that the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the Marigold Board’s fiduciary duties to Marigold Shareholders under applicable Law, then Marigold may, at any time prior to the Marigold Approval Time (A) furnish information with respect to Marigold and the Marigold Subsidiaries to the Person or Persons (and its or their Representatives and potential financing sources) making such Acquisition Proposal, but only after such Person or Persons enter into a Marigold Confidentiality Agreement and (B) participate in discussions or negotiations with such Person or Persons (and its or their Representatives and potential financing sources) regarding any such Acquisition Proposal made by such Person or Persons; provided, that Marigold shall give written notice to Montage after any such determination by the Marigold Board and before taking any of the actions described in the foregoing clauses (A) and (B). Marigold shall promptly (and in any event, within 24 hours) provide Montage with all non-public information regarding Marigold and the Marigold Subsidiaries that is provided by Marigold to a Person or Persons (or its or their Representatives or potential financing sources) making such Acquisition Proposal that shall not have been previously provided to Montage or its Representatives. Notwithstanding anything to the contrary contained in this Section 6.10, in no event may Marigold or any of the Marigold Subsidiaries or any of its Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of its or their Representatives or potential financing sources) who makes an Acquisition Proposal or Acquisition Inquiry with respect to Marigold.

(c)     Except as expressly permitted by this Section 6.10(c), the Marigold Board shall not (i) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Montage, or propose publicly to withdraw, or to qualify, amend or modify, in any manner adverse to Montage, the Marigold Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Marigold Adverse Recommendation Change”) (it being understood that the following shall not constitute a Marigold Adverse Recommendation Change prohibited hereunder: (1) any “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act, and (2) any communication by Marigold that expressly continues to recommend the transactions contemplated hereby), (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Marigold or any of the Marigold Subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to Marigold (other than a Marigold Confidentiality Agreement). Notwithstanding the foregoing, at any time before the Marigold Approval Time, the Marigold Board may effect a Marigold Adverse Recommendation Change (other than in connection with an Acquisition Proposal with respect to Marigold) in response to a Marigold Intervening Event, if and only if: (A) if the Marigold Board determines in its good faith judgment, after consulting with outside counsel, that the failure to effect a Marigold Adverse Recommendation Change would be reasonably likely to be inconsistent with the Marigold Board’s fiduciary duties to the Marigold Shareholders under applicable Law; (B) Marigold has provided Montage four (4) Business Days’ prior written notice specifying the Marigold Intervening Event in reasonable detail and advising Montage that it intends to take such action and specifying, in reasonable detail, the reasons for such action, it being understood that the delivery of such notice shall not itself constitute a Marigold Adverse Recommendation Change; and (C) (1) during such four (4) Business Days notice period, to the extent requested in writing by Montage, Marigold and its Representatives shall negotiate in good faith with Montage and Montage’s Representatives with respect to any revisions to the terms of this Agreement so that such Marigold Intervening Event would no longer necessitate a Marigold Adverse Recommendation Change, and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Montage by 5 p.m. Eastern Time on the last day of such notice period, the Marigold Board continues to believe in its good faith judgment, after consulting with outside counsel, that the failure to make a Marigold Adverse Recommendation Change in response to such Marigold Intervening Event would be reasonably likely to be inconsistent with the Marigold Board’s fiduciary duties to the Marigold Shareholders under applicable Law. For the avoidance of doubt, the provisions of this Section 6.10(c) shall also apply to any material change to the facts and circumstances relating to such Marigold Intervening Event and require a new notice, except that the references to four (4) business days shall be deemed to be three (3) business days. Notwithstanding anything to the contrary in this Section 6.10(c) or elsewhere in this Agreement, if the Marigold Board receives after the date hereof but before the Marigold Approval Time a bona fide unsolicited written Acquisition Proposal with respect to Marigold (which did not result from a violation of this Section 6.10) that the Marigold Board determines in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, constitutes a Marigold Superior Offer, (i) Marigold may (but in no event from and after the Marigold Approval Time) terminate this Agreement pursuant to Section 8.1(h) to enter into a definitive agreement to accept such Marigold Superior Offer (and take an action described in clause (ii) of the first sentence of this Section 6.10(c) contemporaneously therewith), if Marigold pays the Marigold Termination Fee required to be paid by it pursuant to Section 8.3 in connection with such termination, or (ii) the Marigold Board may make a Marigold Adverse Recommendation Change in connection with such Marigold Superior Offer, but in each case described in this sentence only (1) after the fourth (4th) Business Day (such four (4) Business Day period, the “Marigold Notice Period”) following Marigold’s delivery to Montage of written notice (a “Notice of Marigold Superior Offer”), advising Montage that the Marigold Board is prepared to accept such Marigold Superior Offer and enter into a definitive agreement with respect hereto (which notice shall include the form of definitive agreement Marigold and the Person that made such offer are prepared to enter into in connection with the termination of this Agreement, any other information and material required to be delivered under Section 6.10(b) or this Section 6.10(c), as applicable, that has not yet been provided to Montage, and the identity of the Person or Persons making such Acquisition Proposal) and terminate this Agreement or make a Marigold Adverse Recommendation Change in connection with such Marigold Superior Offer (it being understood that any such Notice of Marigold Superior Offer regarding a Marigold Adverse Recommendation Change shall not itself constitute a Marigold Adverse Recommendation Change for purposes of this Agreement) and during such Marigold Notice Period, to the extent requested in writing by Montage, Marigold and its Representatives shall negotiate in good faith with Montage and Montage’s Representatives with respect to any revisions to the terms of this Agreement proposed by Montage so that such Acquisition Proposal ceases to constitute a Marigold Superior Offer, and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Montage by 5 p.m. Eastern Time on the last day of such Marigold Notice Period, the Marigold Board continues to believe in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal continues to constitute a Marigold Superior Offer, and that, after consultation with outside counsel, the failure to (i) terminate this Agreement pursuant to Section 8.1(h) or (ii) make a Marigold Adverse Recommendation Change in connection with such Marigold Superior Offer would be reasonably likely to be inconsistent with the Marigold Board’s fiduciary duties to the Marigold Shareholders under applicable Law. Any (i) amendment to the financial or other material terms of such Marigold Superior Offer or (ii) amendment to an Acquisition Proposal that the Marigold Board had determined no longer constitutes a Marigold Superior Offer, shall constitute a new Acquisition Proposal and shall require Marigold to deliver to Montage a new Notice of Marigold Superior Offer and a new Marigold Notice Period (which shall be three (3), instead of four (4), Business Days in length) shall commence thereafter. Except in accordance with the procedures set forth in this Section 6.10(c), Marigold shall have no right to terminate this Agreement pursuant to Section 8.1(h).

(d)     Nothing in this Section 6.10 shall prohibit the Marigold Board from (i) taking and disclosing to Marigold’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its shareholders required pursuant to applicable Law if the Marigold Board determines, in its good faith judgment, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law; provided that (x) a disclosure pursuant to clause (i) of this Section 6.10(d) shall be a Marigold Adverse Recommendation Change unless the Marigold Board reaffirms the Marigold Board Recommendation in such disclosure, and (y) clause (ii) of this Section 6.10(d) shall not permit the Marigold Board to make a Marigold Adverse Recommendation Change or to take any other actions contemplated by this Section 6.10, except, in each case, to the extent expressly permitted by, and subject to the terms and conditions of, this Section 6.10.

(e)     Marigold shall promptly, within 36 hours, advise Montage orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the date hereof until the Second Merger Effective Time or, if earlier, the termination of this Agreement in accordance with its terms. If Marigold receives an Acquisition Proposal or an Acquisition Inquiry, it shall (i) promptly notify Montage (within no more than 36 hours after any director, officer or financial advisor of Marigold is notified or becomes aware of the receipt of such Acquisition Proposal or Acquisition Inquiry) of the communication or receipt of any Acquisition Proposal or Acquisition Inquiry, indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof, and (ii) keep Montage reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(f)     Marigold shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Marigold proposed on or prior to the date hereof. Marigold acknowledges and agrees that any actions taken by or at the direction of a Representative of Marigold or any of the Marigold Subsidiaries that, if taken by Marigold, would constitute a breach or violation of this Section 6.10 will be deemed to constitute a breach and violation of this Section 6.10 by Marigold.

Section 6.11     No Solicitation by Montage.

(a)     From the date hereof until the earlier of the Second Merger Effective Time or the termination of this Agreement in accordance with its terms, (i) Montage shall not, and shall cause the Montage Subsidiaries not to, and (ii) Montage shall and shall cause the Montage Subsidiaries to use its and their respective reasonable best efforts (including by notifying them of the existence and terms of this Section 6.11(a)) to cause the Representatives of Montage and of the Montage Subsidiaries not to, directly or indirectly:

(i)     solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal with respect to Montage or Acquisition Inquiry with respect to Montage;

(ii)     furnish any non-public information regarding Montage or any of the Montage Subsidiaries to any Person who has made or in response to an Acquisition Proposal with respect to Montage or an Acquisition Inquiry with respect to Montage;

(iii)     engage in discussions or negotiations with any Person who has made any Acquisition Proposal with respect to Montage or an Acquisition Inquiry with respect to Montage (other than discussions in the ordinary course of business that are unrelated to an Acquisition Proposal or Acquisition Inquiry, which shall be permitted);

(iv)     approve, endorse or recommend any Acquisition Proposal with respect to Montage or Acquisition Inquiry with respect to Montage or, subject to Section 6.11(c), withdraw or propose to withdraw its approval and recommendation in favor of this Agreement and the transactions contemplated hereby, including the First Merger and Second Merger; or

(v)     enter into any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or other similar agreement (other than a confidentiality agreement on the terms described below, subject to Section 6.11(b)) for any Acquisition Transaction with respect to Montage.

(b)     Notwithstanding Section 6.11(a), if after the date hereof but prior to the Montage Approval Time, the Montage Board receives a bona fide written Acquisition Proposal made after the date hereof but prior to the Montage Approval Time and which has not resulted from a violation of this Section 6.11, Montage and its Representatives may contact such Person to clarify the terms and conditions thereof and if the Montage Board determines in its good faith business judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Montage Superior Offer, and, after consultation with outside counsel, that the failure to take the actions described in clauses (A) and (B) below would be reasonably likely to be inconsistent with the Montage Board’s fiduciary duties to Montage Shareholders under applicable Law, then Montage may, at any time prior to the Montage Approval Time (A) furnish information with respect to Montage and the Montage Subsidiaries to the Person or Persons (and its or their Representatives and potential financing sources) making such Acquisition Proposal, but only after such Person or Persons enter into a customary confidentiality agreement with Montage (which confidentiality agreement must be no less restrictive with respect to the confidential treatment of information by such Person than the Confidentiality Agreement) (a “Montage Confidentiality Agreement”) and (B) participate in discussions or negotiations with such Person or Persons (and its or their Representatives and potential financing sources) regarding any such Acquisition Proposal made by such Person or Persons; provided, that Montage shall give written notice to Marigold after any such determination by the Montage Board and before taking any of the actions described in the foregoing clauses (A) and (B). Montage shall promptly (and in any event, within 24 hours) provide Marigold with all non-public information regarding Montage and the Montage Subsidiaries that is provided by Montage to a Person or Persons (or its or their Representatives or potential financing sources) making such Acquisition Proposal that shall not have been previously provided to Marigold or its Representatives. Notwithstanding anything to the contrary contained in this Section 6.11, in no event may Montage or any of the Montage Subsidiaries or any of its Representatives directly or indirectly reimburse or pay, or agree to reimburse or pay, the fees, costs or expenses of, or provide or agree to provide compensation to, any Person or Persons (or any of its or their Representatives or potential financing sources) who makes an Acquisition Proposal or Acquisition Inquiry with respect to Montage.

(c)     Except as expressly permitted by this Section 6.11(c), the Montage Board shall not (i) (A) fail to make or withdraw or qualify, amend or modify in any manner adverse to Marigold, or propose publicly to withdraw, or to qualify, amend or modify, in any manner adverse to Marigold, the Montage Board Recommendation or (B) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in this clause (i) being referred to as a “Montage Adverse Recommendation Change”) (it being understood that the following shall not constitute a Montage Adverse Recommendation Change prohibited hereunder: (1) any “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the Exchange Act, and (2) any communication by Montage that expressly continues to recommend the transactions contemplated hereby), (ii) take any action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction contemplated by an Acquisition Proposal, or (iii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize Montage or any of the Montage Subsidiaries to enter into, any letter of intent, agreement in principle, merger, acquisition, purchase or joint venture agreement or Contract or other instrument in respect of or relating to an Acquisition Proposal with respect to Montage (other than a Montage Confidentiality Agreement). Notwithstanding the foregoing, at any time before the Montage Approval Time, the Montage Board may effect a Montage Adverse Recommendation Change (other than in connection with an Acquisition Proposal with respect to Montage) in response to a Montage Intervening Event, if and only if: (A) if the Montage Board determines in its good faith business judgment, after consulting with outside counsel, that the failure to effect a Montage Adverse Recommendation Change would be reasonably likely to be inconsistent with the Montage Board’s fiduciary duties to the Montage Shareholders under applicable Law; (B) Montage has provided Marigold four (4) Business Days’ prior written notice specifying the Montage Intervening Event in reasonable detail and advising Marigold that it intends to take such action and specifying, in reasonable detail, the reasons for such action, it being understood that the delivery of such notice shall not itself constitute a Montage Adverse Recommendation Change; and (C) (1) during such four (4) Business Days notice period, to the extent requested in writing by Marigold, Montage and its Representatives shall negotiate in good faith with Marigold and Marigold’s Representatives with respect to any revisions to the terms of this Agreement so that such Montage Intervening Event would no longer necessitate a Montage Adverse Recommendation Change, and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Marigold by 5 p.m. Eastern Time on the last day of such notice period, the Montage Board continues to believe in its good faith business judgment, after consulting with outside counsel, that the failure to make a Montage Adverse Recommendation Change in response to such Montage Intervening Event would be reasonably likely to be inconsistent with the Montage Board’s fiduciary duties to the Montage Shareholders under applicable Law. For the avoidance of doubt, the provisions of this Section 6.11(c) shall also apply to any material change to the facts and circumstances relating to such Montage Intervening Event and require a new notice, except that the references to four (4) business days shall be deemed to be three (3) business days. Notwithstanding anything to the contrary in this Section 6.11(c), if the Montage Board receives after the date hereof but before the Montage Approval Time a bona fide unsolicited written Acquisition Proposal with respect to Montage (which did not result from a violation of this Section 6.11) that the Montage Board determines in its good faith business judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, constitutes a Montage Superior Offer, the Montage Board may make a Montage Adverse Recommendation Change in connection with such Montage Superior Offer, but in each case described in this sentence only (1) after the fourth (4th) Business Day (such four (4) Business Day period, the “Notice Period”) following Montage’s delivery to Marigold of written notice (a “Notice of Montage Superior Offer”) advising Marigold that the Montage Board is prepared to make a Montage Adverse Recommendation Change in connection with such Montage Superior Offer (it being understood that any such Notice of Montage Superior Offer regarding a Montage Adverse Recommendation Change shall not itself constitute a Montage Adverse Recommendation Change for purposes of this Agreement) and during such Notice Period, to the extent requested in writing by Marigold, Montage and its Representatives shall negotiate in good faith with Marigold and Marigold’s Representatives with respect to any revisions to the terms of this Agreement proposed by Marigold so that such Acquisition Proposal ceases to constitute a Montage Superior Offer, and (2) if after taking into consideration any revisions to the terms of this Agreement proposed in writing by Marigold by 5 p.m. Eastern Time on the last day of such Notice Period, the Montage Board continues to believe in its good faith judgment, after consulting with outside counsel and a nationally recognized third party financial advisor, that such Acquisition Proposal continues to constitute a Montage Superior Offer, and that, after consultation with outside counsel, the failure to make a Montage Adverse Recommendation Change in connection with such Montage Superior Offer would be reasonably likely to be inconsistent with the Montage Board’s fiduciary duties to the Montage Shareholders under applicable Law. Any (i) amendment to the financial or other material terms of such Montage Superior Offer or (ii) amendment to an Acquisition Proposal that the Montage Board had determined no longer constitutes a Montage Superior Offer, shall constitute a new Acquisition Proposal and shall require Montage to deliver to Marigold a new Notice of Montage Superior Offer and a new Montage Notice Period (which shall be three (3), instead of four (4), Business Days in length) shall commence thereafter.

(d)     Nothing in this Section 6.11 shall prohibit the Montage Board from (i) taking and disclosing to Montage’s shareholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its shareholders required pursuant to applicable Law if the Montage Board determines, in its good faith business judgment, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties or applicable Law; provided that (x) a disclosure pursuant to clause (i) of of this Section 6.11(d) shall be a Montage Adverse Recommendation Change unless the Montage Board reaffirms the Montage Board Recommendation in such disclosure, and (y) clause (ii) of this Section 6.11(d) shall not permit the Montage Board to make a Montage Adverse Recommendation Change or to take any other actions contemplated by this Section 6.11, except, in each case, to the extent expressly permitted by, and subject to the terms and conditions of, this Section 6.11.

(e)     Montage shall promptly, within 36 hours, advise Marigold orally and in writing of any Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof and all material modifications thereto) that is made or submitted by any Person during the period beginning on the date hereof until the Second Merger Effective Time or, if earlier, the termination of this Agreement in accordance with its terms. If Montage receives an Acquisition Proposal or an Acquisition Inquiry, it shall (i) promptly notify Marigold (within no more than 36 hours after any director, officer or financial advisor of Montage is notified or becomes aware of the receipt of such Acquisition Proposal or Acquisition Inquiry) of the communication or receipt of any Acquisition Proposal or Acquisition Inquiry, indicating, in connection with such notice, the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the material terms and conditions thereof, and (ii) keep Marigold reasonably informed on a current basis of any material developments in the status and terms of any such Acquisition Proposal or Acquisition Inquiry (including whether such Acquisition Proposal or Acquisition Inquiry has been withdrawn or rejected and any material change to the terms thereof).

(f)     Montage shall immediately cease and cause to be terminated any discussions existing as of the date of this Agreement with any Person that relate to any Acquisition Proposal or Acquisition Inquiry in respect of Montage proposed on or prior to the date hereof. Montage acknowledges and agrees that any actions taken by or at the direction of a Representative of Montage or any of the Montage Subsidiaries that, if taken by Montage, would constitute a breach or violation of this Section 6.11 will be deemed to constitute a breach and violation of this Section 6.11 by Montage.

Section 6.12     Financing.

(a)

(i)     Subject to the terms and conditions of this Agreement, each of Montage, New Holdco and Merger Sub 2 shall use its reasonable best efforts to obtain the Transaction Financing on the terms and conditions (including the flex provisions and taking into account the Marketing Period) described in the Commitment Letter at Closing (taking into account the Marketing Period), and shall not, without the prior written consent of Marigold (which consent shall not be unreasonably withheld, conditioned or delayed), permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letter, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Transaction Financing contemplated by the Commitment Letter (or satisfaction of the conditions precedent to the Transaction Financing) on the Closing Date in any material respect or (y) extend or permit the extension of the marketing period under the Commitment Letter (provided that, without the consent of Marigold, Montage, New Holdco and Merger Sub 2 may amend the Commitment Letter (x) to favorably modify pricing terms or add additional lenders, arrangers, bookrunners and agents or (y) to implement or exercise any of the “market flex” provisions (including pricing terms) contained in the fee letter executed in connection with the Commitment Letter). Montage shall promptly deliver to Marigold copies of any such amendment, modification or replacement. For purposes of this Section 6.12, references to “Transaction Financing” shall include the Transaction Financing contemplated by the Commitment Letter as permitted to be amended, modified or replaced by this Section 6.12(a) and references to “Commitment Letter” shall include such documents as permitted to be amended, modified or replaced by this Section 6.12(a).

(ii)     Each of Montage, New Holdco and Merger Sub 2 shall use its reasonable best efforts (A) to maintain in effect the Commitment Letter, (B) to enter into definitive agreements with respect to the Commitment Letter consistent in all material respects with the terms and conditions (including the flex provisions and taking into account the Marketing Period) contained in the Commitment Letter (or on terms no less favorable (taken as a whole) to Montage, New Holdco or Merger Sub 2 than the terms and conditions (including flex provisions) in the Commitment Letter), and (C) to satisfy (or obtain the waiver of) on a timely basis all conditions precedent to funding in the Commitment Letter and such definitive agreements thereto (taking into account the Marketing Period and other than any condition where the failure to be so satisfied is a direct result of Marigold’s failure to furnish information described in Section 6.12(b)) that are within Montage’s control and to consummate the Transaction Financing at the Closing.. Montage shall keep Marigold reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Transaction Financing and provide to Marigold copies of the material definitive agreements for the Transaction Financing. Without limiting the generality of the foregoing, Montage shall give Marigold prompt notice (x) of any material breach or default by any party to any of the Commitment Letter or definitive agreements related to the Transaction Financing of which Montage becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any actual or potential material breach, default, termination or repudiation by any party to any of the Commitment Letter or definitive agreements related to the Transaction Financing of any provisions of the Commitment Letter or definitive agreements related to the Transaction Financing, and (z) if at any time for any reason Montage believes in good faith that it will not be able to obtain all or any portion of the Transaction Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letter or definitive agreements related to the Transaction Financing. As soon as reasonably practicable after any notice by Montage to Marigold of the type described in the immediately preceding sentence, but in any event within two Business Days of the date Marigold delivers to Montage a written request, Montage shall use reasonable best efforts to provide any information reasonably requested by Marigold relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided, that they need not provide any information believed to be privileged or that is requested for purposes of litigation. If all or any portion of the Transaction Financing becomes unavailable for any reason, and such portion is reasonably required to pay the aggregate Cash Consideration, repay the Retired Debt and pay all fees, expenses and other amounts contemplated to be paid by Montage, New Holdco, Merger Sub 2 or the Montage Surviving Corporation pursuant to this Agreement, Montage, New Holdco and Merger Sub 2 shall use their reasonable best efforts to arrange and obtain in replacement thereof alternative debt Transaction Financing from alternative sources in an amount sufficient, when taken together with available cash of Montage and any then-available Transaction Financing pursuant to the Commitment Letter, to consummate the Mergers with terms and conditions not materially less favorable (taken as a whole) to Montage, New Holdco and Merger Sub 2 than the terms and conditions (taken as a whole) set forth in the Commitment Letter (“Available Transaction Financing”), as promptly as reasonably practicable following the occurrence of such event. Montage shall deliver to Marigold true and complete copies of all commitment letters and fee letters pursuant to which any such alternative source shall have committed to provide any portion of the Transaction Financing. Notwithstanding anything in this Section 6.12 or elsewhere in this Agreement to the contrary, in no event shall the “reasonable best efforts” of Montage, New Holdco or Merger Sub 2 be deemed or construed to require any such Person to, and no such Person shall be required to, pay any debt financing fees in the aggregate in excess of those contemplated by the Commitment Letter, or agree to conditionality or economic terms of the debt financing that are (other than as specified in the preceding sentence) materially less favorable than those contemplated by the Commitment Letter or any related fee letter (including any “flex” provision therein).

(b)     (x) Solely with respect to applicable portions of clauses (iii), (iv) and (v) below, prior to the filing and effectiveness of an exchange offer registration statement on Form S-4 (the “Exchange Offer Registration Statement”) for LIN Television Corporation’s 5.875% senior unsecured notes due 2022 (the “Exchange Offer”) pursuant to the Registration Rights Agreement dated November 5, 2014 among Montage Financing Sub, Inc. and RBC Capital Markets, as representative of the initial purchasers named therein, and (y) with respect to the Transaction Financing, prior to Closing, Marigold shall, and shall cause the Marigold Subsidiaries to, and use reasonable best efforts to cause its and the Marigold Subsidiaries’ respective Representatives to provide to Montage and New Holdco such cooperation in connection with the Transaction Financing and the Exchange Offer as may be reasonably requested by Montage, including:

(i)     assisting in preparation for and participation, upon reasonable advance notice, in a reasonable number of meetings and calls (including customary one-on-one meetings with parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, the Transaction Financing), drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and assisting Montage and New Holdco in obtaining ratings in respect of Montage and public ratings in respect of any debt issued as part of the Transaction Financing from Standard & Poor’s Financial Services LLC and Moody’s Investors Service, Inc.;

(ii)     assisting Montage and New Holdco and their potential financing sources in the preparation of (A) customary offering documents, private placement memoranda, bank information memoranda, prospectuses and similar marketing documents for any of the Transaction Financing (including the provision of “backup” support), including the execution and delivery of customary representation letters in connection with bank information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding Marigold or the Marigold Subsidiaries or their respective securities (in each case in accordance with customary syndication practices) and containing a representation that the public-side version does not include material non-public information about Marigold and its Subsidiaries or their securities and (B) customary materials for rating agency presentations for the Transaction Financing;

(iii)     delivering to Montage and New Holdco the Required Financial Information;

(iv)     delivering to Montage and New Holdco and their potential financing sources as promptly as reasonably practicable (x) such information as may be reasonably necessary for the Required Financial Information to remain Compliant and (y) such other pertinent financial and other customary information (including assistance with preparing projections, financial estimates, forecasts and other forward-looking information) to the extent reasonably requested by Montage or identified in Section 3 of the Commitment Letter in connection with the preparation of customary offering or information documents to be used for the Transaction Financing or the Exchange Offer Registration Statement, as applicable, and assisting Montage in preparing pro forma (A) balance sheets and related notes as of the most recently completed interim period, and (B) income statements and related notes for the most recently completed fiscal year, for the most recently completed interim period and for the twenty-four (24) month period ending on the last day of the most recently completed four (4) fiscal quarter period ended at least forty-five (45) days before (x) the date of effectiveness of the Exchange Offer Registration Statement and (y) the Closing Date, prepared after giving effect to the transactions described in the Commitment Letter as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income) and any other pro forma financial information required by Regulation S-X in connection with the Transaction Financing or the Exchange Offer (including by recasting any of Marigold’s Required Financial Information to match the fiscal year end of Montage and providing appropriate related disclosure for purposes of preparing Regulation S-X compliant pro forma financial statements); provided that none of Marigold, any of the Marigold Subsidiaries or any of their Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(v)     causing its independent registered public accounting firm (x) for the Transaction Financing and the Exchange Offer Registration Statement, to cooperate with Montage and New Holdco in connection with the Transaction Financing and the Exchange Offer, including, but solely for the Transaction Financing, by providing customary “comfort letters” (including customary “negative assurances”) and (y) for the Transaction Financing and the Exchange Offer Registration Statement, to provide customary assistance with the due diligence activities of Montage and the financing sources and the preparation of any pro forma financial statements to be included in the documents referred to in clause (iv) above, and customary consents to the inclusion of audit reports in any relevant marketing materials, registration statements and related government filings, including the Exchange Offer Registration Statement;

(vi)     using commercially reasonable efforts to ensure that the Transaction Financing benefits from the existing lending relationships of Marigold and the Marigold Subsidiaries;

(vii)     assisting to identify the steps for repayment on the Closing Date of the Marigold Credit Facility and the Marigold Receivables Sale Agreement, Marigold Notes and other Retired Debt of Marigold or the Marigold Subsidiaries other than indebtedness which may be mutually agreed and cooperating with any back-stop, “roll-over” or termination of any existing letters of credit thereunder (and the release and discharge of all related liens and security interests), by providing to Montage at least three (3) Business Days prior to Closing customary pay-off letters (in substantially final form), UCC-3 financing statements, filings with the United States Patent and Trademark and/or Copyright Office, real property mortgage releases, account control agreement termination notices, and other similar and related ancillary agreements as are necessary in connection with the Transaction Financing (it being understood that no such documentation shall become effective until the Second Merger Effective Time);

(viii)     using commercially reasonable efforts to obtain such consents, approvals and authorizations required in connection with the Transaction Financing which may be reasonably requested by Montage;

(ix)     executing and delivering as of, but not effective before, the Second Merger Effective Time customary definitive financing documentation as may be reasonably requested by Montage, including pledge and security documents, guarantees, customary officer’s certificates (including, without limitation, delivery of a solvency certificate in customary form), instruments, copies of any existing surveys, UCC financing statements, filings, security agreements, control agreements, title insurance and other matters ancillary to, or required in connection with, the Transaction Financing (including (A) delivering stock certificates for certificated securities and (with transfer powers executed in blank) of the borrower and its domestic subsidiaries to the extent required on the Closing Date by the terms of the Transaction Financing and (B) using commercially reasonable efforts to provide customary local counsel legal opinions); and

(x)     taking all corporate actions reasonably requested by Montage and New Holdco that are necessary to permit the consummation of the Transaction Financing, including with respect to corporate actions of the Marigold Surviving Corporation to be effected immediately following the Second Merger Effective Time and any high yield financing, and to permit the proceeds thereof, together with the cash at Marigold and the Marigold Subsidiaries, if any, to be made available on the Closing Date to consummate the transactions contemplated hereby, including the refinancing and repayment of outstanding Indebtedness of Marigold and the Marigold Subsidiaries; provided that the foregoing shall not require the adoption of any corporate resolutions or actions that would be effective prior to the Second Merger Effective Time;

(xi)     at least three (3) Business Days prior to the Closing Date, providing all documentation and other information relating to Marigold and the Marigold Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent reasonably requested by Montage or New Holdco; and

(xii)     reasonable participation by senior financial officers of Marigold and its Subsidiaries in the negotiation of the definitive documentation for the Transaction Financing.

(c)     Marigold hereby consents to the use of all of its and the Marigold Subsidiaries’ logos in connection with the Transaction Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Marigold or the Marigold Subsidiaries or the reputation or goodwill of Marigold or any Marigold Subsidiary; and subject to the prior review by, and consent of, Marigold (such consent not to be unreasonably withheld or delayed). Notwithstanding any other provision set forth herein or in any other agreement between Marigold and Montage (or their respective affiliates), Marigold agrees that Montage and its affiliates may share customary projections with respect to Marigold and its business, which are approved for distribution by Marigold, with their potential financing sources and other prospective lenders in connection with any marketing efforts in connection with the Transaction Financing, provided that the recipients of such information agree to customary confidentiality arrangements. Notwithstanding anything to the contrary in this Agreement, none of Marigold, any of the Marigold Subsidiaries or any of its or their respective directors or officers or other personnel shall be required by this Section 6.12 (i) to take any action or provide any assistance that unreasonably interferes in any material respect with the ongoing operations of Marigold and the Marigold Subsidiaries or (ii) to execute or deliver any certificate, document, instrument or agreement that is effective prior to the Closing or agree to any change or modification of any existing certificate, document, instrument or agreement that is effective prior to the Closing (other than any payoff letters required to be received in connection with the Transaction Financing).

(d)     Marigold shall, as promptly as practicable following signing and no later than thirty (30) days prior to the Closing Date, provide the requisite notices in connection with the Mergers pursuant to the Marigold Notes. “Marigold Notes” shall mean the promissory notes issued pursuant to the Marigold Note Purchase Agreements. “Marigold Note Purchase Agreements” means (i) that certain Note Purchase Agreement dated as of February 29, 2012, among Marigold, as issuer and seller, and the named purchasers, (ii) that certain Note Purchase Agreement dated as of October 31, 2014, among Marigold, as issuer and seller, and the named purchasers, and (iii) that certain Note Purchase Agreement dated as of February 19, 2014, among Marigold, as issuer and seller, and the named purchasers.

(e)     Notwithstanding anything in this Agreement to the contrary, none of Marigold or the Marigold Subsidiaries shall be required to (i) pay any commitment or other similar fee, including under any guarantee or pledge or any other document relating to or in connection with the Transaction Financing prior to the Closing or (ii) enter into any binding agreement or commitment or any resolution or otherwise take any corporate or similar action in connection with the Transaction Financing that is not conditioned on the occurrence of the Closing.

(f)     Montage shall (i) indemnify and hold harmless Marigold and the Marigold Subsidiaries and its and their respective Representatives (collectively, the “Section 6.12 Indemnitees”) from and against any and all out-of-pocket costs and expenses (including attorneys’ fees), judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations directly or indirectly suffered or incurred by the Section 6.12 Indemnitees in connection with their cooperation and assistance obligations set forth in this Section 6.12, except and only to the extent such costs, expenses, judgments, fines, claims, losses, penalties, damages, interest, awards, liabilities or obligations are finally determined in a judicial proceeding (and not subject to further appeal) to have resulted from the gross negligence, bad faith or willful misconduct of Marigold, any of the Marigold Subsidiaries or any of their respective Representatives, (ii) reimburse Marigold for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Marigold and the Marigold Subsidiaries (and its and their respective Representatives) in connection with their cooperation and assistance obligations set forth in this Section 6.12, and (iii) reimburse Marigold for all fees and out-of-pocket expenses of Marigold’s independent registered accounting firm or its other Representatives incurred in connection with Marigold’s and its Subsidiaries cooperation and assistance obligations set forth in this Section 6.12.

Section 6.13     Section 16 Matters. Prior to the First Merger Effective Time, each of New Holdco, Montage and Marigold shall take all commercially reasonable steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of any shares of Montage Common Stock or Marigold Common Shares (including derivative securities with respect to such shares) or acquisitions of shares of New Holdco Common Stock (including derivative securities with respect to such shares of New Holdco Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Montage or Marigold, as applicable, or who will become subject to such reporting requirements with respect to New Holdco, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14     Transaction Litigation. Each of Montage and Marigold shall promptly notify the other of any actions, suits, claims or proceedings commenced against it and/or its directors or officers relating to this Agreement, the other Transaction Documents or any of the transactions contemplated hereby and thereby (collectively, “Transaction Litigation”). Each of Montage and Marigold shall give the other party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other party’s advice due consideration with respect to such Transaction Litigation. Neither Marigold, nor Montage nor any of their respective Subsidiaries shall agree to any settlement of Transaction Litigation without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.15     Stock Exchange Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist shares of Marigold Common Stock from the NYSE and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until the Second Merger Effective Time.

Section 6.16     Obligations of Merger Subsidiaries. Montage shall take all action necessary to cause New Holdco, Merger Sub 1 and Merger Sub 2 to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and conditions contemplated hereby.

Section 6.17     Montage Charter Amendment. Prior to the First Merger Effective Time, Montage shall file, or cause to be filed, the Montage Charter Amendment with, and the Montage Charter Amendment shall have been accepted by, the VSCC, so that the Montage Charter Amendment shall be in full force and effect immediately prior to the First Merger.

Section 6.18     Sharing Companies.

(a)     Notwithstanding anything in this Agreement to the contrary, Marigold and the Marigold Subsidiaries shall have no duty or obligation hereunder or in the transactions contemplated hereby to cause the Marigold Sharing Company to take any action or to forego from taking any action, except to the extent that Marigold or the Marigold Subsidiaries (other than the Marigold Sharing Company) have a right to cause the Marigold Sharing Company to take any action or forego from taking any action under any Contracts in effect between Marigold or the Marigold Subsidiaries (other than the Marigold Sharing Company), on the one hand, and the Marigold Sharing Company, on the other hand.

(b)     Notwithstanding anything in this Agreement to the contrary, Montage and the Montage Subsidiaries shall have no duty or obligation hereunder or in the transactions contemplated hereby to cause the Montage Sharing Companies to take any action or to forego from taking any action, except to the extent that Montage or the Montage Subsidiaries (other than the Montage Sharing Companies) have a right to cause the Montage Sharing Companies to take any action or forego from taking any action under any Contracts in effect between Montage or the Montage Subsidiaries (other than the Montage Sharing Companies), on the one hand, and any of the Montage Sharing Companies, on the other hand.

Article VII

CONDITIONS PRECEDENT

Section 7.1     Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of Marigold, on the one hand, and Montage, New Holdco, Merger Sub 1, and Merger Sub 2, on the other, to effect the Mergers shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)     Required Approvals. (i) The waiting period under the HSR Act with respect to the Mergers shall have expired or been earlier terminated, (ii) the FCC Consent shall have been granted by the FCC and shall be in effect as issued by the FCC or as extended by the FCC, (iii) the Required Montage Vote shall have been obtained, and (iv) the Required Marigold Vote shall have been obtained.

(b)     No Order. No Order (whether temporary, preliminary or permanent) issued by any U.S. federal or state court of competent jurisdiction preventing the consummation of any of the Mergers shall be in effect.

(c)     DOJ Final Judgment Compliance. Either (i) Marigold shall have divested “WALA-TV,” as defined in the DOJ Final Judgment in the matter of United States v. Media General, Inc. and LIN Media, LLC, in case no. 14-cv-1823, dated January 13, 2015 (the “DOJ Final Judgment”), to a Person that is not a party to this Agreement, such that the consummation of any of the Mergers shall not involve the acquisition by Montage of any part of, or an option to acquire any part of, WALA-TV or any assets, tangible or intangible, principally devoted to and necessary for the operations of WALA-TV, or (ii) the restrictions set forth in the DOJ Final Judgment relating to Montage’s reacquisition of WALA-TV shall have ceased to be in effect.

(d)     Registration Statement Effective. The SEC shall have declared the Form S-4 effective and no stop order suspending the effectiveness of the Form S-4 shall have been issued.

(e)     NYSE Listing. The shares of New Holdco Voting Common Stock issuable in connection with the First Merger and the Second Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)     Montage Charter Amendment. The Montage Charter Amendment shall have been filed, and accepted for filing, with the VSCC, and shall be in full force and effect prior to the First Merger Effective Time.

Section 7.2     Conditions to Obligations of Montage, New Holdco, Merger Sub 1 and Merger Sub 2. The obligation of Montage, New Holdco, Merger Sub 1 and Merger Sub 2 to effect the Mergers is also subject to the satisfaction, or waiver by Montage, at or prior to the Closing, of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Marigold in Section 3.2(a) and Section 3.2(b) (solely with respect to the first two sentences thereof) that (i) are not made as of a specific date shall be true and correct in all respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except, in either case, for inaccuracies that are not reasonably expected to result in additional cost, expense or liability to Marigold, Montage and their Affiliates, individually or in the aggregate, that is more than $2,000,000. The representations and warranties of Marigold in Section 3.1(a), Section 3.3(a) and Section 3.6 that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date. All of the other representations and warranties of Marigold contained in Article III of this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Marigold; and Montage shall have received a certificate signed on behalf of Marigold by the Chief Executive Officer or the Chief Financial Officer of Marigold to the foregoing effect.

(b)     Performance of Obligations of Marigold. Marigold shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing; and Montage shall have received a certificate signed on behalf of Marigold by the Chief Executive Officer or the Chief Financial Officer of Marigold to such effect.

(c)     No Material Adverse Effect on Marigold. Since the date of this Agreement, there shall not have been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Marigold, and Montage shall have received a certificate signed on behalf of Marigold by the Chief Executive Officer or the Chief Financial Officer of Marigold to such effect.

(d)     Third Party Consents. The third-party consents set forth on Section 7.2(d) of the Marigold Disclosure Letter shall have been obtained.

(e)     Tax Opinion. Montage shall have received from Fried Frank a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the First Merger and the Second Merger, taken together, will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, Fried Frank shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.8(a).

Section 7.3     Conditions to Obligations of Marigold. The obligation of Marigold to effect the Mergers is also subject to the satisfaction or waiver by Marigold at or prior to the First Merger Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of Montage in the second sentence of Section 4.1(d) shall be true and correct in all respects as of the Closing, as though made on and as of the Closing. The representations and warranties of Montage in Section 4.2(a) and Section 4.2(b) (solely with respect to the first two sentences thereof) that (i) are not made as of a specific date shall be true and correct in all respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all respects as of such date, except, in either case, for inaccuracies that are not reasonably expected to result in the former holders of Montage Voting Common Stock, Montage Non-Voting Common Stock, Montage Stock Options and Montage Stock-Based Awards owning additional equity in New Holdco that, in the aggregate, is valued at more than $2,000,000. The representations and warranties of Montage in Section 4.1(a), Section 4.3(a) and Section 4.6 that (i) are not made as of a specific date shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct in all material respects as of such date. All of the other representations and warranties of Montage contained in Article IV of this Agreement that (i) are not made as of a specific date shall be true and correct as of the Closing, as though made on and as of the Closing, and (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Montage; and Marigold shall have received a certificate signed on behalf of Montage by the Chief Executive Officer or the Chief Financial Officer of Montage to the foregoing effect.

(b)     Performance of Obligations of Montage, New Holdco, Merger Sub 1 and Merger Sub 2. Each of Montage, New Holdco, Merger Sub 1 and Merger Sub 2 shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Marigold shall have received a certificate signed on behalf of Montage, New Holdco, Merger Sub 1 and Merger Sub 2 by the Chief Executive Officer or the Chief Financial Officer of Montage to such effect.

(c)     No Material Adverse Effect on Montage. Since the date of this Agreement, there shall not have been any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Montage, and Marigold shall have received a certificate signed on behalf of Montage by the Chief Executive Officer or the Chief Financial Officer of Montage to such effect.

(d)     Third Party Consents. The third-party consents set forth on Section 7.3(d) of the Montage Disclosure Letter shall have been obtained.

(e)     Tax Opinion. Marigold shall have received from McDermott a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the First Merger and the Second Merger, taken together, will qualify as a transaction described in Section 351 of the Code. In rendering such opinion, McDermott shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.8(a).

Section 7.4     Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1     Termination. This Agreement may be terminated at any time prior to the Second Merger Effective Time, whether before or after obtaining the Required Marigold Vote or the Required Montage Vote:

(a)     by mutual consent of Marigold and Montage in a written instrument;

(b)     by either Marigold or Montage if any U.S. federal or state court of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting either of the Mergers, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have complied with its obligations pursuant to Section 6.3 with respect to such Order;

(c)     by either Marigold or Montage if the Mergers shall not have been consummated on or before September 7, 2016 (the “Initial Outside Date”); provided, that if on the Initial Outside Date any of the conditions set forth in Section 7.1(a)(i) or (a)(ii) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived or shall then be capable of being satisfied, then the Initial Outside Date shall be automatically extended to December 6, 2016; and provided, further, that if the Marketing Period has not ended by the last Business Day immediately prior to the Outside Date, then the Outside Date shall be automatically extended without any action by the parties to the fifth (5th) Business Day following the final day of the Marketing Period. As used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless extended pursuant to the foregoing sentence, in which case, the term “Outside Date” shall mean such date to which the Initial Outside Date has been so extended. Notwithstanding the foregoing, the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of the such party to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d)     by either Marigold or Montage if there shall have been a breach of any of the covenants or agreements or there shall be any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of Marigold, in the case of a termination by Montage, or Montage, New Holdco, Merger Sub 1 or Merger Sub 2, in the case of a termination by Marigold, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b), in the case of a termination by Montage, or the conditions set forth in Section 7.3(a) or Section 7.3(b), in the case of a termination by Marigold, and which, if curable, is not cured by, on or before the earlier of (i) the Outside Date or (ii) thirty (30) days following receipt of written notice by the party committing such breach, or which by its nature or timing cannot be cured prior to the Outside Date;

(e)     by (i) Marigold or Montage if the Montage Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Montage Vote shall not have been obtained, or (ii) by Marigold or Montage if the Marigold Shareholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Required Marigold Vote shall not have been obtained;

(f)     by Marigold, at any time prior to the Montage Approval Time, (i) if Montage shall have breached or failed to perform in any material respect its obligations under Section 6.2(a) or Section 6.11, (ii) if a Montage Triggering Event shall have occurred or (iii) Montage shall have failed to reaffirm the Montage Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal with respect to Montage shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal with respect to Montage), and (y) receipt by Montage of a written request to do so from Marigold; provided, that Marigold shall only be entitled to terminate this Agreement pursuant to clauses (ii) or (iii) of this Section 8.1(f) for a ten (10) Business Day period following the date a Montage Triggering Event occurs (provided that Marigold was aware that such Montage Triggering Event occurred) or the expiry of such ten (10) Business Day period, as applicable;

(g)     by Montage, at any time prior to the Marigold Approval Time, (i) if Marigold shall have breached or failed to perform in any material respect its obligations under Section 6.2(b) or Section 6.10, (ii) if a Marigold Triggering Event shall have occurred or (iii) Marigold shall have failed to reaffirm the Marigold Board Recommendation within ten (10) Business Days after both (x) an Acquisition Proposal with respect to Marigold shall have been made public (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal with respect to Marigold), and (y) receipt by Marigold of a written request to do so from Montage; provided, that Montage shall only be entitled to terminate this Agreement pursuant to clauses (ii) or (iii) of this Section 8.1(g) for a ten (10) Business Day period following the date a Marigold Triggering Event occurs (provided that Montage was aware that such Marigold Triggering Event occurred) or the expiry of such ten (10) Business Day period, as applicable;

(h)     by Marigold, at any time prior to the Marigold Approval Time, if the Marigold Board determines to enter into a definitive agreement to accept a Marigold Superior Offer in accordance with Section 6.10(c), provided Marigold pays to Montage the Marigold Termination Fee substantially concurrently with such termination pursuant to Section 8.3(a); or

(i)     by either Montage or Marigold if the other party fails to consummate the Closing within three (3) Business Days after the day such party is required to consummate the Closing in accordance with Section 1.1; provided neither party may terminate for its own failure to consummate the Closing when required by Section 1.1.

Section 8.2     Effect of Termination. In the event of termination of this Agreement by either Marigold or Montage as provided in Section 8.1 (or by Marigold and Montage as provided in Section 8.1(a)), this Agreement shall forthwith become void and have no effect, and none of the parties or any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) the fourth sentence of Section 6.3(e)(i) and the second sentence of Section 6.3(e)(ii), Section 6.4(b), Section 6.12(f), this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX (other than Section 9.8) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Marigold nor Montage shall be relieved or released from any liabilities or damages arising out of its common law fraud or Intentional Breach of any agreement or covenant in this Agreement (including a party’s failure to consummate the Closing when required by Section 1.1).

Section 8.3     Termination Fee.

(a)     If this Agreement is terminated: (i) by Marigold pursuant to Section 8.1(f); or (ii) by Montage or Marigold pursuant to Section 8.1(c) or Section 8.1(e)(i), or by Marigold pursuant to Section 8.1(d), and in the case of clause (ii) of this sentence: (I)(x) in the case of a termination pursuant to Section 8.1(e)(i), at or prior to the Montage Shareholder Meeting a bona fide Acquisition Proposal made after the date hereof with respect to Montage shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn prior to the completion of the Montage Shareholder Meeting and (y) in the case of a termination pursuant to Section 8.1(c) or Section 8.1(d), prior to such termination a bona fide Acquisition Proposal with respect to Montage shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn, and provided that the Required Montage Vote shall not have been obtained at the Montage Shareholder Meeting (including any adjournment or postponement thereof); and (II): (1) on or prior to the first anniversary of such termination of this Agreement, an Acquisition Transaction with respect to Montage is consummated; or (2) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement relating to an Acquisition Transaction with respect to Montage is entered into by Montage and such Acquisition Transaction is subsequently consummated, Montage shall pay to Marigold or its designee, in cash at the time specified in the following sentence, a fee in the amount of $60,000,000 (the “Montage Termination Fee”), less, in the case of a termination pursuant to Section 8.1(e)(i), the Montage No Vote Fee that shall have been paid as provided below. The Montage Termination Fee shall be paid as follows: (x) in the case of clause (i) of the preceding sentence, within two Business Days after the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two Business Days after the consummation of the applicable Acquisition Transaction. “Acquisition Transaction” for purposes of clause (II) of clause (ii) of this Section 8.3(a) shall have the meaning assigned thereto in the definition thereof set forth in Section 9.3 except that references in the definition to “20%” shall be replaced by “50%.” Without limiting the foregoing, if this Agreement is terminated by either Marigold or Montage pursuant to Section 8.1(e)(i), then Montage shall pay to Marigold or its designee, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $15,000,000 (the “Montage No Vote Fee”). The Montage No Vote Fee shall be paid within two Business Days after the termination of this Agreement.

(b)     If this Agreement is terminated: (i) (A) by Montage pursuant to Section 8.1(g) or (B) by Marigold pursuant to Section 8.1(h); or (ii) by Montage or Marigold pursuant to Section 8.1(c), or by Montage pursuant to Section 8.1(d) or Section 8.1(e)(ii), and in the case of clause (ii) of this sentence: (I)(x) in the case of a termination pursuant to Section 8.1(e)(ii), at or prior to the Marigold Shareholder Meeting a bona fide Acquisition Proposal made after the date hereof with respect to Marigold shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn prior to the completion of the Marigold Shareholder Meeting, (y) in the case of a termination pursuant to Section 8.1(c) or Section 8.1(d), prior to such termination a bona fide Acquisition Proposal with respect to Marigold shall have been publicly disclosed or announced, and such Acquisition Proposal shall not have been withdrawn, and provided that the Required Marigold Vote shall not have been obtained at the Marigold Shareholder Meeting (including any adjournment or postponement thereof); and (II): (1) on or prior to the first anniversary of such termination of this Agreement, an Acquisition Transaction with respect to Marigold is consummated; or (2) on or prior to the first anniversary of such termination of this Agreement, a definitive agreement relating to an Acquisition Transaction with respect to Marigold is entered into by Marigold and such Acquisition Transaction is subsequently consummated, Marigold shall pay to Montage, in cash at the time specified in the following sentence, a fee in the amount of $60,000,000 (the “Marigold Termination Fee”), less, in the case of a termination pursuant to Section 8.1(e)(ii), the Marigold No Vote Fee that shall have been paid as provided below. The Marigold Termination Fee shall be paid as follows: (x) in the case of clause (i)(A) of the preceding sentence, within two Business Days after the termination of this Agreement and in the case of clause (i)(B) of the preceding sentence, substantially concurrently with the termination of this Agreement; and (y) in the case of clause (ii) of the preceding sentence, within two Business Days after the consummation of the applicable Acquisition Transaction. “Acquisition Transaction” for purposes of clause (II) of clause (ii) of this Section 8.3(b) shall have the meaning assigned thereto in the definition thereof set forth in Section 9.3 except that references in the definition to “20%” shall be replaced by “50%.” Without limiting the foregoing, if this Agreement is terminated by either Marigold or Montage pursuant to Section 8.1(e)(ii), then Marigold shall pay to Montage or its designee, in cash at the time specified in the following sentence, a nonrefundable fee in the amount of $15,000,000 (the “Marigold No Vote Fee”). The Marigold No Vote Fee shall be paid within two Business Days after the termination of this Agreement.

(c)     If Montage fails to pay when due the Montage Termination Fee or the Montage No Vote Fee, as applicable, or Marigold fails to pay when due the Marigold Termination Fee or Marigold No Vote Fee, then Montage or Marigold, as applicable, shall: (i) reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of the Montage Termination Fee, the Montage No Vote Fee or the Marigold Termination Fee or the Marigold No Vote Fee, as applicable, and the enforcement by such other party of its rights under this Section 8.3; and (ii) pay to the other party interest on the amount of the Montage Termination Fee, the Montage No Vote Fee or the Marigold Termination Fee or the Marigold No Vote Fee, as applicable (for the period commencing as of the date the such termination fee was originally required to be paid through the date such termination fee is actually paid to such other party in full) at a rate per annum equal to the lower of: (i) the “prime rate” (as announced by Citibank, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid; or (ii) the maximum rate permitted by applicable Law.

(d)     The parties hereto acknowledge and agree that in no event shall Montage be required to pay the Montage Termination Fee or the Montage No Vote Fee (plus the remainder of the Montage Termination Fee, if later payable), or Marigold be required to pay the Marigold Termination Fee or the Marigold No Vote Fee (plus the remainder of the Montage Termination Fee, if later payable), on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

Section 8.4     Amendment. Subject to compliance with applicable Law and Section 6.6(e), the provisions of this Agreement may be amended, modified or supplemented by written agreement of each of Montage and Marigold, whether before or after approval by the shareholders of Marigold or Montage; provided, however, that Section 8.4 (Amendment); Section 9.7 (Governing Law; Jurisdiction); Section 9.9 (Assignments; Third Party Beneficiaries); and Section 9.12 (Non-Recourse) (and any provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any such Section) shall not be amended in a manner that is adverse to any Financing Source without the prior written consent of such Financing Source.

Section 8.5     Extension; Waiver. At any time prior to the Second Merger Effective Time, the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of another party, (ii) waive any inaccuracies in the representations and warranties of another party contained in this Agreement, and (iii) waive compliance with any of the agreements of another party or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1     Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, except to the extent set forth in Section 6.3(a), Schedule 6.3, Section 6.3(e), Section 6.12(f), Section 8.3(a) and Section 8.3(b).

Section 9.2     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or if sent via facsimile (with confirmation and same day dispatch by express courier utilizing next-day service), (b) on the earlier of confirmed receipt or the third (3rd) Business Day following the date of mailing if mailed by registered or certified mail (return receipt requested), (c) on the first (1st) Business Day following the date of dispatch if delivered utilizing next-day service by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) or (d) on the date such notice is transmitted by e-mail to the e-mail addresses previously provided to the other parties:

(a)           if to Marigold, to:

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

Attention: John S. Zieser

Facsimile: (515) 284-3933

with a copy (which shall not constitute notice) to:

Cooley LLP

1299 Pennsylvania Avenue, NW, Suite 700

Washington, DC 20004-2400

Attention: J. Kevin Mills and Barbara L. Borden

Facsimile: (202) 842-7899

(b)           if to Montage, New Holdco, Merger Sub 1 or Merger Sub 2, to:

Media General, Inc.

333 East Franklin Street

Richmond, Virginia 23219

Attention:      Andrew C. Carington, Esq.

Facsimile: (804) 887-7021

with copies (which shall not constitute notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter, Esq.

Facsimile: (212) 859-4000

Section 9.3     Definitions. For purposes of this Agreement:

“Acquisition Inquiry” means an inquiry, indication of interest or request for nonpublic information (other than an inquiry, indication of interest or request for nonpublic information made or submitted by or on behalf of Montage or Marigold) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by or on behalf of Montage or Marigold) for any Acquisition Transaction or possible Acquisition Transaction.

“Acquisition Transaction” with respect to Montage or Marigold, as applicable, means any transaction or series of related transactions with a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) concerning any (i) merger, consolidation, business combination, share exchange, joint venture or similar transaction involving Montage or Marigold, as applicable, or any of their Subsidiaries, pursuant to which such Person or “group” would own 20% or more of the consolidated assets, revenues or net income of Montage or Marigold, as applicable, and its Subsidiaries, taken as a whole, (ii) sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets of Montage or Marigold, as applicable (including Equity Interests of any of its Subsidiaries), or any Subsidiary of Montage or Marigold, as applicable, representing 20% or more of the consolidated assets, revenues or net income of Montage or Marigold, as applicable, and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition (including by way of merger, consolidation, business combination, share exchange, joint venture or similar transaction) of Equity Interests representing 20% or more of the issued and outstanding equity securities of Montage or Marigold, as applicable, (iv) transaction or series of transactions in which any Person or “group” would acquire beneficial ownership or the right to acquire beneficial ownership of Equity Interests representing 20% or more of the issued and outstanding equity securities of Montage or Marigold, as applicable, (v) action to make the provisions of any “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation inapplicable to any transaction, or (vi) any combination of any of the foregoing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Barter Agreement” means any Contract pursuant to which a Person has sold or traded commercial air time in consideration for property or services in lieu of or in addition to cash.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close and shall consist of the time period from 12:01 a.m. through midnight at such location.

“Communications Act” means the Communications Act of 1934, as amended.

“Compliant” means, with respect to the Required Financial Information, that: (a) the Required Financial Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the Required Financial Information not misleading in light of the circumstances in which made; (b) the applicable auditors have not withdrawn any audit opinion with respect to any audited financial statements contained in the Required Financial Information; (c) it has not become necessary to restate any historical financial statements included in the Required Financial Information, and Marigold has not publicly announced that any such restatement is under consideration; and (d) the financial statements included in the Required Financial Information comply with Rule 3-12 of Regulation S-X.

“Divestiture Station” has the meaning given to such term on Schedule 6.3.

“Environmental Claims” means, in respect of any Person, any and all Actions alleging noncompliance with or actual or potential liability under Environmental Law or the presence or Release of, or exposure to, any Hazardous Materials.

“Environmental Law” means all Laws relating to pollution, contamination, Hazardous Materials, natural resources, protection of the environment, or human health or safety relating to exposure to Hazardous Materials.

“Environmental Permits” means all permits, licenses, identification numbers, registrations and other governmental authorizations required under or issued pursuant to applicable Environmental Laws.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor, or the value of which is determined in reference thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC” means the Federal Communications Commission.

“FCC Applications” means those applications and requests for waivers required to be filed with the FCC to obtain the approvals and waivers of the FCC pursuant to the Communications Act and FCC Rules necessary to consummate the transactions contemplated by this Agreement.

“FCC Broadcast Incentive Auction” means the FCC’s incentive auction of broadcast television spectrum authorized by the Middle Class Tax Relief and Job Creation Act of 2012, Pub. L. No. 112-96, § 6402 et seq., 125 Stat. 156 (2012).

“FCC Broadcast Incentive Auction Rules” means the FCC’s rules governing the FCC Broadcast Incentive Auction, including without limitation the anticollusion provisions thereof prohibiting during the FCC-designated quiet period the direct or indirect communication of incentive auction bids and bidding strategy.

“FCC Consent” means the grant by the FCC of the FCC Applications, regardless of whether the action of the FCC in issuing such grant remains subject to reconsideration or other further review by the FCC or a court.

“FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Montage Stations or the Marigold Stations by the FCC, or otherwise granted to or held by Montage or any Montage Subsidiary or Marigold or any Marigold Subsidiary.

“FCC Rules” means the rules, regulations, orders and promulgated and published policy statements of the FCC.

“GAAP” means U.S. generally accepted accounting principles.

“Hazardous Materials” means any wastes, substances, or materials that are defined or listed by any Environmental Law as hazardous, toxic, pollutants or contaminants, including, without limitation, substances defined as “hazardous wastes,” “hazardous substances,” or “toxic substances” under any Environmental Laws. “Hazardous Materials” includes, without limitation, polychlorinated biphenyls, asbestos and asbestos containing material, lead-based paints, and petroleum and petroleum products (including, without limitation, crude oil or any fraction thereof).

“Indebtedness” means, with respect to any Person, (i) all obligations evidenced by a note, bond, debenture, credit agreement or other debt instrument, (ii) all obligations with respect to letters of credit, banker’s acceptances or similar facilities, (iii) all obligations under any interest rate or currency protection agreement or swaps, forward contracts and similar agreements, (iv) all obligations for borrowed money, (v) all obligations for the deferred purchase price of property or services, including all seller notes and “earn-out” payment obligations, whether or not matured, (vi) all obligations required to be accounted for as capital leases under GAAP, (vii) all obligations to purchase, redeem, retire, defease or otherwise acquire for value any capital stock or Equity Interests or any warrants, rights or options to acquire such capital stock or Equity Interests, and (viii) all guarantees issued in respect of the obligations described in clauses (i)-(vii) above of any other Person (contingent or otherwise), in each case including the aggregate principal amount of, and any accrued interest and applicable pre-payment charges, fees, penalties or premiums with respect to such obligations; provided, that, Indebtedness shall not include: (i) with respect to Marigold or any Subsidiary of Marigold, any intercompany indebtedness solely among Marigold and one or more direct or indirect wholly-owned Subsidiaries thereof, or solely among two or more Marigold Subsidiaries directly or indirectly wholly-owned by Marigold, (ii) with respect to Montage or any Subsidiary of Montage, any intercompany indebtedness solely among Montage and one or more wholly-owned Subsidiaries thereof, or solely among two or more Montage Subsidiaries directly or indirectly wholly-owned by Montage, or (iii) any accounts payable or trade payables, in each case incurred in the ordinary course of business.

“Intellectual Property” means all foreign and domestic intellectual property, including all (i) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, fictitious names, trade names, and other indicia of origin and all goodwill associated therewith and symbolized thereby; (ii) patents and inventions and discoveries, whether patentable or not; (iii) trade secrets and know-how (including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists); (iv) copyrights and works of authorship in any media (including computer software programs, source code, databases and other compilations of information); (v) applications and registrations for any of the foregoing in (i) through (v); and (vi) divisionals, continuations, continuations-in-part and provisionals and patents issuing on any of the foregoing in this (vi), and all extensions, modifications, renewals, reissues, reexaminations, substitutions, restorations, and reversions of any of the foregoing in (i) through (vi).

“Intentional Breach” means, with respect to any agreement or covenant hereunder, an action or omission (including a failure to cure circumstances) taken or omitted to be taken after the date hereof that the breaching Person intentionally takes (or fails to take) and knows would, or would reasonably be expected to, cause a material breach of such agreement or covenant. For the avoidance of doubt, and without limiting the foregoing, any failure of Montage or Marigold to consummate the Closing when required by Section 1.1 shall be an Intentional Breach by such party of such party’s covenants hereunder.

“Knowledge” or any similar phrase means (a) with respect to Marigold or the Marigold Subsidiaries, the actual knowledge after due inquiry of the persons listed on Section 9.3 to the Marigold Disclosure Letter, and (b) with respect to Montage, the actual knowledge of the persons listed on Section 9.3 to the Montage Disclosure Letter.

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required under GAAP to be accrued on the financial statements of such Person.

“Marigold Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan), program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Marigold or any of the Marigold Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Marigold or any of the Marigold Subsidiaries or to which Marigold or any of the Marigold Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program or policy, excluding the Marigold Employment Agreements.

“Marigold Class B Common Stock” means the Class B Common Stock, $1.00 par value per share, of Marigold.

“Marigold Common Shares” means shares of Marigold Common Stock and Marigold Class B Common Stock.

“Marigold Common Stock” means the Common Stock, $1.00 par value per share, of Marigold.

“Marigold Confidentiality Agreement” means a customary confidentiality agreement with Marigold (which confidentiality agreement must be no less restrictive with respect to the confidential treatment of information by such third-party thereto than the Confidentiality Agreement).

“Marigold Credit Facility” means the Credit Agreement, dated as of March 27, 2014, by and among Marigold, Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A., Suntrust Bank, Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and U.S. Bank National Association, as amended by Amendment No. 1 to Credit Agreement, dated as of June 23, 2015, by and among Marigold, Wells Fargo Bank, National Association and the other signatories thereto.

“Marigold Deferred Compensation Plan” means the Meredith Corporation Deferred Compensation Plan, dated as of November 8, 1993.

“Marigold Employment Agreement” means a contract or agreement of Marigold or any of the Marigold Subsidiaries with any individual who is rendering or has rendered services thereto as an employee pursuant to which Marigold or any of the Marigold Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Marigold FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Marigold Stations, or otherwise granted to or held by Marigold or any Marigold Subsidiary.

“Marigold Incentive Plans” means the Meredith Corporation 2014 Stock Incentive Plan, the Amended and Restated Meredith Corporation 2004 Stock Incentive Plan and the Meredith Corporation Plan for Non-Employee Directors.

“Marigold Intervening Event” shall mean any material event or development or material change in circumstances with respect to Marigold that was (i) neither known to the Marigold Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of Marigold nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to any Acquisition Proposal.

“Marigold Preferred Shares” means the Preferred Stock, $1.00 par value per share, of Marigold.

“Marigold Receivables Sale Agreement” means (i) that certain Receivables Sale Agreement dated as of April 9, 2002 by and among Marigold, as Sole Initial Originator and Meredith Funding Corporation (a wholly-owned subsidiary of Marigold), as buyer, and (ii) that certain First Amended and Restated Receivables Purchase Agreement dated as of April 25, 2011 among Meredith Funding Corporation (a wholly-owned subsidiary of Marigold), as seller, Marigold, as servicer, Falcon Asset Securitization Company LLC, the financial institutions from time to time party thereto, and JPMorgan Chase Bank, N.A., as agent, in the case of each of (i) and (ii) as amended.

“Marigold Shareholder” means any holder of Marigold Common Shares.

“Marigold Sharing Company” means the entity identified in Section 9.3 of the Marigold Disclosure Letter with which Marigold has a Sharing Agreement.

“Marigold Stations” means (a) the television broadcast stations owned by Marigold and the Marigold Subsidiaries and listed in Section 9.3 of the Marigold Disclosure Letter as the Marigold Owned Stations and (b) the television broadcast station licensed to a third party and subject to Sharing Agreement with Marigold or the Marigold Subsidiaries and listed in Section 9.3 of the Marigold Disclosure Letter as a station of the Marigold Sharing Company.

“Marigold Station Licenses” means the main station license issued by the FCC for each of the Marigold Stations.

“Marigold Superior Offer” shall mean a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Transaction, as it applies to the definition of Acquisition Proposal, to “20%” shall be replaced by “100%”) with respect to Marigold that is determined by the Marigold Board, in its good faith judgment, after consulting with a nationally recognized third party financial advisor and outside legal counsel, and after taking into account all the terms of the Acquisition Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the availability of any financing, the identity of the person making such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such proposal) (i) to be more favorable, from a financial point of view, to the Marigold Shareholders than the transactions contemplated by this Agreement (taking into account any revised proposal by Montage to amend the terms of this Agreement or the other Transaction Documents) and (ii) is reasonably expected to be consummated.

“Marigold Triggering Event” shall be deemed to have occurred if (a) Marigold shall have failed to include in the Joint Proxy Statement/Prospectus mailed to Marigold Shareholders the Marigold Board Recommendation, or (b) a Marigold Adverse Recommendation Change shall have occurred.

“Market” means the “Designated Market Area,” as determined by The Nielsen Company, of a television broadcast station.

“Marketing Period” means fifteen (15) consecutive Business Days after the date hereof (a) commencing on the date Montage shall have received the Required Financial Information, all of which is Compliant, provided, that, if Marigold shall in good faith reasonably believe it has provided the Required Financial Information, it may deliver to Montage a written notice to that effect (stating when it believes it has completed such delivery), in which case Marigold shall be deemed to have complied with its obligation to provide the Required Financial Information on the date of delivery of such notice, unless Montage in good faith reasonably believes Marigold has not completed the delivery of the Required Financial Information and within three (3) Business Days after the delivery of such notice by Marigold, delivers a written notice to Marigold to that effect (stating with specificity which Required Financial Information Marigold has not delivered) and (b) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1 and Section 7.2 to fail to be satisfied, assuming the Closing were to be scheduled for any time during such fifteen (15) Business Day period; provided, however, that (i) the Marketing Period shall end on any earlier date on which the Transaction Financing is consummated and Montage shall have obtained all of the proceeds contemplated thereby, and (ii) the Marketing Period shall not be deemed to have commenced if, prior to the completion of such fifteen (15) Business Day period, (A) KPMG LLP shall have withdrawn its audit opinion with respect to any year end audited financial statements set forth in the Required Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until a new unqualified audit opinion is issued with respect to such year end audited financial statements by KPMG LLP or another independent registered accounting firm reasonably acceptable to Montage, (B) Marigold shall have publicly announced, or the Marigold Board shall have determined, that a restatement of any material financial information included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended to reflect such restatement or Marigold has determined that no restatement shall be required or (C) the Required Financial Information is not Compliant (it being understood, for the avoidance of doubt, that if at any time during the Marketing Period the Required Financial Information provided on the first day of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced.

“Material Adverse Effect on Marigold” means a material adverse effect on the business, financial condition or results of operations of Marigold and the Marigold Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or there is reasonably likely to be a “Material Adverse Effect on Marigold”, the results and consequences of the following events, circumstances, changes, effects, developments, condition and occurrences shall not be taken into account: (i) any failure of Marigold to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period or change in the market price or trading volume of shares of Marigold Common Stock (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect on Marigold, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which Marigold and the Marigold Subsidiaries operate, (iii) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) other than with respect to the representations and warranties set forth in Sections 3.4, 3.5 and 3.10(i) and the conditions set forth in Section 7.2(a) to the extent relating to such representations and warranties, the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of Montage or any of its Affiliates or facts, circumstances or events relating to Montage or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Montage, and (viii) earthquakes, hurricanes, floods or other natural disasters, except in the case of each of clauses (ii), (iii) and (iv) to the extent that Marigold and the Marigold Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with Montage and the Montage Subsidiaries (but only to the extent of such disproportionality).

“Material Adverse Effect on Montage” means a material adverse effect on the business, financial condition or results of operations of Montage and the Montage Subsidiaries taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect on Montage”, the results and consequences of the following events, circumstances, changes, effects, developments, condition and occurrences shall not be taken into account: (i) any failure of Montage to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period or change in the market price or trading volume of shares of Montage Voting Common Stock (provided that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect on Montage, except to the extent otherwise excluded hereunder), (ii) any changes that generally affect the industries or markets in which Montage and the Montage Subsidiaries operate, (iii) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) changes in Law or GAAP (or the interpretation thereof) or in legal, regulatory or political conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (vi) other than with respect to the representations and warranties set forth in Sections 4.4, 4.5 and 4.10(i) and the conditions set forth in Section 7.3(a) to the extent relating to such representations and warranties, the announcement or pendency of this Agreement or the transactions contemplated hereby, the identity of Marigold or any of its Affiliates or facts, circumstances or events relating to Marigold or any of its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of Marigold, and (viii) earthquakes, hurricanes, floods or other natural disasters, except in the case of each of clauses (ii), (iii) and (iv) to the extent that Montage and the Montage Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with Marigold and the Marigold Subsidiaries (but only to the extent of such disproportionality).

“Material Marigold Employment Agreement” means a Marigold Employment Agreement (i) which provides for annual base compensation in excess of $250,000; (ii) which provides for severance upon termination of employment of 12 months or more of base salary or wages, or which provides a notice period or pay in lieu of 90 days or more; or (iii) which is with a General Manager of any Marigold Station.

“Material Montage Employment Agreement” means a Montage Employment Agreement (i) which provides for annual base compensation in excess of $250,000; (ii) which provides for severance upon termination of employment of 12 months or more of base salary or wages, or which provides a notice period or pay in lieu of 90 days or more; or (iii) which is with a General Manager of any Montage Station.

“Montage Benefit Plan” means any employee benefit plan (other than a Multiemployer Plan), program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Montage or any of the Montage Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Montage or any of the Montage Subsidiaries or to which Montage or any of the Montage Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, performance, equity or stock or stock related, deferred compensation (including any “nonqualified deferred compensation plan” as defined in Sections 409A(d)(1) and 3121(v)(2)(C) of the Code), vacation, stock purchase, stock option, severance, change of control, supplemental unemployment benefit, vacation, sick or paid time off benefit, or fringe benefit (including any “specified fringe benefit plan” as defined in Section 6039D(d)(1) of the Code) plan, arrangement, program, or policy, excluding the Montage Employment Agreements.

“Montage Charter Amendment” means the amendment to the Amended and Restated Articles of Incorporation of Montage substantially in the form attached hereto as Exhibit E.

“Montage Common Stock” means the Montage Voting Common Stock and the Montage Non-Voting Common Stock.

“Montage Credit Facility” means that certain Credit Agreement, dated as of July 31, 2013, among Montage and the other parties thereto and that certain Credit Agreement, dated as of July 31, 2013, among Shield Media LLC, Shield Media Lansing LLC, WXXA-TV LLC, WLAJ-TV LLC and the other parties thereto.

“Montage Deferred Compensation Plan” means the Deferred Income Plan for Selected Key Executives of Montage, amended and restated as of December 1, 1984, the Montage Directors’ Deferred Compensation Plan, amended and restated as of April 30, 2014 and the Montage Deferred Compensation Plan, amended and restated as of January 1, 2012.

“Montage Employment Agreement” means a contract or agreement of Montage or any of the Montage Subsidiaries with any individual who is rendering or has rendered services thereto as an employee pursuant to which Montage or any of the Montage Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Montage FCC Licenses” means the FCC licenses, Permits and other authorizations, together with any renewals, extensions or modifications thereof, issued with respect to the Montage Stations, or otherwise granted to or held by Montage or any Montage Subsidiary.

“Montage Incentive Plans” means the Media General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007, the Media General, Inc. 1996 Employee Non-Qualified Stock Option Plan, amended as of December 31, 2001, the Media General, Inc. 1997 Employee Restricted Stock Plan, amended as of December 31, 2007, the LIN Media LLC 2002 Stock Plan, as amended and restated as of July 30, 2013, and the LIN Media LLC amended and restated 2002 Non-Employee Director Stock Plan, as amended and restated as of July 30, 2013.

“Montage Intervening Event” shall mean any material event or development or material change in circumstances with respect to Montage that was (i) neither known to the Montage Board nor reasonably foreseeable as of or prior to the date hereof nor actually known by the chief executive officer or chief financial officer of Montage nor reasonably foreseeable as of or prior to the date hereof and (ii) does not relate to any Acquisition Proposal.

“Montage Non-Voting Common Stock” means the Non-Voting Common Stock, no par value per share, of Montage.

“Montage Shareholder” means a holder of shares of Montage Voting Common Stock or Montage Non-Voting Common Stock.

“Montage Sharing Companies” means the entity or entities identified in Section 9.3 of the Montage Disclosure Letter as entities with which Montage or a Montage Subsidiary has a Sharing Agreement.

“Montage Stations” means (a) the television broadcast stations owned by Montage and the Montage Subsidiaries and listed in Section 9.3 of the Montage Disclosure Letter as the Montage Owned Stations and (b) the television broadcast stations licensed to third parties and subject to Sharing Agreements with Montage or the Montage Subsidiaries and listed in Section 9.3 of the Montage Disclosure Letter as stations of the Montage Sharing Companies.

“Montage Station Licenses” means the main station license issued by the FCC for each of the Montage Stations.

“Montage Superior Offer” shall mean a bona fide written Acquisition Proposal (except that references in the definition of Acquisition Transaction, as it applies to the definition of Acquisition Proposal, to “20%” shall be replaced by “100%”) with respect to Montage that is determined by the Montage Board, in its good faith business judgment, after consulting with a nationally recognized third party financial advisor and outside legal counsel, and after taking into account all the terms of the Acquisition Proposal (including, without limitation, the legal, financial and regulatory aspects of such proposal, the availability of any financing, the identity of the person making such proposal, the anticipated time of completion of the proposed transaction and the conditions for completion of such proposal) (i) to be more favorable, from a financial point of view, to the Montage Shareholders than the transactions contemplated by this Agreement (taking into account the long term value of the strategic combination contemplated by the Agreement and any revised proposal by Marigold to amend the terms of this Agreement or the other Transaction Documents) and (ii) is reasonably expected to be consummated.

“Montage Triggering Event” shall be deemed to have occurred if (a) Montage shall have failed to include in the Joint Proxy Statement/Prospectus mailed to Montage Shareholders the Montage Board Recommendation, or (b) a Montage Adverse Recommendation Change shall have occurred.

“Montage Voting Common Stock” means the Voting Common Stock, no par value per share, of Montage.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and DBS systems.

“New Holdco Common Stock” means the New Holdco Voting Common Stock and the New Holdco Non-Voting Common Stock.

“New Holdco Non-Voting Common Stock” means the Non-Voting Common Stock, no par value, of New Holdco.

“New Holdco Voting Common Stock” means the Voting Common Stock, no par value, of New Holdco.

“NYSE” means the New York Stock Exchange, Inc.

“Permit” means any consent, authorization, approval, registration, qualification, filing, franchise, license or permit of any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or for Taxes being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other similar Liens arising in the ordinary course of business, (iii) Liens pursuant to the Montage Credit Facility or the Marigold Credit Facility or the Marigold Receivables Sale Agreement, as applicable, and Contracts entered into in connection therewith, (iv) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are customary for the applicable property type and locality, (v) interests of any lessor or lessee to any Marigold Leased Property or Montage Leased Property, as applicable, (vi) Liens that would be disclosed on current title reports or surveys and any other Liens of public record, (vii) non-exclusive licenses of Intellectual Property, (viii) transfer restrictions on any securities imposed by applicable Law, (ix) purchase money Liens securing rental payments under capital lease arrangements, and (x) Liens which are set forth in any Permits.

“Person” means an individual, a corporation, a general or limited partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Program Rights” means rights to broadcast and rebroadcast television programs, feature films, shows or other television programming.

“Regulatory Divestiture” has the meaning given to such term on Schedule 6.3.

“Release” means any spilling, leaking, pumping pouring, emitting, emptying, discharging, injecting, escaping, dumping, disposing, dispersing, leaching, or migrating into, onto, or through the environment or within or upon any building, structure, facility or fixture.

“Renewal Application” means an application for renewal of any FCC License.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, legal counsel, financial advisors, agents and other representatives.

“Required Financial Information” means (a) audited consolidated balance sheets and related audited consolidated statements of income, shareholders’ equity and cash flows of Marigold as of and for the fiscal years ended June 30, 2015, June 30, 2014 and June 30, 2013 and any subsequent fiscal year ending more than ninety (90) days before (x) the date of, an initial filing of, and the date of effectiveness of, the Exchange Offer Registration Statement and (y) the Closing Date (which have been audited in accordance with the standards of the Public Company Oversight Board), (b) unaudited consolidated balance sheets and related unaudited consolidated statements of income, shareholders’ equity and cash flows of Marigold as of and for each subsequent fiscal quarter ended after the most recent balance sheet described in clause (a) that is ended at least forty-five (45) days before (x) the date of, all initial filings of, and the date of effectiveness of, the Exchange Offer Registration Statement and (y) the Closing Date, and unaudited corresponding financial statements for the same fiscal quarter in the preceding year (which have been reviewed in accordance with SAS 100), and (c) data and other information of Marigold and its Subsidiaries that would be of the type and form that are customarily included in marketing materials for senior secured indebtedness or private placements of high yield securities pursuant to Rule 144A promulgated under the Securities Act, and of the type, form and substance necessary for an investment bank to receive comfort (including “negative assurance” comfort) (including information required by Regulation S-X and Regulation S-K under the Securities Act, which is understood not to include “segment reporting”, consolidating and other financial statements and data that would be required by Rules 3-09, 3-10 and 3-16 of Regulation S-X and Item 402 and Item 404 of Regulation S-K, information regarding executive compensation and related party disclosure or other information customarily excluded from a Rule 144A offering memorandum).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sharing Agreement” means any agreement between (i) Marigold or a Marigold Subsidiary or Montage or a Montage Subsidiary and (ii) a third party owning or controlling a television broadcast station pursuant to which the Marigold or Montage party provides or receives services or shares assets that are material to the business or operations of such third-party-owned television broadcast station or to any television station owned or controlled by Marigold or a Marigold Subsidiary or by Montage or a Montage Subsidiary.

“Station” means a Montage Station or a Marigold Station.

“Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (i) that is consolidated with such party for financial reporting purposes under GAAP, or (ii) of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such Person or another Subsidiary of such Person, and the terms “Marigold Subsidiary” and “Montage Subsidiary” shall mean any direct or indirect Subsidiary of Marigold or Montage, respectively.

“Taxes” means (i) any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing and (ii) any liability in respect of any items described in clause (i) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

“Transaction Document” means this Agreement, the Montage Support Agreements and the Marigold Support Agreements.

Section 9.4     Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Marigold Disclosure Letter and the Montage Disclosure Letter, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

Section 9.5     Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

Section 9.6     Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties hereto, and (except with respect to the Confidentiality Agreement) supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter of this Agreement.

Section 9.7     Governing Law; Jurisdiction. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction, except to the extent that mandatory provisions of the IBCA or the VSCA govern; provided that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the transactions contemplated hereby, or any dispute arising out of or relating in any way to the Transaction Financing, the Commitment Letter, the performance thereof or the transactions contemplated thereby shall be governed by, and construed in accordance with, the Laws of the State of New York. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.2 shall be deemed effective service of process on such party. Notwithstanding anything herein to the contrary, each party to this Agreement acknowledges and irrevocably agrees that any action or proceeding, whether in contract or tort, at law or in equity or otherwise, against any Financing Source arising out of, or relating to, the transactions contemplated by this Agreement (including the Transaction Financing) shall be subject to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York, or if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York in the Borough of Manhattan (and the appellate courts thereof) and each party to this Agreement submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such court and agrees not to bring any such action or proceeding in any other court. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE AND THEIR RESPECTIVE NONPARTY AFFILIATES).

Section 9.8     Publicity. Montage and Marigold have agreed to the text of the joint press release and investor relations presentation announcing the signing of this Agreement. Neither Montage, nor Marigold, nor any of their respective Persons shall permit any of their Subsidiaries or Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without consulting with and obtaining the prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) of (a) Montage, in the case of a proposed announcement or statement by Marigold or (b) Marigold, in the case of a proposed announcement or statement by Montage; provided, however, that (i) any party may, without the prior consent of the other parties (but after prior consultation to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement or filing to the extent required by applicable Law or by the rules and regulations of the NYSE or Governmental Entity to which the relevant party is subject or submits, (ii) any party may, without such consultation or consent, make any statement in response to questions from the press, analysts, investors or those attending industry conferences and make internal announcements to employees, in each case so long as such statement and announcements do not contain or disclose any information that has not been made available in previous press releases, public disclosures or public statements made jointly by Montage and Marigold (or, individually if approved by the other), (iii) Marigold need not obtain the consent of Montage in connection with any press release or other public announcement or public statement with respect to any Acquisition Proposal relating to Marigold or any Marigold Adverse Recommendation Change and (iv) Montage need not obtain the consent of Marigold in connection with any press release or other public announcement or public statement with respect to any Acquisition Proposal relating to Montage or any Montage Adverse Recommendation Change.

Section 9.9     Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of Law or otherwise, but except by intestate succession) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 6.6, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement. In addition to the foregoing, the Financing Sources shall be a third party beneficiary of Section 8.4 (Amendment); Section 9.7 (Governing Law; Jurisdiction); Section 9.9 (Assignments; Third Party Beneficiaries) and Section 9.12 (Non-Recourse).

Section 9.10     Specific Performance. The parties acknowledge and agree that each of the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance, breach or threatened breach of this Agreement by any party could not be adequately compensated by monetary damages alone and that the parties would not have any adequate remedy at law. Accordingly, each party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (a) enforcement of any provision of this Agreement by a decree or order of specific performance and (b) a temporary, preliminary and/or permanent injunction to prevent breaches or threatened breaches of any provisions of this Agreement without posting any bond or undertaking. The parties hereto further agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Each of the parties hereby expressly further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or in equity and (b) any requirement under any Law to post security as a prerequisite to obtaining equity relief. Each party agrees that its initial choice of remedy will be to seek specific performance of this Agreement in accordance with its terms.

Section 9.11     Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants, and other agreements in this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Second Merger Effective Time, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Second Merger Effective Time including, for the avoidance of doubt, the covenants contained in Section 6.6.

Section 9.12     Non-Recourse. Except to the extent otherwise set forth in the other Transaction Documents, all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made by the parties hereto only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of, and any financial adviser, Financing Source or lender to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the other Transaction Documents), and, to the maximum extent permitted by Law (other than as set forth in the other Transaction Documents), each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates of another Contracting Party. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any other Contracting Party’s Nonparty Affiliate in respect of this Agreement, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any other Contracting Party’s Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Subject to the rights of the parties to the Commitment Letter under the terms thereof, none of the Contracting Parties, nor or any of their respective Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Financing Source, solely in their respective capacities as lenders or arrangers in connection with the Transaction Financing, and the Financing Sources, solely in their respective capacities as lenders or arrangers, shall not have any rights or claims against any Contracting Party or any related person thereof, in connection with this Agreement or the Transaction Financing, whether at law or equity, in contract, in tort or otherwise. For the avoidance of doubt, subject to the rights of Montage under the Commitment Letter under the terms thereof, none of the Financing Sources, nor or any of the respective Affiliates, directors, officers, employees, agents and representatives, and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney or representative of any such Financing Source shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim (whether in contract, tort or otherwise) based on, in respect of, or by reason of (or in any way relating to), the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Commitment Letter, the transactions contemplated thereby or the performance thereof and the parties hereto agree not to assert any such claim or bring any action, suit or proceeding in connection with any such claim against any Financing Source or any of their respective Affiliates, directors, officers, employees, agents and representatives or any of their respective past, present or future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys or representatives.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Montage, New Holdco, Merger Sub 1 and Merger Sub 2, and Marigold have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MEDIA GENERAL, INC.

By:		/s/ Andrew C. Carington
	Name:	Andrew C. Carington
	Title:	Vice President, General Counsel and Secretary

MONTAGE NEW HOLDCO, INC.

By:		/s/ Andrew C. Carington
	Name:	Andrew C. Carington
	Title:	Vice President and Secretary

MONTAGE MERGER SUB 1, INC.

By:		/s/ Andrew C. Carington
	Name:	Andrew C. Carington
	Title:	Vice President and Secretary

MONTAGE MERGER SUB 2, INC.

By:		/s/ Andrew C. Carington
	Name:	Andrew C. Carington
	Title:	Vice President and Secretary

Signature Page to Merger Agreement

MEREDITH CORPORATION

By:	/s/ Joseph H. Ceryanec
Joseph H. Ceryanec
Chief Financial Officer

Signature Page to Merger Agreement

EXHIBIT A

VIRGINIA PLAN OF MERGER

Exhibit A

 EXHIBIT A

PLAN OF MERGER

merging

MONTAGE MERGER SUB 1, INC.,

a Virginia corporation

with and into

Media general, inc.,

a Virginia corporation

1.     Merger. In accordance with the Virginia Stock Corporation Act (the “VSCA”), upon the effective time and date set forth in the Articles of Merger (the “Articles of Merger”) to be filed with the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (such time being referred to herein as the “Merger Effective Time”), Montage Merger Sub 1, Inc., a Virginia corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Montage New Holdco, Inc., a Virginia corporation (“New Holdco”) and a direct, wholly owned subsidiary of Media General, Inc., a Virginia corporation (“Montage”), shall be merged (the “Merger”) with and into Montage. Montage shall be the surviving corporation (the “Montage Surviving Corporation”) in the Merger, and shall continue its existence as a corporation under the Laws of the Commonwealth of Virginia. As of the Merger Effective Time, the separate legal existence of Merger Sub shall cease.

2.     Effects of the Merger. The Merger shall have the effects set forth in Sections 13.1-719.1 and 13.1-721 of the VSCA. Without limiting the generality of the foregoing, from and after the Merger Effective Time, the Montage Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Montage and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Montage and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Montage Surviving Corporation.

3.     Articles of Incorporation and Bylaws of the Montage Surviving Corporation. At the Merger Effective Time, by virtue of the Merger, the articles of incorporation and bylaws of Montage as are in effect immediately prior to the Merger Effective Time shall be (with such amendments as may be permitted by Section 13.1-719.1 of the VSCA) the articles of incorporation and bylaws of the Montage Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law, except that the name of the Montage Surviving Corporation shall be “[●]”.

4.     Directors and Officers of the Montage Surviving Corporation. Immediately following the Merger Effective Time, (i) the director of Merger Sub serving immediately prior to the Merger Effective Time shall be the director of the Montage Surviving Corporation until the earlier of his death, resignation or removal or the time at which his successor is duly elected or appointed and qualified, and (ii) the officers of Montage serving immediately prior to the Merger Effective Time shall be the officers of the Montage Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

5.     Manner and Basis of Converting Shares of Capital Stock.

(a)     At the Merger Effective Time, by virtue of the Merger and without any action on the part of Montage, New Holdco, Merger Sub or any Montage Shareholder,

(i)     each share of Montage Voting Common Stock, or fraction thereof, issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, and be converted into the right to receive one (1) fully paid, validly issued and nonassessable share of New Holdco Voting Common Stock, or equal fraction thereof;

(ii)     each share of Montage Non-Voting Common Stock, or fraction thereof, issued and outstanding immediately prior to the Merger Effective Time shall be cancelled and retired and shall cease to exist, and be converted into the right to receive one (1) fully paid, validly issued and nonassessable share of New Holdco Non-Voting Common Stock, or equal fraction thereof; and

(iii)     each share of Common Stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) fully paid, validly issued and nonassessable share of Voting Common Stock, no par value per share, of the Montage Surviving Corporation.

(b)     At the Merger Effective Time, each share of capital stock of New Holdco issued and outstanding immediately prior to the Merger Effective Time shall remain outstanding. Immediately following the Merger Effective Time, each share of capital stock of New Holdco owned by the Montage Surviving Corporation shall be surrendered to New Holdco without payment therefor and cancelled by New Holdco.

6.     Stock Options and Other Stock-Based Awards. As of the Merger Effective Time:

(a)     each Montage Stock Option that is outstanding immediately prior to the Merger Effective Time shall be assumed by New Holdco and become an option to purchase, on the same terms and conditions (including applicable vesting requirements) as applied to each such Montage Stock Option immediately prior to the Merger Effective Time, the number of shares of New Holdco Voting Common Stock that is equal to the number of shares of Montage Voting Common Stock subject to such Montage Stock Option immediately prior to the Merger Effective Time, at an exercise price per share of New Holdco Voting Common Stock equal to the exercise price for each such share of Montage Voting Common Stock subject to such Montage Stock Option immediately prior to the Merger Effective Time (including applicable vesting, exercise and expiration provisions); and

(b)     each share of Montage Restricted Stock and each right of any kind, contingent or accrued, to receive shares of Montage Voting Common Stock or benefits measured in whole or in part by the value of a number of shares of Montage Voting Common Stock granted by Montage outstanding immediately prior to the Merger Effective Time (including Montage DSUs, restricted stock units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Montage Stock Options (each, other than Montage Stock Options, a “Montage Stock-Based Award”), shall be assumed by New Holdco and become an award, on the same terms and conditions (including applicable vesting requirements and deferral provisions) as applied to each such Montage Stock-Based Award immediately prior to the Merger Effective Time, with respect to the number of shares of New Holdco Voting Common Stock that is equal to the number of shares of Montage Voting Common Stock subject to the Montage Stock-Based Award immediately prior to the Merger Effective Time. For the avoidance of doubt, shares of Montage Voting Common Stock issued in connection with the settlement of Montage Stock-Based Awards which vest on or prior to the Merger Effective Time (including vested Montage Restricted Stock) shall be treated in the manner set forth in Section 5(a).

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7.     Exchange of Montage Shares. Pursuant to Section 13.1-719.1 of the VSCA, each certificate that, immediately prior to the Merger Effective Time, represented shares of Montage Voting Common Stock or shares of Montage Non-Voting Common Stock, and all shares of Montage Voting Common Stock and Montage Non-Voting Common Stock held in book-entry form immediately prior to the Merger Effective Time, shall, from and after the Merger Effective Time, represent an equal number of shares of New Holdco Voting Common Stock and New Holdco Non-Voting Common Stock, respectively.

8.     Amendment and Termination. At any time prior to the Merger Effective Time, this Plan of Merger may be amended by Montage, provided that, in accordance with Section 13.1-716E of the VSCA, this Plan of Merger may not be amended to change (1) the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property to be received under this Plan of Merger by the shareholders of or owners of eligible interests in any party to the Merger; (2) the articles of incorporation of any domestic or foreign corporation or nonstock corporation, or the organic document of any unincorporated entity, that will survive or be created as a result of the Merger, except for changes permitted by Section 13.1-706 of the VSCA; or (3) any of the other terms or conditions of this Plan of Merger if the change would adversely affect such shareholders in any material respect.

9.     Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)     “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization.

(b)     “Law” shall mean any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity.

(c)     “Montage Deferred Compensation Plans” shall mean the Deferred Income Plan for Selected Key Executives of Montage, amended and restated as of December 1, 1984, the Montage Directors’ Deferred Compensation Plan, amended and restated as of April 30, 2014 and the Montage Deferred Compensation Plan, amended and restated as of January 1, 2012.

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(d)     “Montage DSUs” shall mean the number of deferred stock units outstanding under the Montage Deferred Compensation Plans.

(e)     “Montage Incentive Plans” shall mean the Media General, Inc. 1995 Long-Term Incentive Plan, amended and restated as of April 26, 2007, the Media General, Inc. 1996 Employee Non-Qualified Stock Option Plan, amended as of December 31, 2001, the Media General, Inc. 1997 Employee Restricted Stock Plan, amended as of December 31, 2007, the LIN Media LLC 2002 Stock Plan, as amended and restated as of July 30, 2013, and the LIN Media LLC amended and restated 2002 Non-Employee Director Stock Plan, as amended and restated as of July 30, 2013.

(f)     “Montage Non-Voting Common Stock” shall mean the Non-Voting Common Stock, no par value per share, of Montage.

(g)     “Montage Restricted Stock” shall mean the shares of restricted Montage Voting Common Stock outstanding under the Montage Incentive Plans.

(h)     “Montage Shareholder” shall mean a holder of shares of Montage Voting Common Stock or shares of Montage Non-Voting Common Stock.

(i)     “Montage Stock Options” shall mean the number of outstanding options to purchase shares of Montage Voting Common Stock issued under the Montage Incentive Plans.

(j)     “Montage Voting Common Stock” shall mean the Voting Common Stock, no par value per share, of Montage.

(k)     “New Holdco Non-Voting Common Stock” shall mean the Non-Voting Common Stock, no par value, of New Holdco.

(l)     “New Holdco Voting Common Stock” shall mean the Voting Common Stock, no par value, of New Holdco.

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EXHIBIT B

IOWA PLAN OF MERGER

Exhibit B

EXHIBIT B

PLAN OF MERGER

merging

MONTAGE MERGER SUB 2, INC.,

an Iowa corporation

with and into

meredith corporation,

an Iowa corporation

1.     Merger. In accordance with the Iowa Business Corporation Act (the “IBCA”), upon the effective time and date set forth in the Articles of Merger to be filed with the Iowa Secretary of State (such time being referred to herein as the “Merger Effective Time”), Montage Merger Sub 2, Inc., an Iowa corporation (“Merger Sub”) and a direct, wholly owned subsidiary of Montage New Holdco, Inc., a Virginia corporation (“New Holdco”), shall be merged (the “Merger”) with and into Marigold, an Iowa corporation (“Marigold”). Marigold shall be the surviving corporation in the Merger (“Marigold Surviving Corporation”), and shall continue its existence as a corporation under the Laws of the State of Iowa. As of the Merger Effective Time, the separate legal existence of Merger Sub shall cease.

2.     Effects of the Merger. The Merger shall have the effects set forth in Section 490.1107 of the IBCA. Without limiting the foregoing, from and after the Merger Effective Time, Marigold Surviving Corporation shall possess all properties, rights, privileges, powers and franchises of Marigold and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Marigold and Merger Sub shall become the claims, obligations, liabilities, debts and duties of Marigold Surviving Corporation.

3.     Articles of Incorporation and Bylaws of Marigold Surviving Corporation. At the Merger Effective Time, the articles of incorporation of Merger Sub as are in effect immediately prior to the Merger Effective Time shall be amended to read in their entirety as set forth in Exhibit A attached hereto and the bylaws of Merger Sub as are in effect immediately prior to the Merger Effective Time shall be amended to read in their entirety as set forth in Exhibit B attached hereto, and such articles of incorporation and bylaws, as so amended, shall be from and after the Merger Effective Time the articles of incorporation and bylaws of the Marigold Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

4.     Directors and Officers of the Marigold Surviving Corporation. Prior to the closing of the Merger, (i) the directors mutually agreed to by Montage and Marigold shall be the directors of the Marigold Surviving Corporation until the earlier of their death, resignation, removal, expiration of their term or the time at which their respective successors are duly elected or appointed and qualified, and (ii) the officers mutually agreed to by Montage and Marigold shall be the officers of the Marigold Surviving Corporation until the earlier of their death, resignation or removal or the time at which their respective successors are duly elected or appointed and qualified.

5.     Manner and Basis of Converting Shares of Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Montage, New Holdco, Merger Sub, Marigold or any shareholder thereof:

(a)     Subject to Section 7, each Marigold Common Share issued and outstanding immediately prior to the Merger Effective Time, other than any Marigold Cancelled Shares and any shares of Marigold Class B Common Stock that constitute Marigold Dissenting Shares, shall automatically be converted, subject to the terms, conditions and procedures set forth in Section 5, Section 6 and Section 7, into the right to receive the following: (A) $34.57 in cash, without interest (the “Cash Consideration”); and (B) 1.5214 (the “Marigold Exchange Ratio”) validly issued, fully paid and non-assessable shares of New Holdco Voting Common Stock (the “Stock Consideration” and collectively with the Cash Consideration, the “Marigold Merger Consideration”);

(b)     Each Marigold Cancelled Share shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(c)     Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Merger Effective Time shall be converted into and become one (1) fully paid, validly issued and non-assessable share of Marigold Surviving Corporation Voting Common Stock.

6.     Share Options and Other Share-Based Awards.

(a)     Each Marigold Share Option that is outstanding and unexercised immediately prior to the Merger Effective Time shall, as of the Merger Effective Time, be assumed by New Holdco and become, as of the Merger Effective Time, an option (a “Marigold Exchange Option”) to purchase, on the same terms and conditions (including applicable exercise and expiration provisions but taking into account any acceleration of vesting as of the Merger Effective Time provided for under the terms of the Marigold Incentive Plans and award agreements thereunder applicable to such Marigold Share Option) as applied to each such Marigold Share Option immediately prior to the Merger Effective Time, shares of New Holdco Voting Common Stock, except that (i) the number of shares of New Holdco Voting Common Stock subject to the Marigold Exchange Option shall equal the product of the number of shares of Marigold Common Stock that were subject to such Marigold Share Option immediately prior to the Merger Effective Time multiplied by the Marigold Equity Award Exchange Ratio, with the result rounded down to the nearest whole number and (ii) the per share exercise price of each such Marigold Exchange Option will be equal to the quotient determined by dividing the exercise price per share at which such Marigold Share Option was exercisable immediately prior to the Merger Effective Time by the Marigold Equity Award Exchange Ratio, with the result rounded up to the nearest whole cent.

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(b)     Each share of Marigold Restricted Shares and each right of any kind, contingent or accrued, to receive shares of Marigold Common Stock or benefits measured in whole or in part by the value of a number of shares of Marigold Common Stock granted by Marigold outstanding immediately prior to the Merger Effective Time (including restricted stock units, stock equivalent units, phantom units, deferred stock units, stock equivalents and dividend equivalents), other than Marigold Share Options (each, other than Marigold Share Options, a “Marigold Share-Based Award”), shall, as of the Merger Effective Time, to the extent such Marigold Share-Based Award vests and its vesting restriction lapse as of the Merger Effective Time in accordance with its terms, vest and all time vesting restrictions shall lapse, and, in exchange for the cancellation of such Marigold Share-Based Award, entitle the holder to the Marigold Merger Consideration, plus any accrued, but unpaid dividends and dividend equivalents with respect to each share of Marigold Common Stock subject to the Marigold Share-Based Award (the “Marigold Share-Based Award Payment”). Any Marigold Share-Based Award that does not, by its terms, vest and have all time-vesting restrictions lapse as of the Merger Effective Time shall be referred to as the “Marigold Rollover Share-Based Awards”. The portion of any Marigold Share-Based Award Payment consisting of Cash Consideration and unpaid dividends and dividend equivalents shall be made by the Marigold Surviving Corporation, net of any applicable withholding Taxes with respect to the full amount of the Marigold Share-Based Award Payment (including both the amount of any Cash Consideration and the value of any Stock Consideration), through, to the extent applicable, the Marigold Surviving Corporation’s payroll on the next administratively practicable regular payroll date (and in any event within 20 Business Days) following the Merger Effective Time. Shares of New Holdco Voting Common Stock representing the portion of the Marigold Share-Based Award Payment consisting of Stock Consideration shall be issued and distributed by New Holdco to the former holders of Marigold Share-Based Awards promptly following the Merger Effective Time (and in any event within 20 Business Days). For the avoidance of doubt, shares of Marigold Common Stock issued in connection with the settlement of Marigold Share-Based Awards which vest on or prior to the Merger Effective Time (including vested Marigold Restricted Shares) shall be treated in the manner set forth in Section 5(a). Each Marigold Rollover Share-Based Award shall be assumed by New Holdco and shall be subject to the same terms and conditions, including applicable vesting conditions, as applied to each Marigold Rollover Share-Based Award immediately prior to the Merger Effective Time, except that the number of shares of New Holdco Voting Common Stock relating to each Marigold Rollover Share-Based Award shall be equal to the product of the number of shares of Marigold Common Stock that were subject to such Marigold Rollover Share-Based Award immediately prior to the Merger Effective Time multiplied by the Marigold Equity Award Exchange Ratio, with the result rounded down to the nearest whole number.

7.     Exchange of Marigold Shares. Pursuant to Section 490.1107(h) of the IBCA, from and after the Merger Effective Time, until surrendered as contemplated by this Section 7, each Marigold Certificate and/or Marigold Book-Entry Security, shall be deemed to represent only the right to receive upon such surrender, in each case together with a duly executed and properly completed letter of transmittal, cash and certificates or evidence of shares in book-entry form representing the Marigold Merger Consideration that the holder of such Marigold Certificate and/or Marigold Book-Entry Security is entitled to receive pursuant to this Plan of Merger, together with any additional cash payment that such holder is entitled to receive pursuant to Section 7(a) and Section 7(b). No interest will be paid or will accrue on any such consideration. The issuance or payment of the Marigold Merger Consideration and the payment of any cash payment required to be made pursuant to Section 7(a) in respect of Marigold Common Shares in accordance with the terms of this Agreement shall be deemed issued and paid in full satisfaction of all rights pertaining to such Marigold Common Shares (other than the right to receive dividends or other distributions, if any, in accordance with Section 7(b)).

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(a)     No certificates or book-entry securities representing less than one share of New Holdco Voting Common Stock shall be issued in the Merger as a result of the conversion provided for in this Plan of Merger, but in lieu thereof each Marigold Shareholder otherwise entitled to a fractional share of New Holdco Voting Common Stock (after aggregating the total number of shares of New Holdco Voting Common Stock that such Marigold Shareholder has the right to receive) shall be entitled to receive from New Holdco a cash payment in lieu of such fractional shares equal to (i) the fraction of a share of New Holdco Voting Common Stock, as applicable, to which such Marigold Shareholder would otherwise be entitled, multiplied by (ii) the average daily volume weighted average price of a share of Montage Voting Common Stock on the NYSE over the five consecutive trading days immediately prior to the Closing Date.

(b)     No dividends or other distributions with respect to the shares of New Holdco Common Stock with a record date after the Merger Effective Time shall be paid to the holder of any unsurrendered Marigold Common Shares with respect to the shares of New Holdco Voting Common Stock issuable hereunder. Subject to applicable Laws, following surrender of any such Marigold Certificate or Marigold Book-Entry Security there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore paid with respect to such shares of New Holdco Voting Common Stock to which such holder is entitled and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of New Holdco Voting Common Stock.

8.     Amendment. At any time prior to the Merger Effective Time, this Plan of Merger may be amended by Montage and Marigold, provided that, in accordance with Section 490.1102(5) of the IBCA, this Plan of Merger may not be amended subsequent to the approval hereof by the Marigold Shareholders and the Merger Sub Shareholder to change (1) the amount or kind of shares or other securities, interests, obligations, rights to acquire shares or other securities, cash or other property to be received under this Plan of Merger by the Marigold Shareholders or the Merger Sub Shareholder upon conversion of the Marigold Common Shares and the Merger Sub Common Stock, respectively, under this Plan of Merger; (2) the articles of incorporation of Marigold Surviving Corporation, except for changes permitted by Section 490.1005 of the IBCA; or (3) any of the other terms or conditions of this Plan of Merger if the change would adversely affect the Marigold Shareholders or the Merger Sub Shareholder in any material respect.

9.     Defined Terms. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a)     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to close and shall consist of the time period from 12:01 a.m. through midnight at such location.

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(b)     “Closing Date” shall mean the date on which the closing of the Merger shall occur.

(c)     “Governmental Entity” shall mean any court, administrative agency or commission or other governmental authority or instrumentality or applicable self-regulatory organization.

(d)     “Law” shall mean any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, award or agency requirement of or undertaking to or agreement with any Governmental Entity.

(e)     “Marigold Book-Entry Securities” shall mean Marigold Common Shares held in book-entry form.

(f)     “Marigold Cancelled Shares” shall mean each share or other security representing capital stock in Marigold held in the treasury of Marigold or owned, directly or indirectly, by Marigold or any of the Marigold Subsidiaries or Montage or any of the Montage Subsidiaries immediately prior to the Merger Effective Time.

(g)     “Marigold Certificate” shall mean a certificate representing Marigold Common Shares.

(h)     “Marigold Class B Common Stock” shall mean the Class B Common Stock, $1.00 par value per share, of Marigold.

(i)     “Marigold Common Shares” shall mean shares of Marigold Common Stock and Marigold Class B Common Stock.

(j)     “Marigold Common Stock” shall mean the Common Stock, $1.00 par value per share, of Marigold.

(k)     “Marigold Dissenting Shares” shall mean each share of Marigold Class B Common Stock to which the holder thereof shall have properly demanded appraisal in compliance with the provisions of Section 490.1321 of the IBCA.

(l)     “Marigold Equity Award Exchange Ratio” shall mean (i) the Marigold Exchange Ratio plus (ii) the Cash Consideration divided by the average of the daily volume weighted average price of a share of Montage Voting Common Stock on the NYSE over the twenty (20) consecutive trading days immediately prior to the date that is three (3) Business Days prior to the Closing Date.

(m)     “Marigold Incentive Plans” shall mean the Amended and Restated Meredith Corporation 2014 Stock Incentive Plan, the Meredith Corporation 2004 Stock Incentive Plan and the Meredith Corporation Plan for Non-Employee Directors.

(n)     “Marigold Restricted Shares” shall mean the restricted stock awards of shares of Marigold Common Stock outstanding under the Marigold Incentive Plans.

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(o)     “Marigold Shareholder” shall mean a holder Marigold Common Shares.

(p)     “Marigold Share Option” shall mean the number of outstanding options to purchase shares of Marigold Common Stock issued under the Marigold Incentive Plans.

(q)     “Marigold Subsidiary” and “Montage Subsidiary” shall mean any direct or indirect Subsidiary of Marigold or Montage, respectively, and “Subsidiary”, when used with respect to any person, means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, (i) that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles, or (ii) of which the securities or other ownership interests having more than 50% of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by such person or another Subsidiary of such person.

(r)     “Marigold Surviving Corporation Voting Common Stock” shall mean the voting common stock, no par value per share, of Marigold Surviving Corporation.

(s)     “Merger Sub Common Stock” shall mean the common stock, no par value per share, of Merger Sub.

(t)     “Merger Sub Shareholder” shall mean the holder of the Merger Sub Common Stock.

(u)     “Montage” shall mean Media General, Inc., a Virginia corporation.

(v)     “Montage Voting Common Stock” shall mean the Voting Common Stock, no par value per share, of Montage.

(w)     “New Holdco Voting Common Stock” shall mean the Voting Common Stock, no par value per share, of New Holdco.

(x)     “NYSE” shall mean the New York Stock Exchange.

(y)     “Taxes” shall mean (i) any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing and (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any similar provision of Law) or otherwise.

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Exhibit A

Articles of Incorporation

[Attached]

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

______________________________

ARTICLE I

NAME

The name of the corporation is _________________________ (the “Corporation”).

ARTICLE II

DURATION

The Corporation shall have perpetual duration.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be organized under the IBCA.

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares of stock which the Corporation is authorized to issue is One Thousand (1,000) shares of no par value common stock. The common stock shall have unlimited voting rights and shall be entitled to the net assets of the Corporation upon dissolution.

EXHIBIT A

to Iowa Plan of Merger

ARTICLE V

REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation is _________________________, located in the County of Polk, and the name of its initial registered agent at such address is _________________________.

ARTICLE VI

LIMITATION OF DIRECTOR LIABILITY

A director of the Corporation shall not be liable to the Corporation or its shareholders for money damages for any action taken, or any failure to take any action, as a director, except liability for any of the following: (1) the amount of a financial benefit received by the director to which the director is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of Section 833 of the IBCA; or (4) an intentional violation of criminal law. If the IBCA is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the extent of such amendment, automatically and without any further action, to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability or any other right or protection of a director of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

ARTICLE VII

INDEMNIFICATION

The Corporation shall indemnify a director or officer for liability (as such term is defined in Section 850(3) of the IBCA) for any action taken, or any failure to take any action, as a director or officer, except liability for any of the following: (1) receipt of a financial benefit by the director or officer to which the director or officer is not entitled; (2) an intentional infliction of harm on the Corporation or the shareholders; (3) a violation of Section 833 of the IBCA; or (4) an intentional violation of criminal law. Without limiting the foregoing, the Corporation shall exercise all of its permissive powers as often as necessary to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. If the IBCA is hereafter amended to authorize broader indemnification, then the indemnification obligations of the Corporation shall be deemed amended automatically and without any further action to require indemnification and advancement of funds to pay for or reimburse expenses of its directors and officers to the fullest extent permitted by law. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any indemnification obligations of the Corporation with respect to any state of facts existing at or prior to the time of such repeal or modification.

Exhibit B

Bylaws

[Attached]

ADOPTED: _______________, 2015

AMENDED AND RESTATED

BYLAWS

OF

______________________________

(an Iowa Corporation)

(hereinafter referred to as the “Corporation”)

ARTICLE 1

PRINCIPAL OFFICE

The location of the principal office of the Corporation in the State of Iowa, if any, will be identified in the Corporation’s biennial report filed with the Iowa Secretary of State.

ARTICLE 2

REGISTERED OFFICE AND AGENT

The initial registered agent and office of the Corporation are set forth in the Articles of Incorporation. The registered agent or registered office, or both, may be changed by resolution of the Board of Directors.

ARTICLE 3

MEETINGS OF SHAREHOLDERS

Section 3.1 Annual Meeting. The annual meeting of the shareholders for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such time, date and place (either within or without the State of Iowa) as the Board of Directors shall each year fix by resolution; provided such date shall be within the earlier of the first six (6) months after the end of the Corporation’s fiscal year or fifteen (15) months after the shareholders’ last annual meeting.

Section 3.2 Special Meetings. Special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by law (which for purposes of these Bylaws shall mean as required from time to time by the Iowa Business Corporation Act or the Articles of Incorporation of the Corporation), may be called by the President or the Board of Directors, and shall be called by the Board of Directors upon the written demand, signed, dated and delivered to the Secretary, of the holders of at least ten percent of all the votes entitled to be cast on any issue proposed to be considered at the meeting. Such written demand shall state the purpose or purposes for which such meeting is to be called. The time, date and place of any special meeting shall be determined by the Board of Directors or by the President. Unless otherwise provided in the Articles of Incorporation, a written demand for a special meeting may be revoked by a writing to that effect received by the Corporation prior to the receipt by the Corporation of demands sufficient in number to require the holding of a special meeting.

EXHIBIT B

to Iowa Plan of Merger

Section 3.3 Notices and Reports to Shareholders.

(a)     Notice of the place, date and time of all meetings of shareholders and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be communicated not fewer than ten (10) days nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at such meeting. The Board of Directors may establish a record date for the determination of shareholders entitled to notice, as provided in Section 3.5 of these Bylaws. Notice of adjourned meetings need only be given if required by law or Section 3.7 of these Bylaws.

(b)     In the event corporate action is taken without a meeting in accordance with Section 3.12 of these Bylaws by less than unanimous written consent, prompt notice of the taking of such corporate action shall be given to those shareholders who have not consented in writing.

(c)     If notice of proposed corporate action is required by law to be given to shareholders not entitled to vote and the action is to be taken by consent of the voting shareholders, the Corporation shall give all shareholders written notice of the proposed action at least ten (10) days before the action is taken. The notice must contain or be accompanied by the same material that would have been required to be sent to shareholders not entitled to vote in a notice of meeting at which the proposed action would have been submitted to the shareholders for action.

(d)     Notice may be communicated in person, by mail, or other method of delivery, or by telephone, voice mail, or other electronic means. If these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published; or by radio, television, or other form of public broadcast communication. Written notice by the Corporation to its shareholders, if in a comprehensible form, is effective according to one of the following: (i) upon deposit in the United States mail, if mailed post-paid and correctly addressed to the shareholder's address shown in the Corporation's current record of shareholders; or (ii) when electronically transmitted to the shareholder in a manner authorized by the shareholder.

(e)     Notice to a shareholder shall not be required to be given if either of the following applies: (i) notice of two consecutive annual meetings, and all notices of meetings during the period between such two consecutive annual meetings, have been sent to the shareholder at such shareholder’s address as shown on the records of the Corporation and have been returned undeliverable; or (ii) all, but not less than two, payments of dividends on securities during a twelve month period, or two consecutive payments of dividends on securities during a period of more than twelve months, have been sent to the shareholder at such shareholder’s address as shown on the records of the Corporation and have been returned undeliverable. If any such shareholder shall deliver to the Corporation a written notice setting forth such shareholder’s then-current address, the requirement that notice be given to such shareholder shall be reinstated.

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Section 3.4 Waiver of Notice.

(a)     Any shareholder may waive any notice required by law or these Bylaws if in writing and signed by any shareholder entitled to such notice, whether before or after the date and time stated in such notice. Such a waiver shall be equivalent to notice to such shareholder in due time as required by law or these Bylaws. Any such waiver shall be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

(b)     A shareholder’s attendance at a meeting, in person or by proxy, waives (i) objection to lack of notice or defective notice of such meeting, unless the shareholder at the beginning of the meeting or promptly upon the shareholder’s arrival objects to holding the meeting or transacting business at the meeting, and (ii) objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Section 3.5 Record Date. The Board of Directors may fix, in advance, a date as the record date for any determination of shareholders for any purpose, such date in every case to be not more than seventy (70) days prior to the date on which the particular action or meeting requiring such determination of shareholders is to be taken or held. If no record date is so fixed for the determination of shareholders, the close of business on the day before the date on which the first notice of a shareholders’ meeting is communicated to shareholders or the date on which the Board of Directors authorizes a share dividend or a distribution (other than one involving a repurchase or reacquisition of shares), as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof, unless the Board of Directors selects a new record date or unless a new record date is required by law.

Section 3.6 Shareholders’ List. After fixing a record date for a meeting, the Secretary shall prepare an alphabetical list of the names of all shareholders who are entitled to notice of a shareholders’ meeting. The list must be arranged by voting group and within each voting group by class or series of shares, and show the address of and number of shares held by each shareholder. The shareholders’ list must be available for inspection by any shareholder beginning two (2) business days after notice of the meeting is given for which the list was prepared and continuing through the meeting, at the Corporation’s principal office or at a place identified in the meeting notice in the city where the meeting will be held. A shareholder, or a shareholder’s agent or attorney, is entitled on written demand to inspect and, subject to the requirements of law, to copy the list, during regular business hours and at the person’s expense, during the period it is available for inspection. The Corporation shall make the shareholders’ list available at the meeting, and any shareholder, or a shareholder’s agent or attorney, is entitled to inspect the list at any time during the meeting or any adjournment.

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Section 3.7 Quorum.

(a)     At any meeting of the shareholders, a majority of the votes entitled to be cast on the matter by a voting group constitutes a quorum of that voting group for action on that matter, unless the representation of a different number is required by law, and in that case, the representation of the number so required shall constitute a quorum. If a quorum shall fail to attend any meeting, the chairperson of the meeting or a majority of the votes present may adjourn the meeting to another place, date or time.

(b)     When a meeting is adjourned to another place, date or time, notice need not be given of the adjourned meeting if the place, date and time thereof are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than one hundred twenty (120) days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, date and time of the adjourned meeting shall be given in conformity with these Bylaws. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

(c)     Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment thereof unless a new record date is or must be set for that adjourned meeting.

Section 3.8 Organization.

(a)     The President, or in the President’s absence, such person as the Board of Directors may have designated, or, in the absence of such a person, such person as shall be designated by the holders of a majority of the votes present at the meeting, shall call meetings of the shareholders to order and shall act as chairperson of such meetings.

(b)     The Secretary of the Corporation shall act as secretary at all meetings of the shareholders, but in the absence of the Secretary at any meeting of the shareholders, the chairperson may appoint any person to act as secretary of the meeting.

Section 3.9 Voting of Shares.

(a)     Every shareholder entitled to vote may vote in person or by proxy. Except as provided in subsection (c) or unless otherwise provided by law, each outstanding share entitled to vote, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Unless otherwise provided by law, directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have the right to cumulate their votes for directors unless the Articles of Incorporation so provide.

(b)     The shareholders having the right to vote shares at any meeting shall be only those of record on the stock books of the Corporation, on the record date fixed by law or pursuant to the provisions of Section 3.5 of these Bylaws.

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(c)     Absent special circumstances, the shares of the Corporation held, directly or indirectly, by another corporation, are not entitled to vote if a majority of the shares entitled to vote for the election of directors of such other corporation is held by the Corporation. The foregoing does not limit the power of the Corporation to vote any shares held by the Corporation in a fiduciary capacity.

(d)     Voting by shareholders on any question or in any election may be viva voce unless the chairperson of the meeting shall order or any shareholder shall demand that voting be by ballot. On a vote by ballot, each ballot shall be signed by the shareholder voting, or in the shareholder’s name by proxy, if there be such proxy, and shall state the number of shares voted by such shareholder.

(e)     If a quorum exists, action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater number is required by law.

Section 3.10 Voting by Proxy or Representative.

(a)     At all meetings of the shareholders, a shareholder entitled to vote may vote in person or by proxy appointed in writing, which appointment shall be effective when received by the secretary of the meeting or other officer or agent authorized to tabulate votes. An appointment of a proxy is valid for eleven months from the date of its execution, unless a longer period is expressly provided in the appointment form.

(b)     Shares held by an administrator, executor, guardian, conservator, receiver, trustee, pledgee, or another corporation may be voted as provided by law.

(c)     A shareholder or shareholder’s agent or attorney-in-fact may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form or by an electronic transmission that complies with Section 8.1 of these Bylaws. An electronic transmission must contain or be accompanied by information from which one can determine that the shareholder, the shareholder’s agent, or the shareholder’s attorney-in-fact authorized the electronic transmission.

Section 3.11 Inspectors. The Board of Directors in advance of any meeting of shareholders may (but shall not be obligated to) appoint inspectors to act at such meeting or any adjournment thereof. If inspectors are not so appointed, the officer or person acting as chairperson of any such meeting may, and on the request of any shareholder or the shareholder’s proxy, shall make such appointment. In case any person appointed as inspector shall fail to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting, or at the meeting by the officer or person acting as chairperson. The inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at a meeting; determine the validity of proxies and ballots; count all votes and determine the result. Each inspector shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of the inspector's ability. The maximum number of such inspectors appointed shall be three, and no inspector whether appointed by the Board of Directors or by the officer or person acting as chairperson need be a shareholder.

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Section 3.12 Action Without Meeting. Except as otherwise set forth in this Section 3.12, any action required or permitted by law to be taken at a meeting of the shareholders may be taken without a meeting or vote if one or more consents in writing setting forth the action taken shall be signed and dated by the holders of outstanding shares having not less than ninety percent (90%) of the votes entitled to be cast at a meeting at which all shares entitled to vote on the action were present and voted, and are delivered to the Corporation for inclusion in the minutes or filing with the Corporation’s records. Written consents from a sufficient number of shareholders must be obtained within sixty (60) days from the date of the earliest dated consent for such consents to be effective to take corporate action. Provided, however, a director shall not be removed by written consents unless written consents are obtained from the holders of all the outstanding shares of the Corporation. If not otherwise fixed by law or in accordance with these Bylaws, the record date for determining shareholders entitled to take action without a meeting is the date the first shareholder signs such a written consent. Written consents may be delivered to the Corporation by electronic transmission. A written consent may be revoked by a writing to that effect received by the Corporation prior to the receipt by the Corporation of unrevoked written consents sufficient in number to take the corporate action.

Section 3.13 Conduct of Business. The chairperson of any meeting of shareholders shall determine the order of business and procedure at the meeting, including such regulation of the manner of voting and the conduct of business as seem to him or her to be in order. The Chairperson shall also announce at the meeting when the polls close.

ARTICLE 4

BOARD OF DIRECTORS

Section 4.1 Qualifications and General Powers. No director is required to be an officer or employee or a shareholder of the Corporation or a resident of the State of Iowa. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or to execute and deliver any instrument in the name and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 4.2 Number of Directors; Tenure. The number of directors of the Corporation shall be determined by resolution of the Board of Directors. Each director shall hold office until the next succeeding annual meeting and until his or her successor shall have been elected and qualifies, or until his or her death, resignation or removal.

Section 4.3 Quorum and Manner of Acting. A quorum of the Board of Directors consists of a majority of the number of directors prescribed in accordance with Section 4.2. If at any meeting of the Board of Directors there be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of directors, a quorum being present, the act of the majority of the directors present at the meeting shall be the act of the Board of Directors.

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Section 4.4 Resignation. Any director of the Corporation may resign at any time by delivering written notice to the Board of Directors, or the Corporation. A resignation is effective when the notice is delivered unless the notice specifies a later effective date.

Section 4.5 Removal. A director shall be subject to removal, with or without cause, at a meeting of the shareholders called for that purpose in the manner prescribed by law.

Section 4.6 Vacancies. Any vacancy occurring in the Board of Directors through death, resignation, removal or any other cause, including an increase in the number of directors, may be filled by the shareholders or by the Board of Directors. If the directors remaining in office constitute fewer than a quorum of the Board of Directors, they may fill the vacancy by the affirmative vote of a majority of the remaining directors.

Section 4.7 Compensation of Directors. The directors shall be entitled to be reimbursed for any expenses paid by them on account of attendance at any regular or special meeting of the Board of Directors and the Board of Directors may fix the compensation of directors from time to time by resolution of the Board of Directors.

Section 4.8 Place of Meetings, etc. The Board of Directors may hold its meetings at such place or places within or without the State of Iowa, as the Board of Directors may from time to time determine. A director may participate in any meeting by any means of communication, including, but not limited to telephone conference call, by which all directors participating may simultaneously hear each other during the meeting. A director participating in a meeting by this means is deemed to be present in person at the meeting.

Section 4.9 Annual Meeting. Immediately after the final adjournment of each annual meeting of the shareholders for the election of directors, the Board of Directors shall meet, at the same place where said meeting of shareholders finally adjourned, for the purpose of organization, the election of officers and the transaction of other business. Notice of such meeting need not be given. Such meeting may be held at any other time or place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors or in a consent and waiver of notice thereof signed by all the directors, at which meeting the same matters shall be acted upon as is above provided.

Section 4.10 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place and at such times as the Board of Directors shall by resolution fix and determine from time to time. No notice shall be required for any such regular meeting of the Board of Directors.

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Section 4.11 Special Meetings; Notice.

(a)     Special meetings of the Board of Directors shall be held whenever called by direction of the President, or one-third (1/3) of the directors at the time being in office.

(b)     Notice of each such meeting shall be communicated to each director at least two (2) days before the date on which the meeting is to be held. Each notice shall state the date, time and place of the meeting. Unless otherwise stated in the notice thereof, any and all business may be transacted at a special meeting. At any meeting at which every director shall be present, even without any notice, any business may be transacted.

Section 4.12 Waiver of Notice. A director may waive any notice required by law or these Bylaws if in writing and signed by a director entitled to such notice, whether before or after the date and time stated in such notice. Such a waiver shall be equivalent to notice in due time as required by these Bylaws. Attendance of a director at or participation in a meeting shall constitute a waiver of notice of such meeting, unless the director at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

Section 4.13 Director’s Assent Presumed. A director of the Corporation who is present at a meeting of its Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless the director’s dissent shall be entered in the minutes of the meeting or unless the director shall file a written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered or certified mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of such action.

Section 4.14 Order of Business.

(a)     At meetings of the Board of Directors, business shall be transacted in such order as, from time to time, the Board of Directors may determine by resolution.

(b)     At all meetings of the Board of Directors, the President, or in the President’s absence the most senior Vice President present, or otherwise the person designated by the vote of a majority of the directors present shall preside.

Section 4.15 Action Without Meeting. Any action required or permitted by law to be taken at any meeting of the Board of Directors may be taken without a meeting if the action is taken by all members of the Board of Directors and if one or more consents in writing describing the action so taken shall be signed by each director then in office and included in the minutes or filed with the corporate records reflecting the action taken. Action taken under this Section is effective when the last director signs the consent, unless the consent specifies a different effective date. Written consents may be delivered to the Corporation by electronic transmission. A director's consent may be withdrawn by a revocation signed by the director and delivered to the Corporation prior to the delivery to the Corporation of unrevoked written consents signed by all of the directors.

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Section 4.16 Committees.

(a)     The Board of Directors, by resolution adopted by the affirmative vote of a majority of the number of directors then in office, may establish one or more committees, including an executive committee, each committee to consist of one (1) or more directors appointed by the Board of Directors, except as otherwise required under the Iowa Business Corporation Act. Any such committee shall serve at the will of the Board of Directors. Each such committee shall have the powers and duties delegated to it by the Board of Directors. The Board of Directors may elect one or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request by the President or the chairperson of such committee. Each such committee shall fix its own rules governing the conduct of its activities as the Board of Directors may request.

(b)     A committee of the Board of Directors shall not: (i) authorize distributions by the Corporation unless in accordance with a formula or method, or within limits, prescribed by the Board of Directors; (ii) approve or propose to shareholders of the Corporation action that the law requires be approved by shareholders; (iii) fill vacancies on the Board of Directors of the Corporation or on any of its committees; provided, however, in the absence or disqualification of a member of a committee, the member or members present at a meeting and not disqualified from voting may unanimously appoint another director to act in place of the absent director; or (iv) adopt, amend or repeal Bylaws of the Corporation.

ARTICLE 5

OFFICERS

Section 5.1 Executive Officers. The executive officers of the Corporation shall be a President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary, a Treasurer and such other officers as may from time to time be elected by the Board of Directors. One person may hold the offices and perform the duties of any two or more of said offices. In its discretion, the Board of Directors may delegate the powers or duties of any officer to any other officer or agents, notwithstanding any provision of these Bylaws, and the Board of Directors may leave unfilled for any such period as it may fix, any office except those of President, Treasurer and Secretary. The officers of the Corporation shall be elected annually by the Board of Directors at the annual meeting thereof. Each such officer shall hold office until the next succeeding annual meeting of the Board of Directors and until his or her successor shall have been duly chosen and shall qualify or until his or her death or until he or she shall resign or shall have been removed.

Section 5.2 Resignation and Removal. An officer may resign at any time by delivering notice to the Secretary. A resignation is effective when the notice is delivered unless the notice specifies a later effective time. Any officer may be removed by the Board of Directors at any time with or without cause, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. An officer may be removed at any time with or without cause by any of the following: (a) the Board of Directors; (b) the officer who appoints such officer, unless these Bylaws or the Board of Directors provide otherwise; or (c) any other officer if authorized by these Bylaws or the Board of Directors.

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Section 5.3. Powers and Duties of the President. Subject to the control of the Board of Directors, the President shall have general charge of and direct the operations of the Corporation and shall be the chief executive officer of the Corporation. The President shall, when present, preside at all meetings of the shareholders. The President shall, when present, preside at all meetings of the Board of Directors. The President shall keep the Board of Directors fully informed and shall freely consult with them concerning the business of the corporation in his or her charge. The President shall have authority to sign, execute and acknowledge all contracts, checks, deeds, mortgages, bonds, leases or other obligations on behalf of the Corporation as the President may deem necessary or proper to be executed in the course of the Corporation’s regular business as authorized by the Board of Directors. The President may sign in the name of the Corporation reports and all other documents or instruments which are necessary or proper to be executed in the course of the Corporation’s business. The President together with the Secretary or Assistant Secretary, or Treasurer may sign all certificates for the shares of the capital stock of the Corporation. He or she shall perform all duties incident to the office of President as herein defined, and all such other duties as from time to time may be assigned by the Board of Directors.

Section 5.4 Powers and Duties of the Vice President(s). In the absence of the President or in the event of the death, inability or refusal to act of the President, the Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated at the time of their appointment, or in the absence of any designation, the senior Vice President in length of service) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the Corporation; and shall perform such other duties and have such authority as from time to time may be assigned to such Vice President by the President or by the Board of Directors.

Section 5.5 Powers and Duties of the Secretary. The Secretary shall (a) keep minutes of all meetings of the shareholders and of the Board of Directors; (b) authenticate records of the Corporation and attend to giving and serving all notices of the Corporation as provided by these Bylaws or as required by law; (c) be custodian of the corporate seal, if any, the stock certificate books and such other books, records and papers as the Board of Directors may direct; (d) keep a stock record showing the names of all persons who are shareholders of the Corporation, their post office addresses as furnished by each such shareholder, and the number of shares of each class of stock held by them respectively, and at least ten (10) days before each shareholders’ meeting, prepare a complete list of shareholders entitled to vote at such meeting arranged in alphabetical order; (e) sign with the President or a Vice President certificates for shares of the Corporation, the issuance of which shall have been duly authorized; and (f) in general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or the Board of Directors. Without limiting the foregoing, the Secretary shall be responsible for maintaining and authenticating the following records: (a) minutes of all meetings of the shareholders and Board of Directors; (b) all actions taken by the shareholders or Board of Directors without a meeting; (c) all actions taken by a committee of the Board of Directors in place of the Board of Directors on behalf of the Corporation; (d) articles or restated Articles of Incorporation and all amendments to them currently in effect; (e) Bylaws or restated Bylaws and all amendments to them currently in effect; (f) resolutions adopted by the Board of Directors creating one or more classes or series of shares, and fixing the relative rights, preferences and limitations if shares pursuant to those resolutions are outstanding; (g) all written communications to shareholders generally within the past three years, including the financial statements furnished for the past three years; (h) list of names and business addresses of the current directors and officers; and (i) the Corporation's most recent biennial report delivered to the Secretary of State.

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Section 5.6 Powers and Duties of the Treasurer. The Treasurer shall (a) have custody of and be responsible for all moneys and securities of the Corporation, shall keep full and accurate records and accounts in books belonging to the Corporation, showing the transactions of the Corporation, its accounts, liabilities and financial condition and shall see that all expenditures are duly authorized and are evidenced by proper receipts and vouchers; (b) deposit in the name of the Corporation in such depository or depositories as are approved by the Board of Directors, all moneys that may come into the Treasurer’s hands for the Corporation’s account; (c) prepare annual financial statements that include a balance sheet as of the end of the fiscal year and an income statement for that year; and (d) in general, perform such duties as may from time to time be assigned to the Treasurer by the President or by the Board of Directors.

Section 5.7 Assistants. There shall be such number of Assistant Secretaries and Assistant Treasurers as the Board of Directors may from time to time authorize and appoint. The Assistant Secretaries and Assistant Treasurers, in general, shall perform such duties as shall be assigned to them by the Secretary, or the Treasurer, respectively, or by the President or the Board of Directors. The Board of Directors shall have the power to appoint any person to act as assistant to any other officer, or to perform the duties of any other officer, whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer so appointed shall have the power to perform all the duties of the office to which he or she is so appointed to be assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors.

ARTICLE 6

SHARES, THEIR ISSUANCE AND TRANSFER

Section 6.1 Consideration for Shares. The Board of Directors may authorize shares to be issued for consideration consisting of any tangible or intangible property or benefit to the Corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the Corporation. Before the Corporation issues shares, the Board of Directors must determine that the consideration received or to be received for shares to be issued is adequate.

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Section 6.2 Certificates for Shares. Every shareholder of the Corporation shall be entitled to a certificate or certificates, to be in such form as the Board of Directors shall prescribe, certifying the number and class of shares of the Corporation owned by such shareholder.

Section 6.3 Execution of Certificates. The certificates for shares of stock shall be numbered in the order in which they shall be issued and shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary of the Corporation. The signatures of the President or Vice President and the Secretary or Assistant Secretary or other persons signing for the Corporation upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself or an employee of the Corporation. In case any officer or other authorized person who has signed or whose facsimile signature has been placed upon such certificate for the Corporation shall have ceased to be such officer or employee or agent before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer or employee or agent at the date of its issue.

Section 6.4 Share Record. A record shall be kept by the Secretary, or by any other officer, employee or agent designated by the Board of Directors, of the names and addresses of all shareholders and the number and class of shares held by each represented by such certificates and the respective dates thereof and in case of cancellation, the respective dates of cancellation.

Section 6.5 Cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except in cases provided in Section 6.8 of these Bylaws.

Section 6.6 Transfers of Stock. Transfers of shares of the capital stock of the Corporation shall be made only on the books of the Corporation by the record holder thereof, or by his or her attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the Corporation, and on surrender of the certificate or certificates for such shares properly endorsed and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact, if known to the Secretary of the Corporation, shall be so expressed in the entry of transfer.

Section 6.7 Regulations. The Board of Directors may make such other rules and regulations as it may deem expedient, not inconsistent with law, concerning the issue, transfer and registration of certificates for shares of the stock of the Corporation.

Section 6.8 Lost, Destroyed, or Mutilated Certificates. In the event of the loss, theft or destruction of any certificate of stock, another may be issued in its place pursuant to such regulations as the Board of Directors may establish concerning proof of such loss, theft or destruction and concerning the giving of a satisfactory bond or bonds of indemnity.

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ARTICLE 7

CONTRACTS, LOANS, CHECKS AND DEPOSITS

Section 7.1 Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

Section 7.2 Loans. No loans shall be contracted on behalf of the Corporation and no evidences of indebtedness shall be issued in its name unless authorized by a resolution of the Board of Directors. Such authority may be general or confined to specific instances.

Section 7.3 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation, shall be signed by the President or such other officer or officers, agent or agents of the Corporation and in such manner as shall from time to time be determined by President or by resolution of the Board of Directors.

ARTICLE 8

MISCELLANEOUS PROVISIONS

Section 8.1 Facsimile and Electronic Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile and electronic signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof. An “electronic signature” is any electronic symbol or process attached to or logically associated with a document sent by electronic transmission and executed or adopted by a person with the intent to sign such document. “Electronic signature” includes (i) a unique password or unique identification assigned to a person by the Corporation; (ii) a person’s typed name attached to or part of an electronic transmission sent by or from a source authorized by such person such as an e-mail address provided by such person as that person’s e-mail address; (iii) a person’s facsimile signature; and (iv) any other form of electronic signature approved by the Board of Directors.

Section 8.2 Corporate Seal. The Corporation shall not adopt an official seal.

Section 8.3 Fiscal Year. The fiscal year of the Corporation shall end on the 31st day of December of each year.

Section 8.4 Corporate Records. The books and records of the Corporation shall be kept (except that the shareholder list must also be kept at the places described in Section 3.6 of these Bylaws) at the principal office of the Corporation.

Section 8.5 Voting of Stocks Owned by the Corporation. In the absence of a resolution of the Board of Directors to the contrary, the President and any Vice President acting within the scope of his or her authority as provided in these Bylaws, are authorized and empowered on behalf of the Corporation to attend and vote, or to grant discretionary proxies to be used, at any meeting of shareholders of any corporation in which this Corporation holds or owns shares of stock, and in that connection, on behalf of this Corporation, to execute a waiver of notice of any such meeting or a written consent to action without a meeting. The Board of Directors shall have authority to designate any officer or person as a proxy or attorney-in-fact to vote shares of stock in any other corporation in which this Corporation may own or hold shares of stock.

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Section 8.6 Shareholders’ Right to Information.

(a)     A shareholder of the Corporation is entitled to inspect and copy, during regular business hours at the Corporation’s principal office, any of the following records of the Corporation:

(i)	Articles or restated Articles of Incorporation and all amendments currently in effect;

(ii)	Bylaws or restated Bylaws and all amendments currently in effect;

(iii)	Resolutions adopted by the Board of Directors creating one or more classes or series of shares and fixing their relative rights, preferences and limitations, if shares issued pursuant to those resolutions are outstanding;

(iv)	Minutes of all shareholders’ meetings and records of all action taken by shareholders without a meeting, for the past three (3) years;

(v)	All written communications to shareholders generally within the past three years, including the financial statements furnished for the past three (3) years;

(vi)	A list of the names and business addresses of the Corporation’s current directors and officers; and

(vii)	The Corporation’s most recent biennial report delivered to the Iowa Secretary of State.

Provided the shareholder shall have given the Corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy.

(b)     If a shareholder makes a demand in good faith and for a proper purpose, the shareholder describes with reasonable particularity the shareholder’s purpose and the records the shareholder desires to inspect, and the record requested is directly connected with the shareholder’s stated purpose, then the shareholder shall be entitled to inspect and copy, during regular business hours at a reasonable location specified by the Corporation, any of the following records of the Corporation provided the shareholder gives the Corporation written notice of the shareholder’s demand at least five (5) business days before the date on which the shareholder wishes to inspect and copy any of the following:

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(i)

Excerpts from minutes of any meeting of the Board of Directors, records of any actions of a committee of the Board of Directors while acting in place of the Board of Directors on behalf of the Corporation, minutes of any meeting of the shareholders, and records of action taken by the shareholders or the Board of Directors without a meeting to the extent not subject to inspection under paragraph (a) above;

(ii)	Accounting records of the Corporation; and

(iii)	The record of shareholders of the Corporation.

(c)     Upon written request from a shareholder, the Corporation, at its expense, shall furnish to that shareholder the annual financial statements of the Corporation, including a balance sheet and income statement and, if the annual financial statements are reported upon by a public accountant, that report must accompany them.

(d)     The Corporation may impose a reasonable charge, covering the costs of labor and material, for copies of any documents provided to the shareholder. The charge shall not exceed the estimated cost of production or reproduction of the records.

Section 8.7. Inspection of Records by Directors. A director is entitled to inspect and copy the books, records, and documents of the Corporation at any reasonable time to the extent reasonably related to the performance of the director's duties as a director, including any duties as a member of a committee, but not for any other purpose or in any manner that would violate any duty to the Corporation.

Section 8.8 Electronic Transmissions. “Electronic transmission” or “electronically transmitted” means any process of communication not directly involving the physical transfer of paper that is suitable for the retention, retrieval, and reproduction of information by the recipient. Notice by electronic transmission is written notice. Notices and written consents may be given by electronic transmission. Each written consent given by electronic transmission shall contain an electronic signature of the person giving such written consent.

ARTICLE 9

INDEMNIFICATION OF DIRECTORS, OFFICERS OR EMPLOYEES

Section 9.1 Right to Indemnification. Each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as director, officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, shall be indemnified and held harmless by the Corporation to the fullest extent consistent with the laws of Iowa as the same now or may hereafter exist (but, in the case of any change, only to the extent that such change authorizes the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such change) against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such person; provided, however, that the right to indemnification conferred in this Section shall be conditioned upon the Corporation being afforded the opportunity to participate directly on behalf of such person in such proceeding and any settlement discussions relating thereto. The right to indemnification conferred in this Section shall be a contract right and shall, except with respect to an action or proceeding against the Corporation by an employee who is neither a director nor an officer of the Corporation, include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking, by or on behalf of such director, officer or employee to repay all amounts so advanced if it shall ultimately be determined that the director, officer or employee is not entitled to be indemnified under this Section or otherwise.

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Section 9.2 Right of Claimant to Bring Suit. If a claim under Section 9.1 of this Article is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct which makes it permissible under Iowa law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because such person has met such standard of conduct, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such standard of conduct, nor the termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall create a presumption that the claimant has failed to meet the required standard of conduct.

Section 9.3 Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, bylaw, agreement, vote of shareholders or disinterested directors or otherwise.

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Section 9.4 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Iowa law.

Section 9.5 Expenses as a Witness. To the extent that any director, officer or employee of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any proceeding, such person shall be reimbursed for all costs and expenses actually and reasonably incurred in connection therewith.

Section 9.6 Effect of Amendment. Any amendment, repeal or modification of any provision of this Article by the shareholders or the directors of the Corporation shall not adversely affect any right or protection of a director, officer or employee of the Corporation existing at the time of such amendment, repeal or modification.

Section 9.7 Severability. In the event any one or more of the provisions contained in this Article shall, for any reason, be held to be invalid, illegal or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Article.

ARTICLE 10

AMENDMENTS

Section 10.1 Amendments to Bylaws. These Bylaws may be amended or repealed by the Board of Directors or by the shareholders; provided, however, that the shareholders may from time to time specify particular provisions of the Bylaws which shall not be amended or repealed by the Board of Directors.

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EXHIBIT C

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
MONTAGE NEW HOLDCO, INC.

Exhibit C

Exhibit C

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MONTAGE NEW HOLDCO, INC.

ARTICLE I

The name of the Corporation is MONTAGE NEW HOLDCO, INC.

ARTICLE II

A.     The aggregate number of shares which the Corporation shall have the authority to issue, each of which shall have no par value per share, are as follows:

Class	No. of Shares
Voting Common	400,000,000
Non-Voting Common	400,000,000
Preferred	50,000,000

B.     The preferences, limitations, and relative rights of the different classes of shares are as follows:

(1)     Preferred Shares

(a)     The Board of Directors is authorized, without shareholder action, to classify or reclassify any or all of the unissued Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to these Articles of Incorporation setting forth:

(i)     The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(ii)     Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

(iii)     Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(iv)     Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

(v)     The amount payable to holders of shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(vi)     Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

(vii)     Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”).

(b)     Before the issuance of any shares of a series of Preferred Shares, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by the VSCA.

(c)     Each series of Preferred Shares shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Shares shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors with respect to any series at the time of the establishment thereof.

(2)     Common Shares.

(a)     Except as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares, the holders of outstanding Voting Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation. Notwithstanding any provision in the VSCA to the contrary, the holders of the Non-Voting Common Shares shall not have any voting power with respect to the election of directors, the adoption of any amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution or for any other purpose, and shall not have the right to participate in any meeting of shareholders, except as may be required by the VSCA. In the event that the approval of the holders of the Voting Common Shares shall be required by the VSCA for the adoption of an amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution, then, unless the Board of Directors requires a greater vote, such approval shall require a majority of all votes cast in respect thereof by holders of the Voting Common Shares, in lieu of such vote as would otherwise be required by the VSCA, at a meeting at which a quorum of the Voting Common Shares exists.

(b)     Except as may be otherwise specifically provided in these Articles, in all other respects, including, but not by way of limitation, the right to receive the payment of cash dividends, the right to share in the property or business of the Corporation in event of its liquidation in whole or in part, and the right to share in the assets of the Corporation in event of its dissolution and the distribution of such assets by way of return of capital, each Voting Common Share and each Non-Voting Common Share shall rank equally and be identical.

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(3)     Other Rights.

(a)     The holders of the Voting Common Shares and Non-Voting Common Shares shall be treated equally, according to the number of Voting Common Shares or Non-Voting Common Shares they hold, as applicable, in the payment of any share dividend or other distribution of shares, but the holders of the Voting Common Shares shall be issued only Voting Common Shares in respect of their shares of Voting Common Shares in the payment of any such share dividend or distribution, while the holders of the Non-Voting Common Shares shall be issued only Non-Voting Common Shares in respect of their shares of Non-Voting Common Stock in the payment of any such share dividend or other distribution of shares.

(b)     No holder of shares of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (i) any shares of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of any class, whether or not such shares, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (ii) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of any class of the Corporation, or any of them, any such shares, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

(c)     (i) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Non-Voting Common Share; provided, however, that such conversion shall not be permitted if, following and after giving effect to such conversion, no Voting Common Shares would remain issued and outstanding.

(ii)     Subject to Section B(3)(c)(iii) of this Article II and Article III, each Non-Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Voting Common Share.

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(iii)     To effect a conversion of Voting Common Shares or Non-Voting Common Shares permitted by this Section B(3)(c) of this Article II, a holder of Voting Common Shares or Non-Voting Common Shares shall deliver to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, the certificate or certificates representing the Voting Common Shares or Non-Voting Common Shares to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of conversion and transfer, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, with a copy to the Secretary of the Corporation at its principal corporate office, stating that such holder elects to convert such shares and stating the name or names of the person or persons in which the shares issued upon such conversion are to be issued (and setting forth the addresses of such persons), together with proper instruments of conversion and transfer in accordance with the procedures of the transfer agent and The Depository Trust Company or any successor depositary (“DTC”), as applicable. Subject to Article III, conversion shall be deemed to have been effected at the time and date when the conversion is reflected in the books of the transfer agent following compliance with the requirements described in the immediately preceding sentence, as applicable, with respect to the shares to be converted, and the person exercising such conversion (or, if the notice specifies another person to whom shares are to be issued upon conversion, such other person) shall be deemed to be the holder of record of the class and number of shares issuable upon such conversion at such time; provided, however, that, if any such conversion should require the prior approval from the Federal Communications Commission or any successor governmental agency (the “FCC”), such approval shall have been received prior to any such conversion; and provided further, that, if, as a result of such requested conversion, the holder seeking conversion or any holder of Voting Common Shares would acquire or be deemed to hold an interest subject to FCC media ownership and qualifications reporting requirements (including without limitation an “attributable interest” in the Corporation within the meaning of Federal Communications Laws (as hereinafter defined)), the conversion shall not become effective until the Corporation shall have requested and received, pursuant to Section B of Article III, information sufficient in the Corporation’s reasonable judgment to determine whether to exercise its rights under Section C of Article III with respect to the conversion and the Corporation in its reasonable judgment shall have determined not to exercise such rights. If a requested conversion would cause any holder other than the converting holder (“Other Holder”) to acquire or be deemed to hold an attributable interest in the Corporation under the Federal Communications Laws, the Corporation shall have the discretion to convert shares of Voting Common Shares held by such Other Holders to Non-Voting Common Shares but only to the extent reasonably necessary to ensure that such Other Holders will remain non-attributable in the Corporation, provided, however, that (1) each such Other Holder will be given prior written notice indicating the number of shares of such Other Holder’s Voting Common Shares that the Corporation proposes to convert to Non-Voting Common Shares, (2) each such Other Holder will be given a reasonable opportunity to make a showing that such Other Holder may hold an attributable interest in the Corporation consistent with the Federal Communications Laws, (3) at the request of any such Other Holder, the proposed conversion to Non-Voting Common Shares shall not be made with respect to such Other Holder if the showing required in the preceding clause (2) is made to the reasonable satisfaction of the Corporation and (4) the Corporation shall have no other authority in the circumstances set forth in this subsection (c) to alter the Voting Common Stock holdings of any such Other Holder without such Other Holder’s prior written consent. As promptly as practicable following any holder’s conversion of Voting Common Shares or Non-Voting Common Shares as aforesaid, the Corporation shall (1) in the case of conversions of certificated Voting Common Shares or Non-Voting Common Shares, issue and deliver to the converting holder, or to such holder’s transferee, as the case may be, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares issuable upon such conversion and if the certificates surrendered by the converting holder evidence more Voting Common Shares or Non-Voting Common Shares than the holder has elected to convert, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares, as applicable, which have not been converted and (2) in the case of conversions of book-entry Voting Common Shares or Non-Voting Common Shares, cause the transfer agent to effect (directly or through DTC) a book-entry deposit of Voting Common Shares or Non-Voting Common Shares issuable upon such conversion to the converting holder, or to such holder’s transferee, as the case may be. Subject to Article III, in the case of certificated Voting Common Shares or Non-Voting Common Shares, after the conversion is reflected in the books of the transfer agent and pending the issuance and delivery of such certificates, the certificate or certificates evidencing the Voting Common Shares or Non-Voting Common Shares that have been surrendered for conversion shall be deemed to evidence the Non-Voting Common Shares or Voting Common Shares, as applicable, issuable upon such conversion. Any dividends declared and not paid on Voting Common Shares or Non-Voting Common Shares prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment notwithstanding such conversion, and no holder of Voting Common Shares or Non-Voting Common Shares issued upon a conversion occurring after a record date for a declared and unpaid dividend shall be entitled to receive any payment of such dividend with respect to such Voting Common Shares or Non-Voting Common Shares, as applicable. The Corporation shall at all times reserve and keep available out of its authorized but unissued Voting Common Shares and Non-Voting Common Shares, solely for the purpose of effecting the conversions provided for in this Section B(3)(c) of this Article II, such number of Voting Common Shares and such number of Non-Voting Common Shares, respectively, as shall from time to time be sufficient to effect any conversion provided for in this Section B(3)(c) of this Article II and shall take all such corporate action as may be necessary to assure that such Voting Common Shares and such Non-Voting Common Shares shall be validly issued, fully paid and non-assessable upon such conversion.

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C.     Special Meetings. Special meetings of the shareholders of the Corporation may be called solely by the Chairman of the Board of Directors, the President of the Corporation or the Board of Directors.

D.     Control Share Acquisitions. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

ARTICLE III

A.     Restrictions on Stock Ownership or Transfer. As contemplated by this Article III, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would give rise to an FCC Regulatory Limitation (as hereinafter defined). Ownership, conversion, or proposed ownership shall be deemed to give rise to an “FCC Regulatory Limitation” if it (1) is inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limits or impairs or could reasonably be expected to materially limit or impair any existing business activity or proposed business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limits or impairs under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party, (4) subjects or could reasonably be expected to subject the Corporation or any of its subsidiaries to any rule, regulation, order or policy under the Federal Communications Laws having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, or (5) requires prior approval from the FCC and such approval has not been obtained. For purposes of Section B(3)(c)(iii) of Article II and this Article III, the term “Federal Communications Laws” shall mean any law administered or enforced by the FCC, including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations, orders and policies of the FCC. The Corporation may, but is not required to, take any action permitted under this Article III; and the grant of specific powers to the Corporation under this Article III shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

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B.     Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may give rise to an FCC Regulatory Limitation or subject the Corporation to FCC reporting requirements, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.

C.     Denial of Rights, Refusal to Transfer. (1) If (a) any person from whom information is requested pursuant to Section B of this Article III does not provide all the information requested by the Corporation completely and accurately in a timely manner or (b) the Corporation shall conclude that a person’s ownership, conversion, or proposed ownership of, or that a person’s exercise of any rights of ownership with respect to, shares of the Corporation, either alone or in combination with other existing or proposed ownership of shares of any other person, would give rise to an FCC Regulatory Limitation, then in the case of either clause (a) or any provision of clause (b) of this Section C(1), the Corporation may (A) refuse to permit the transfer to such proposed share owner or conversion by such person of shares of the Corporation, (B) suspend those rights of share ownership the exercise of which causes or could cause any situation described in any provision of clause (b) of this Section C(1) to occur, (C) require the conversion of any or all shares held by such holder into shares of any other class of shares in the Corporation with equivalent economic value (it being understood that for such purposes a Voting Common Share and a Non-Voting Common Share are deemed to have an equivalent economic value), (D) require the exchange of any or all shares held by such holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of the Corporation, (E) condition the acquisition (including due to conversion) of such shares on the prior consent of the FCC, to the extent such consent is required, (F) to the extent that the remedies in the foregoing clauses (A) through (E) are not reasonably feasible, redeem any or all such shares of the Corporation held by such holder in accordance with the terms and conditions set forth in Section C(2) of this Article III, and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such holder or proposed holder, with a view towards obtaining such information or preventing or curing any situation described in clause (a) or in any provision of clause (b) of this Section C(1); provided, however, that to the extent reasonably feasible without materially adversely affecting the ability of the Corporation to prevent or cure the situation described in clause (a) and/or (b) of this Section C(1), the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (A) through (G) to be imposed in a substantially similar manner when imposed on similarly situated persons or stockholders at substantially the same time and (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject holders or persons or other shareholders of the Corporation or other persons with an interest in the Corporation, subject in all cases to the primary goal of preventing or curing any situation described in clause (a) or any provision of clause (b) of this Section C(1); provided, further, that in the circumstances set forth in Section B(3)(c)(iii) of Article II, the only remedy available to the Corporation with respect to Other Holders will be the remedy set forth therein. Any such refusal of transfer or suspension of rights pursuant to clause (A) or (B) of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in any of the situations described in clause (b) of this Section C(1).

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(2)     Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C (1)(F) of this Article III shall be as follows:

(a)     the redemption price of any shares of the Corporation to be redeemed pursuant to Section C(1)(F) of this Article III shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b)     the redemption price of such shares will be paid in cash;

(c)     if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;

(d)     at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the share certificates or compliance with DTC policies and procedures for the redemption of book-entry securities for their redeemed shares;

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(e)     from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(f)     such other terms and conditions as the Board of Directors shall determine in good faith.

(3)     For purposes of this Section C:

(a)     “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III; provided, however, that if such shares are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 20 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith. Notwithstanding the foregoing, a Non-Voting Common Share shall be deemed to have a Fair Market Value equal to the Fair Market Value of a Voting Common Share determined in accordance with the foregoing sentence.

(b)     “person” shall mean an individual, a corporation, a general or limited partnership, an association, a limited liability company, a governmental entity, a trust or other entity or organization.

(c)     “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to or on the date specified in Section C(2)(d) of this Article III, as the case may be.

(4)     The Corporation shall instruct the Corporation’s transfer agent that the shares of the Corporation are subject to the restrictions set forth in this Article III and such restrictions shall be noted conspicuously on the certificate or certificates representing such shares or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.

D.     Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section B(3)(c)(iii) of Article II or this Article III, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event Section B(3)(c)(iii) of Article II or this Article III permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of Section B(3)(c)(iii) of Article II or this Article III. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of Section B(3)(c)(iii) of Article II and this Article III. The Board of Directors may delegate all or any portion of its powers under Section B(3)(c)(iii) of Article II and this Article III to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by the VSCA, may exercise the authority granted by Section B(3)(c)(iii) of Article II and this Article III through duly authorized officers or agents of the Corporation. Nothing in Section B(3)(c)(iii) of Article II or this Article III shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under the VSCA.

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E.     Reliance. To the fullest extent permitted by the VSCA, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to Section B(3)(c)(iii) of Article II or this Article III (including, without limitation, Section B of this Article III) and the information, opinions, reports or statements prepared or presented by (1) one or more officers or employees of the Corporation whom the Director believes, in good faith, to be reliable and competent in the matters presented, (2) legal counsel, public accountants, or other persons as to matters the Director believes, in good faith, are within the person's professional or expert competence, or (3) a committee of the Board of Directors of which he is not a member if the Director believes, in good faith, that the committee merits confidence. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of the Corporation owned by any holder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G or Form 13F under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of the Corporation.

F.     Severability. If any provision of Section B(3)(c)(iii) of Article II or this Article III or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of Section B(3)(c)(iii) of Article II or this Article III or the application of such provision to any other person.

ARTICLE IV

A.     Every reference in this Article IV to a Director or Officer shall include every Director or Officer or former Director or Officer of the Corporation and every person who served at the request of the Corporation or one of its subsidiaries as a Director, Officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his or her heirs, executors and administrators. In addition, in this Article IV, the terms “applicant”, “expenses”, “liability”, “party”, and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the VSCA.

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B.     In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or Officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article IV, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

C.     The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or Officer of the Corporation, or (b) any Director or Officer who is or was serving at the request of the Corporation as a Director, trustee, partner or Officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or Officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

D.     The provisions of this Article IV shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article IV shall have any effect on the rights provided under this Article IV with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article IV and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or Officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

E.     The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article IV.

F.     Any indemnification under Section C of this Article IV (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section C of this Article IV.

The determination shall be made:

(1)     if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

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(2)     by special legal counsel:

(a)     selected by the Board of Directors or its committee in the manner prescribed in Section F(1) of this Article IV; or

(b)     if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(3)     by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section F(2) of this Article IV to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article IV shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

G.     (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section C of this Article IV if the applicant furnishes the Corporation:

(a)     a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section C of this Article IV; and

(b)     a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(2)     The undertaking required by Section G(1)(b) of this Article IV shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

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(3)     Authorizations of payments under this section shall be made by the persons specified in Section F of this Article IV.

H.    The Corporation may indemnify or contract to indemnify any person not specified in Section B or C of this Article IV who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section C of this Article IV.

I.      The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article IV and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article IV.

J.     The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article IV on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article IV. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article IV or applicable laws of the Commonwealth of Virginia.

K.     Each provision of this Article IV shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE V

The Corporation shall have all of the powers of a corporation incorporated under the laws of the Commonwealth of Virginia.

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EXHIBIT D

BYLAWS OF

MONTAGE NEW HOLDCO, INC.

Exhibit D

EXHIBIT D

MONTAGE NEW HOLDCO, INC.

Bylaws

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Article I
Meetings of Shareholders

Section 1.     Place of Meetings. Meetings of Shareholders shall be held at the principal office of the Corporation in Richmond, Virginia or at such other place, either within or without the Commonwealth of Virginia, as from time to time may be fixed by the Board of Directors. The Board may, in its sole discretion, permit Shareholders to participate in any meeting of Shareholders by means of remote communication as authorized by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”) and subject to any guidelines and procedures as may be adopted by the Board.

Section 2.     Annual Meetings. The Annual Meetings of Shareholders shall be held on a date fixed by the Board of Directors.

Section 3.     Special Meetings. Special meetings of the Shareholders may be called solely by the Chairman of the Board, the President or the Board of Directors. At a special meeting of Shareholders, no business shall be transacted and no corporate action taken other than that stated in the notice of the special meeting.

Section 4.     Notice of Meetings. Written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than 60 days before the date of the meeting (except as a different time is specified in these Bylaws or by the VSCA) either personally or by mail, by or at the direction of the Chairman of the Board, a Vice Chairman, the Secretary, or the Officer or persons calling the meeting, to each Shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the Shareholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. Without limiting the manner by which notice otherwise may be given effectively to Shareholders, any notice to a Shareholder given by the Corporation may be given by a form of electronic transmission consented to by the Shareholder to whom the notice is given. Any such consent shall be revocable by the Shareholder by written or electronic notice to the Corporation. Any such consent shall be deemed revoked (a) if the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (b) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice, provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, “electronic transmission” means any form or process of communication, not directly involving the physical transfer of paper or other tangible medium that (i) is suitable for the retention, retrieval and reproduction of information by the recipient, and (ii) is either (A) retrievable in paper form by the recipient through an automated process used in conventional commercial practice or (B) retrievable in perceivable form and the sender and the recipient have consented in writing to the use of such form of electronic transmission.

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Notice of a Shareholders’ meeting to act on an amendment of the Articles of Incorporation, on a plan of merger or exchange of shares, on a sale of assets of the Corporation that requires shareholder approval, a plan of redomestication or conversion or the dissolution of the Corporation shall be given, in the manner provided above, not less than 25 nor more than 60 days before the date of the meeting. Any such notice shall be accompanied, as appropriate, by such additional documents as may be required by law.

Notwithstanding the foregoing, a written waiver of notice signed by the person or persons entitled to such notice, either before or after the time stated therein, shall be equivalent to the giving of such notice. A Shareholder who attends a meeting shall be deemed to have (A) waived objection to lack of notice or defective notice of the meeting, unless at the beginning of the meeting he or she objects to holding the meeting or transacting business at the meeting, and (B) waived objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the meeting notice, unless he or she objects to considering the matter when it is presented.

Section 5.     Quorum. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of Shareholders; provided however, that when any specified action is required to be voted upon by a class of stock voting as a class or series, holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified action. If a quorum is present, action on a matter is approved if the votes cast in favor of the action exceed the votes cast opposing the action, except when a larger vote or a vote by class or series is required by the VSCA and except that in elections of Directors those receiving the greatest number of votes shall be deemed elected even though not receiving a majority. Less than a quorum may adjourn, without notice other than by announcement at the meeting, until a quorum shall attend.

Section 6.     Organization and Order of Business. At all meetings of the Shareholders, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman (if any), the President (if one shall have been elected by the Board) or, in the absence of all of the foregoing, the most senior Executive Vice President, shall act as chairman of the meeting. In the absence of all of the foregoing officers or, if present, with their consent, a majority of the shares entitled to vote at such meeting, may appoint any person to act as chairman. The Secretary of the Corporation or, in the Secretary’s absence, an Assistant Secretary, shall act as secretary at all meetings of the Shareholders. In the event that neither the Secretary nor any Assistant Secretary is present, the chairman of the meeting may appoint any person to act as secretary of the meeting.

The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the dismissal of business not properly presented, the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof, the opening and closing of the voting polls and any recess or adjournment of the meeting.

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Section 7.     Voting. A Shareholder may vote his or her shares in person or by proxy. Any proxy shall be delivered to the secretary of the meeting at or prior to the time designated by the chairman of the meeting or in the order of business for so delivering such proxies. No proxy shall be valid after eleven months from its date, unless otherwise provided in the proxy. Each holder of record of stock of any class or series shall, as to all matters in respect of which stock of such class or series has voting power, be entitled to such vote as is provided in the Articles of Incorporation for each share of stock of such class or series standing in the holder’s name on the books of the Corporation. Unless required by the VSCA or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the Shareholder voting or by such Shareholder’s proxy, if there be such proxy.

Section 8.     Written Authorization. A Shareholder or a Shareholder’s duly authorized attorney-in-fact may execute a writing authorizing another person or persons to act for him or her as proxy. Execution may be accomplished by the Shareholder or such Shareholder’s duly authorized attorney-in-fact or authorized officer, director, employee or agent signing such writing or causing such Shareholder’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature.

Section 9.     Electronic Authorization. The President or the Secretary may approve procedures to enable a Shareholder or a Shareholder’s duly authorized attorney-in-fact to authorize another person or persons to act for him or her as proxy by transmitting or authorizing the transmission of a telegram, cablegram, internet transmission, telephone transmission or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such transmission must either be set forth or submitted with information from which the inspectors of elections can determine that the transmission was authorized by the Shareholder or the Shareholder’s duly authorized attorney-in-fact. If it is determined that such transmissions are valid, the inspectors shall specify the information upon which they relied. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 10.     Advance Notice Provisions for Election of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any Annual Meeting of Shareholders, or at any special meeting of Shareholders called for the purpose of electing Directors, (a) by or at the direction of the Board of Directors or (b) by any Shareholder of the Corporation (i) who is a Shareholder of record of Voting Common Shares in respect of which such nomination is made, and is entitled to vote such shares, on the date of the giving of the notice provided for in this section and on the record date for the determination of Shareholders entitled to vote at such meeting and (ii) who complies with the notice procedures set forth in this section.

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In addition to any other applicable requirements, for a nomination to be made by a Shareholder such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation (a) in the case of an Annual Meeting, not earlier than the close of business on the 120th and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the 90th day prior to such Annual Meeting or, if the first public announcement or notice of the date of such Annual Meeting is made or given to Shareholders less than 100 days prior to the date of such Annual Meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs and (b) in the case of a special meeting of Shareholders called for the purpose of electing Directors, not later than the close of business on the 10th day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a Shareholder’s notice as described above.

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To be in proper written form, a Shareholder’s notice to the Secretary must set forth (a) as to each person whom the Shareholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of the person, (ii) the employer and principal occupation of the person, (iii) a biographical profile of the person, including educational background and business and professional experience, (iv) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is proposed to be made (i) the name and address of such Shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person (as defined below) referred to in clause (iii), (ii) the employer and principal occupation of such Shareholder, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (iii) (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially, or of record, by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of capital stock of the Corporation or with a value derived in whole or in part from the value of any shares of capital stock of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Corporation or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of capital stock the Corporation (each of the foregoing, a “Derivative Instrument”), in each case that is, directly or indirectly, owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (C) any short interest in any shares of capital stock of the Corporation held by such Shareholder, by such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (D) any rights to dividends on the shares of capital stock of the Corporation owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, in each case that are separated or separable from the underlying shares of capital stock of the Corporation, (E) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such Shareholder, such beneficial owner if any, or any Associated Person of such Shareholder or beneficial owner is a general partner or manager or, directly or indirectly, beneficially owns an interest, and (F) any performance related fees (other than an asset-based fee) that such Shareholder, such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, (iv) a description of all arrangements or understandings between such Shareholder, beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner, on the one hand, and each proposed nominee and any other person or persons (including their names), on the other hand, relating to the Corporation or any of the shares of its capital stock, including any arrangements or understandings pursuant to which the nomination(s) are to be made by such Shareholder or beneficial owner, (v) a representation that such Shareholder is a Shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons named as nominees in the notice, (vi) a statement whether such Shareholder or any other person known to the Shareholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal and (vii) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a Director if elected. Any such notice shall be supplemented not later than five business days after the record date for the applicable meeting to disclose the information referred to in clause (b) as of the record date.

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No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this section. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman of the meeting shall declare to the meeting that the nomination was defective, and such defective nomination shall be disregarded. If the nominating Shareholder does not appear in person or by proxy at the meeting to present a nominee, such nominee shall be disregarded, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

An “Associated Person” of any Shareholder or beneficial owner means (i) any affiliate or person acting in concert with such Shareholder or beneficial owner and (ii) each director, officer, employee, general partner or manager of such Shareholder or beneficial owner or any such affiliate or person with which such Shareholder or beneficial owner is acting in concert.

Section 11.     Advance Notice Provisions for Business to be Transacted at Annual Meeting. No business may be transacted at an Annual Meeting of Shareholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the Annual Meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (c) otherwise properly brought before the Annual Meeting by any Shareholder of the Corporation (i) who is a Shareholder of record of any class entitled to vote on such business on the date of the giving of the notice provided for in this section and on the record date for the determination of Shareholders entitled to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in this section. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a Shareholder to present proposals (except proposals submitted in accordance with the eligibility and procedural requirements of Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement) for consideration by the Shareholders at any Annual Meeting of Shareholders.

In addition to any other applicable requirements, for business to be properly brought before an Annual Meeting by a Shareholder, such Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

To be timely, a Shareholder’s notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not earlier than the close of business on the 120th and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the Shareholder in order to be timely must be delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the 90th day prior to such Annual Meeting or, if the first public announcement or notice of the date of such Annual Meeting is made or given to Shareholders less than 100 days prior to the date of such Annual Meeting, the close of business on the 10th day following the day on which public announcement was made or notice of the date of such meeting is mailed, whichever first occurs.

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To be in proper written form a Shareholder’s notice to the Secretary must set forth as to each matter such Shareholder proposes to bring before the Annual Meeting (A) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, and (B) as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the business is proposed to be brought (i) the name and address of such Shareholder, as they appear on the Corporation’s books, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (ii) the employer and principal occupation of such Shareholder, of such beneficial owner, if any, and of each Associated Person referred to in clause (iii), (iii) (A) the class or series and number of shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially, or of record, by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (B) any Derivative Instrument that is, directly or indirectly, owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, (C) any short interest in any shares of capital stock of the Corporation held by such Shareholder, by such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (D) any rights to dividends on the shares of capital stock of the Corporation owned beneficially by such Shareholder, by such beneficial owner, if any, or by any Associated Person of such Shareholder or beneficial owner, in each case that are separated or separable from the underlying shares of capital stock of the Corporation, (E) any proportionate interest in shares of capital stock of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership or limited liability company in which such Shareholder, such beneficial owner if any, or any Associated Person of such Shareholder or beneficial owner is a general partner or manager or, directly or indirectly, beneficially owns an interest, and (F) any performance related fees (other than an asset-based fee) that such Shareholder, such beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner is entitled to based on any increase or decrease in the value of shares of capital stock of the Corporation or Derivative Instruments, (iv) a description of all arrangements or understandings between such Shareholder, beneficial owner, if any, or any Associated Person of such Shareholder or beneficial owner, on the one hand, and any person or persons (including their names), on the other hand, in connection with the proposal of such business by such Shareholder and any material interest of such Shareholder, beneficial owner or any Associated Person of such Shareholder or beneficial owner in such business, (v) a representation that such Shareholder is a Shareholder of record and intends to appear in person or by proxy at the meeting to bring such business before the meeting, (vi) a statement whether such Shareholder or any other person known to the Shareholder will deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal and (vii) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for such business in a contested solicitation pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Any such notice shall be supplemented not later than five business days after the record date for the applicable meeting to disclose the information referred to in clause (b) as of the record date.

Notwithstanding the foregoing, no disclosure shall be required with respect to ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is proposing business solely as a result of being the Shareholder of record or nominee holder that is directed to prepare and submit the Shareholder’s notice required by these Bylaws on behalf of a beneficial owner.

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The foregoing notice requirements shall be deemed satisfied by a Shareholder if the Shareholder has notified the Corporation of such Shareholder’s intention to present a proposal at an Annual Meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such Shareholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such Annual Meeting.

No business shall be conducted at the Annual Meeting of Shareholders except business brought before the Annual Meeting in accordance with the procedures set forth in this section; provided, however, that once business has been properly brought before the Annual Meeting in accordance with such procedures, nothing in this section shall be deemed to preclude discussion by any Shareholder of any such business. If the Chairman of an Annual Meeting determines that business was not properly brought before the Annual Meeting in accordance with the foregoing procedures, the Chairman shall declare to the meeting that the business was not properly brought before the meeting, and such business shall not be transacted. If the Shareholder or its proxy does not appear at the meeting to present its proposed business, such proposed business shall not be transacted, notwithstanding that proxies with respect to such vote may have been received by the Corporation.

Section 12.     Inspectors. The Corporation shall appoint one or more inspectors to act at a meeting of Shareholders and make a written report of the inspector’s determinations. The Corporation may designate one or more persons as alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at any meeting of Shareholders, the chairman of such meeting shall appoint one or more inspectors to act at the meeting. Each inspector shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspectors shall (a) ascertain the number of shares outstanding and the voting power of each, (b) determine the shares represented at the meeting and the validity of proxies and ballots, (c) count all votes, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (e) certify their determination of the number of shares represented at the meeting and their count of all votes. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors.

Article II
Directors

Section 1.     General Powers. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the Corporation shall be managed under the direction of, the Board of Directors, subject to any requirement of Shareholder action.

Section 2.     Number, Election, Term and Qualification. The number of Directors of the Corporation shall be designated by resolution of the Board of Directors. Directors shall be elected each year at the Annual Meeting of Shareholders; provided that the number of Directors of the Corporation shall not be changed from twelve (12) prior to the first Annual Meeting of Shareholders following the one year anniversary of [the date of closing under the Merger Agreement] (the “Fixed Board Date”). Directors shall hold their offices until the next annual meeting of the Shareholders and until their successors are elected and qualified.

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Section 3.     Vacancies. Except as limited by the VSCA, any vacancy occurring in the Board of Directors may be filled by the affirmative vote of a majority of the remaining Directors though less than a quorum of the Board of Directors.

Section 4.     Removal. At a meeting called expressly for that purpose, any Director may be removed from office, with or without cause, by a vote of the Shareholders holding a majority of the shares of the class of stock which elected such Director. If any Directors are so removed, new Directors may be elected at the same meeting.

Section 5.     Compensation. The Board of Directors may compensate Directors for their services as such and may provide for the payment of all expenses incurred by Directors in attending regular and special meetings of the Board of Directors.

Article III
Directors’ Meetings

Section 1.     Annual Meeting. The Annual Meeting of the Board of Directors (which meeting shall be considered a regular meeting for the purposes of notice) shall be held on the same day as the Annual Meeting of Shareholders for the purpose of electing Officers, unless the Board shall determine otherwise, and carrying on such other business as properly may come before such meeting.

Section 2.     Regular Meetings. Regular meetings of the Board of Directors shall be held for the purpose of carrying on such business as may properly come before the meeting at such times and at such places, within or without the Commonwealth of Virginia, as may be designated by the Chairman and specified in the notice of the meeting. Furthermore, regular meetings of the Board of Directors shall be held immediately following each special meeting of Shareholders to act upon any matter considered by the Shareholders and to consider such other business as may properly come before the meeting. Any such meeting shall be held at the place where the Shareholders’ meeting was held.

Section 3.     Special Meetings. Special meetings of the Board of Directors shall be held on the call of the Chairman of the Board, a Vice Chairman, or any three members of the Board of Directors, at the principal office of the Corporation or at such other place as the Chairman may direct.

Section 4.     Notice. Notice of regular and special meetings of the Board of Directors shall be (i) mailed to each Director addressed to him or her at his or her usual place of business or other designated address at least five days prior to the time of the meeting, or (ii) given by telegraph, telephone or any form of electronic transmission previously approved by a Director, which approval has not been revoked, to each Director or delivered to him or her personally at least 48 hours prior to the time of the meeting; provided that notice of a special meeting must set forth the purpose for which the meeting is called; and provided, further, that notice need not be given of regular meetings held at times and places fixed by resolution of the Board of Directors.

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Section 5.     Quorum. A majority of the Directors shall constitute a quorum for the transaction of business. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 6.     Waiver of Notice. Notwithstanding any other provisions of these Bylaws, whenever notice of any meeting for any purpose is required to be given to any Director a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be the equivalent to the giving of such notice.

A Director who attends a meeting shall be deemed to have had timely and proper notice thereof unless, at the beginning of the meeting or promptly upon his or her arrival, the Director objects to the transaction of any business at the meeting and does not thereafter vote or assent to action taken at the meeting.

Section 7.     Action Without A Meeting. Any action which is required to be taken at a meeting of the Directors or by a Directors’ Committee may be taken without a meeting if a consent in writing, setting forth the action so to be taken, shall be signed before such action by all of the Directors or all of the members of the Committee, as the case may be. Such consent shall have the same force and effect as a unanimous vote.

Article IV
Directors’ Committees

Section 1.     Committees. Committees with limited authority may be designated by a resolution adopted by a majority of the full number of Directors.

Article V
Officers; Chairman and Vice Chairman of the Board

Section 1.     Officers. The Officers of the Corporation shall be a President, one or more Vice Presidents (any one or more of whom may be designated as an Executive Vice President or a Senior Vice President), a Chief Financial Officer, a Chief Development Officer, a General Counsel, a Secretary, a Treasurer, a Controller and, in the discretion of the Board of Directors, one or more Assistant Secretaries, Assistant Treasurers and Assistant Controllers. The Chairman of the Board and any Vice Chairmen of the Board may, but need not be, Officers of the Corporation.

Section 2.     Election, Term. Officers shall be elected at the regular Annual Meeting of the Board of Directors or at such other time as the Board of Directors may determine and shall hold office, unless removed, until the next Annual Meeting of the Board of Directors and until their successors are elected and qualified. The Chairman of the Board and any Vice Chairmen of the Board shall be elected at the regular Annual Meeting of the Board of Directors or at such other time as the Board of Directors may determine and shall hold office, unless removed, until the next Annual Meeting of the Board of Directors and until their successors are elected and qualified. The Chairman of the Board and any Vice Chairmen of the Board shall be chosen from the members of the Board of Directors.

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Section 3.     Removal. Except as otherwise provided in the Articles of Incorporation, any Officer may be removed with or without cause at any time by the Board of Directors at any duly called meeting. The Chairman of the Board and any Vice Chairmen of the Board may be removed from such office with or without cause at any time by the Board of Directors at any duly called meeting.

Section 4.     Duties of Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Shareholders and Directors, and shall see that all the orders and resolutions of the Board of Directors are carried into effect, subject, however, to the rights of the Directors to delegate any specific powers. He shall, in addition, have such powers and duties as may be specifically assigned by the Board of Directors.

Section 5.     Duties of Vice Chairmen of the Board. Subject to the control of the Board of Directors and the Chairman of the Board and to the provisions of the Articles of Incorporation and Bylaws, the Vice Chairmen shall severally perform such duties as may, from time to time, be assigned to each by the Chairman of the Board or the Board of Directors.

Section 6.     Duties of President. Subject to the control of the Board of Directors and the Chairman of the Board and to the provisions of the Articles of Incorporation and Bylaws, the President shall perform such duties as may, from time to time, be assigned to him by the Chairman of the Board or the Board of Directors.

Section 7.     Duties of Vice Presidents. The Vice Presidents shall severally perform such duties as may, from time to time, be assigned to each by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 8.     Duties of General Counsel. The General Counsel shall be the chief legal officer of the Corporation. The General Counsel shall, with the help of those whom he or she may employ (including any firm of which he may be a member) supervise the handling of all claims made by or against the Corporation, the filing of such statements, reports or other documents as may be required by state and federal agencies controlling corporations and their securities, render legal advice to the Officers and Directors and generally manage all matters of a legal nature for the Corporation.

Section 9.     Duties of Secretary. The Secretary shall keep a record in proper books for the purpose of all meetings and proceedings of the Board of Directors and also the minutes of the Shareholders’ meetings, and record all the votes of the Corporation. The Secretary shall attend to the giving and serving of all notices of the Corporation and shall notify the Directors and Shareholders of their respective meetings. The Secretary shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all documents which are authorized to be executed on behalf of the Corporation under its corporate seal. The Secretary shall have custody of all deeds, leases, and contracts and shall have charge of the books, records and papers of the Corporation relating to its organization and management. In addition, the Secretary shall perform such other duties as may from time to time be delegated to him by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

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Section 10.     Duties of Treasurer. The Treasurer shall have custody of all the funds and securities of the Corporation and shall dispose of the same as provided in these Bylaws, or as directed by the Board of Directors. The Treasurer shall have the care and custody of all securities, books of account, documents and papers of the Corporation except such as are kept by the Secretary. The Treasurer shall keep regular and full accounts showing receipts and disbursements. The Treasurer shall at all times submit to the Board of Directors such statements as to the financial condition of this Corporation as they may require and shall perform such other duties as may from time to time be delegated to the Treasurer by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 11.     Duties of Controller. The Controller shall be responsible for all accounting, budgeting, and internal auditing functions of the Corporation, subject to the direction of the Chairman of the Board, the Vice Chairmen, the President, the Vice President designated as Principal Accounting Officer, or the Board of Directors. In addition, the Controller shall perform such other duties as may from time to time be delegated to him by the Chairman of the Board, the Vice Chairmen, the President or the Board of Directors.

Section 12.     Duties of Assistant Secretaries. The Assistant Secretaries shall, jointly or severally, in the absence or incapacity of the Secretary or vacancy in the office of Secretary, perform the duties of the Secretary. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Secretary.

Section 13.     Duties of Assistant Treasurers. The Assistant Treasurers shall, jointly and severally, in the absence or incapacity of the Treasurer or vacancy in the office of Treasurer, perform the duties of the Treasurer. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Treasurer.

Section 14.     Duties of Assistant Controllers. The Assistant Controllers shall, jointly and severally, in the absence or incapacity of the Controller or vacancy in the office of Controller, perform the duties of the Controller, and shall in general assist the Controller in the performance of his duties. They shall also perform such other duties as may from time to time be delegated to them by the Chairman of the Board, the Vice Chairmen, the President, the Board of Directors or the Controller.

Section 15.     Compensation. The Board of Directors shall fix the compensation of all of the Officers of the Corporation and the Chairman of the Board and any Vice Chairmen of the Board.

Section 16.     Bonds. The Board of Directors may by resolution require that any or all Officers, agents and employees of the Corporation give bond to the Corporation, with sufficient sureties, conditioned on the faithful performance of the duties of their respective offices or positions, and comply with such other conditions as may from time to time be required by the Board of Directors.

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Article VI
Certificates of Stock

Section 1.     Form. The shares of capital stock of the Corporation may be certificated or uncertificated as provided under the VSCA. Certificates representing shares of the capital stock of the Corporation shall be in such form as is permitted by law and prescribed by the Board of Directors and shall be signed by the President or a Vice President and the Secretary or an Assistant Secretary or any other Officer authorized by a resolution of the Board of Directors. Transfer agents and/or registrars for one or more classes of the stock of the Company may be appointed by the Board and may be required to countersign certificates representing stock of such class or classes. Certificates may, but need not, be sealed with the seal of the Corporation or a facsimile thereof. The signatures of the Officers upon such certificates may be facsimiles if the certificate is countersigned by a Transfer Agent or registered by a Registrar other than the Corporation itself or an employee of the Corporation. In the event that any officer, transfer agent or registrar whose signature or facsimile thereof shall have been used on a stock certificate shall for any reason cease to be such officer, transfer agent or registrar of the Corporation before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person was such officer, transfer agent or registrar at the date of issuance. Within a reasonable time after the issuance or transfer of uncertificated shares of the Corporation, the Corporation shall send, or cause to be sent, to the holder a written statement that shall include the information required by the VSCA to be set forth on certificates for shares of capital stock.

In case any Officer who has signed or whose facsimile signature has been placed upon a stock certificate shall have ceased to be such Officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such Officer at the date of its issue.

Section 2.     Transfer Agents and Registrars. Transfer Agents and/or Registrars for the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign stock certificates.

Section 3.     Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may in its discretion, or any Officer of the Corporation appointed by the Board of Directors for that purpose may in his discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such Shareholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

Section 4.     Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney, and in the case of shares of stock of the Corporation represented by certificates, on surrender of the certificates for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. Uncertificated shares shall be transferable or assignable only on the books of the Corporation upon proper instruction from the holder of such shares. The Corporation will recognize the right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

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Section 5.     Closing of Transfer Books and Fixing Record Date. For the purposes of determining Shareholders entitled to notice of or to vote at any meeting of Shareholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of Shareholders for any other proper purpose, the Board of Directors of this Corporation may fix in advance a date as the record date for any such determination of Shareholders, such date in any case to be not more than 70 days prior to the date on which the particular action requiring such determination of Shareholders is to be taken. If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders, or Shareholders entitled to receive payment of a dividend, the date on which the notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders has been made as provided in this section with respect to any meeting, such determination shall apply to any adjournment thereof.

Article VII
Voting of Stock Held

Unless otherwise provided by the vote of the Board of Directors, the Chairman of the Board, a Vice Chairman, the President, or the Secretary may from time to time appoint an attorney or attorneys or agent or agents of this Corporation to cast the votes which this Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held by this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any other such corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed on behalf of this Corporation such written proxies, consents, waivers or other instruments as he may deem necessary or proper in the premises; or the Chairman of the Board, a Vice Chairman, the President, or the Secretary may attend any meeting of the holders of stock or other securities of such other corporation and thereat vote or exercise any powers of this Corporation as the holder of such stock or other securities of such other corporation.

Article VIII
Miscellaneous

Section 1.     Checks, Notes, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange, promissory notes, acceptances and other instruments of a similar character shall be signed by such Officer or Officers or agent or agents of the Corporation as shall be thereunto authorized from time to time by the Board of Directors.

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Section 2.     Fiscal Year. The fiscal year of the Corporation shall be determined in the discretion of the Board of Directors, but in the absence of any such determination it shall be the calendar year.

Section 3.     Corporate Seal. The Corporate Seal shall be circular and shall have inscribed thereon, within and around the circumference, the words “Montage New Holdco, Inc., Richmond, VA.” In the center shall be the word “Seal.”

Article IX
Amendments

Section 1.     New Bylaws and Alterations. These Bylaws may be amended or repealed and new Bylaws may be made at any regular or special meeting of the Board of Directors by a majority of the Board, provided, however, that until the Fixed Board Date, Article II, Section 2 of these Bylaws may only be amended at a regular or special meeting of the Board of Directors by a vote of ten (10) or more members of the Board of Directors. However, Bylaws made by the Board of Directors may be repealed or changed, provided, however, that until the Fixed Board Date, Article II, Section 2 of these Bylaws may only be amended at a regular or special meeting of the Board of Directors by a vote of ten (10) or more members of the Board of Directors, and new Bylaws may be made by the Shareholders and the Shareholders may prescribe that any Bylaw made by them shall not be altered, amended, or repealed by the Directors.

Section 2.     Legislative Amendments. In event any portion of these Bylaws is subsequently altered by act of the General Assembly of Virginia those portions thereof which are not affected by such legislation shall remain in full force and effect until and unless altered or repealed in accordance with the other terms hereof.

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EXHIBIT E

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDIA GENERAL, INC.

Exhibit E

Exhibit E

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MEDIA GENERAL, INC.

ARTICLE I

The name of the Corporation is MEDIA GENERAL, INC.

ARTICLE II

A.     The aggregate number of shares which the Corporation shall have the authority to issue, each of which shall have no par value per share, are as follows:

Class	No. of Shares
Voting Common	400,000,000
Non-Voting Common	400,000,000
Preferred	50,000,000

B.     The preferences, limitations, and relative rights of the different classes of shares are as follows:

(1)     Preferred Shares

(a)     The Board of Directors is authorized, without shareholder action, to classify or reclassify any or all of the unissued Preferred Shares from time to time in one or more series and to provide for the designation, preferences, limitations and relative rights of the shares of each series by the adoption of Articles of Amendment to these Articles of Incorporation setting forth:

(i)     The maximum number of shares in the series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

(ii)     Whether shares of the series shall have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by law;

(iii)     Whether shares of the series are redeemable or convertible (x) at the option of the Corporation, a shareholder or another person or upon the occurrence of a designated event, (y) for cash, indebtedness, securities or other property, and (z) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;

(iv)     Any right of holders of shares of the series to distributions, calculated in any manner, including the rate or rates of dividends, and whether dividends shall be cumulative, noncumulative or partially cumulative;

(v)     The amount payable to holders of shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(vi)     Any preference of the shares of the series over the shares of any other series or class with respect to distributions, including dividends, and with respect to distributions upon the liquidation, dissolution or winding up of the affairs of the Corporation; and

(vii)     Any other preferences, limitations or specified rights (including a right that no transaction of a specified nature shall be consummated while any shares of such series remain outstanding except upon the assent of all or a specified portion of such shares) now or hereafter permitted by the Virginia Stock Corporation Act (as it exists on the date hereof or as it may be amended from time to time, the “VSCA”).

(b)     Before the issuance of any shares of a series of Preferred Shares, Articles of Amendment establishing such series shall be filed with and made effective by the State Corporation Commission of Virginia, as required by the VSCA.

(c)     Each series of Preferred Shares shall be so designated as to distinguish the shares thereof from the shares of all other series. Different series of Preferred Shares shall not be considered to constitute different voting groups of shares for the purpose of voting by voting groups except as required by the VSCA or as otherwise specified by the Board of Directors with respect to any series at the time of the establishment thereof.

(2)     Common Shares.

(a)     Except as otherwise provided in the Articles of Amendment establishing any series of Preferred Shares, the holders of outstanding Voting Common Shares shall, to the exclusion of the holders of any other class of shares of the Corporation, have the sole power to vote for the election of directors and for all other purposes without limitation. Notwithstanding any provision in the VSCA to the contrary, the holders of the Non-Voting Common Shares shall not have any voting power with respect to the election of directors, the adoption of any amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution or for any other purpose, and shall not have the right to participate in any meeting of shareholders, except as may be required by the VSCA. In the event that the approval of the holders of the Voting Common Shares shall be required by the VSCA for the adoption of an amendment to or restatement of these Articles, the authorization of any plan of merger, share exchange or entity conversion or the authorization of any disposition of assets or dissolution, then, unless the Board of Directors requires a greater vote, such approval shall require a majority of all votes cast in respect thereof by holders of the Voting Common Shares, in lieu of such vote as would otherwise be required by the VSCA, at a meeting at which a quorum of the Voting Common Shares exists.

(b)     Except as may be otherwise specifically provided in these Articles, in all other respects, including, but not by way of limitation, the right to receive the payment of cash dividends, the right to share in the property or business of the Corporation in event of its liquidation in whole or in part, and the right to share in the assets of the Corporation in event of its dissolution and the distribution of such assets by way of return of capital, each Voting Common Share and each Non-Voting Common Share shall rank equally and be identical.

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(3)     Other Rights.

(a)     The holders of the Voting Common Shares and Non-Voting Common Shares shall be treated equally, according to the number of Voting Common Shares or Non-Voting Common Shares they hold, as applicable, in the payment of any share dividend or other distribution of shares, but the holders of the Voting Common Shares shall be issued only Voting Common Shares in respect of their shares of Voting Common Shares in the payment of any such share dividend or distribution, while the holders of the Non-Voting Common Shares shall be issued only Non-Voting Common Shares in respect of their shares of Non-Voting Common Stock in the payment of any such share dividend or other distribution of shares.

(b)     No holder of shares of any class of the Corporation shall, as such holder, have any right to subscribe for or purchase (i) any shares of any class of the Corporation, or any warrants, options or other instruments that shall confer upon the holder thereof the right to subscribe for or purchase or receive from the Corporation any shares of any class, whether or not such shares, warrants, options or other instruments are issued for cash or services or property or by way of dividend or otherwise, or (ii) any other security of the Corporation that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or appurtenant any warrant, option or other instrument that shall confer upon the holder of such security the right to subscribe for or purchase or receive from the Corporation any shares of any class or classes, whether or not such securities are issued for cash or services or property or by way of dividend or otherwise, other than such right, if any, as the Board of Directors, in its sole discretion, may from time to time determine. If the Board of Directors shall offer to the holders of shares of any class of the Corporation, or any of them, any such shares, options, warrants, instruments or other securities of the Corporation, such offer shall not, in any way, constitute a waiver or release of the right of the Board of Directors subsequently to dispose of other securities of the Corporation without offering the same to said holders.

(c)     (i) Subject to Section B(3)(c)(iii) of this Article II and Article III, each Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Non-Voting Common Share; provided, however, that such conversion shall not be permitted if, following and after giving effect to such conversion, no Voting Common Shares would remain issued and outstanding.

(ii)     Subject to Section B(3)(c)(iii) of this Article II and Article III, each Non-Voting Common Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share into one fully paid and nonassessable Voting Common Share.

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(iii)     To effect a conversion of Voting Common Shares or Non-Voting Common Shares permitted by this Section B(3)(c) of this Article II, a holder of Voting Common Shares or Non-Voting Common Shares shall deliver to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, the certificate or certificates representing the Voting Common Shares or Non-Voting Common Shares to be converted, duly endorsed in blank or accompanied by duly executed proper instruments of conversion and transfer, or, in the case of shares held in book-entry form, deliver written notice to the transfer agent for the Voting Common Shares or the Non-Voting Common Shares, as the case may be, with a copy to the Secretary of the Corporation at its principal corporate office, stating that such holder elects to convert such shares and stating the name or names of the person or persons in which the shares issued upon such conversion are to be issued (and setting forth the addresses of such persons), together with proper instruments of conversion and transfer in accordance with the procedures of the transfer agent and The Depository Trust Company or any successor depositary (“DTC”), as applicable. Subject to Article III, conversion shall be deemed to have been effected at the time and date when the conversion is reflected in the books of the transfer agent following compliance with the requirements described in the immediately preceding sentence, as applicable, with respect to the shares to be converted, and the person exercising such conversion (or, if the notice specifies another person to whom shares are to be issued upon conversion, such other person) shall be deemed to be the holder of record of the class and number of shares issuable upon such conversion at such time; provided, however, that, if any such conversion should require the prior approval from the Federal Communications Commission or any successor governmental agency (the “FCC”), such approval shall have been received prior to any such conversion; and provided further, that, if, as a result of such requested conversion, the holder seeking conversion or any holder of Voting Common Shares would acquire or be deemed to hold an interest subject to FCC media ownership and qualifications reporting requirements (including without limitation an “attributable interest” in the Corporation within the meaning of Federal Communications Laws (as hereinafter defined)), the conversion shall not become effective until the Corporation shall have requested and received, pursuant to Section B of Article III, information sufficient in the Corporation’s reasonable judgment to determine whether to exercise its rights under Section C of Article III with respect to the conversion and the Corporation in its reasonable judgment shall have determined not to exercise such rights. If a requested conversion would cause any holder other than the converting holder (“Other Holder”) to acquire or be deemed to hold an attributable interest in the Corporation under the Federal Communications Laws, the Corporation shall have the discretion to convert shares of Voting Common Shares held by such Other Holders to Non-Voting Common Shares but only to the extent reasonably necessary to ensure that such Other Holders will remain non-attributable in the Corporation, provided, however, that (1) each such Other Holder will be given prior written notice indicating the number of shares of such Other Holder’s Voting Common Shares that the Corporation proposes to convert to Non-Voting Common Shares, (2) each such Other Holder will be given a reasonable opportunity to make a showing that such Other Holder may hold an attributable interest in the Corporation consistent with the Federal Communications Laws, (3) at the request of any such Other Holder, the proposed conversion to Non-Voting Common Shares shall not be made with respect to such Other Holder if the showing required in the preceding clause (2) is made to the reasonable satisfaction of the Corporation and (4) the Corporation shall have no other authority in the circumstances set forth in this subsection (c) to alter the Voting Common Stock holdings of any such Other Holder without such Other Holder’s prior written consent. As promptly as practicable following any holder’s conversion of Voting Common Shares or Non-Voting Common Shares as aforesaid, the Corporation shall (1) in the case of conversions of certificated Voting Common Shares or Non-Voting Common Shares, issue and deliver to the converting holder, or to such holder’s transferee, as the case may be, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares issuable upon such conversion and if the certificates surrendered by the converting holder evidence more Voting Common Shares or Non-Voting Common Shares than the holder has elected to convert, one or more certificates (as such holder may request) evidencing the Voting Common Shares or Non-Voting Common Shares, as applicable, which have not been converted and (2) in the case of conversions of book-entry Voting Common Shares or Non-Voting Common Shares, cause the transfer agent to effect (directly or through DTC) a book-entry deposit of Voting Common Shares or Non-Voting Common Shares issuable upon such conversion to the converting holder, or to such holder’s transferee, as the case may be. Subject to Article III, in the case of certificated Voting Common Shares or Non-Voting Common Shares, after the conversion is reflected in the books of the transfer agent and pending the issuance and delivery of such certificates, the certificate or certificates evidencing the Voting Common Shares or Non-Voting Common Shares that have been surrendered for conversion shall be deemed to evidence the Non-Voting Common Shares or Voting Common Shares, as applicable, issuable upon such conversion. Any dividends declared and not paid on Voting Common Shares or Non-Voting Common Shares prior to their conversion as provided above shall be paid, on the payment date, to the holder or holders entitled thereto on the record date for such dividend payment notwithstanding such conversion, and no holder of Voting Common Shares or Non-Voting Common Shares issued upon a conversion occurring after a record date for a declared and unpaid dividend shall be entitled to receive any payment of such dividend with respect to such Voting Common Shares or Non-Voting Common Shares, as applicable. The Corporation shall at all times reserve and keep available out of its authorized but unissued Voting Common Shares and Non-Voting Common Shares, solely for the purpose of effecting the conversions provided for in this Section B(3)(c) of this Article II, such number of Voting Common Shares and such number of Non-Voting Common Shares, respectively, as shall from time to time be sufficient to effect any conversion provided for in this Section B(3)(c) of this Article II and shall take all such corporate action as may be necessary to assure that such Voting Common Shares and such Non-Voting Common Shares shall be validly issued, fully paid and non-assessable upon such conversion.

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C.     Special Meetings. Special meetings of the shareholders of the Corporation may be called solely by the Chairman of the Board of Directors, the President of the Corporation or the Board of Directors.

D.     Control Share Acquisitions. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.

ARTICLE III

A.     Restrictions on Stock Ownership or Transfer. As contemplated by this Article III, the Corporation may restrict the ownership, conversion, or proposed ownership, of shares of the Corporation by any person if such ownership, conversion or proposed ownership, either alone or in combination with other actual or proposed ownership (including due to conversion) of shares of capital stock of any other person, would give rise to an FCC Regulatory Limitation (as hereinafter defined). Ownership, conversion, or proposed ownership shall be deemed to give rise to an “FCC Regulatory Limitation” if it (1) is inconsistent with, or in violation of, any provision of the Federal Communications Laws (as hereinafter defined), (2) materially limits or impairs or could reasonably be expected to materially limit or impair any existing business activity or proposed business activity of the Corporation or any of its subsidiaries under the Federal Communications Laws, (3) materially limits or impairs under the Federal Communications Laws the acquisition of an attributable interest in a full-power television station or a full-power radio station by the Corporation or any of its subsidiaries for which the Corporation or its subsidiary has entered into a definitive agreement with a third party, (4) subjects or could reasonably be expected to subject the Corporation or any of its subsidiaries to any rule, regulation, order or policy under the Federal Communications Laws having or which could reasonably be expected to have a material effect on the Corporation or any subsidiary of the Corporation to which the Corporation or any subsidiary of the Corporation would not be subject but for such ownership, conversion or proposed ownership, or (5) requires prior approval from the FCC and such approval has not been obtained. For purposes of Section B(3)(c)(iii) of Article II and this Article III, the term “Federal Communications Laws” shall mean any law administered or enforced by the FCC, including, without limitation, the Communications Act of 1934, as amended (the “Communications Act”), and the rules, regulations, orders and policies of the FCC. The Corporation may, but is not required to, take any action permitted under this Article III; and the grant of specific powers to the Corporation under this Article III shall not be deemed to restrict the Corporation from pursuing, alternatively or concurrently, any other remedy or alternative course of action available to the Corporation.

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B.     Requests for Information. If the Corporation believes that the ownership or proposed ownership of shares of the Corporation by any person (whether by reason of a change in such person’s ownership, a change in the number of shares outstanding overall or in any class, or for any other reason) may give rise to an FCC Regulatory Limitation or subject the Corporation to FCC reporting requirements, such person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to its citizenship, ownership structure, and other ownership interests and affiliations) as the Corporation shall reasonably request.

C.     Denial of Rights, Refusal to Transfer. (1) If (a) any person from whom information is requested pursuant to Section B of this Article III does not provide all the information requested by the Corporation completely and accurately in a timely manner or (b) the Corporation shall conclude that a person’s ownership, conversion, or proposed ownership of, or that a person’s exercise of any rights of ownership with respect to, shares of the Corporation, either alone or in combination with other existing or proposed ownership of shares of any other person, would give rise to an FCC Regulatory Limitation, then in the case of either clause (a) or any provision of clause (b) of this Section C(1), the Corporation may (A) refuse to permit the transfer to such proposed share owner or conversion by such person of shares of the Corporation, (B) suspend those rights of share ownership the exercise of which causes or could cause any situation described in any provision of clause (b) of this Section C(1) to occur, (C) require the conversion of any or all shares held by such holder into shares of any other class of shares in the Corporation with equivalent economic value (it being understood that for such purposes a Voting Common Share and a Non-Voting Common Share are deemed to have an equivalent economic value), (D) require the exchange of any or all shares held by such holder for warrants to acquire, at a nominal exercise price, the same number and class of shares of the Corporation, (E) condition the acquisition (including due to conversion) of such shares on the prior consent of the FCC, to the extent such consent is required, (F) to the extent that the remedies in the foregoing clauses (A) through (E) are not reasonably feasible, redeem any or all such shares of the Corporation held by such holder in accordance with the terms and conditions set forth in Section C(2) of this Article III, and/or (G) exercise any and all appropriate remedies, at law or in equity, in any court of competent jurisdiction, against any such holder or proposed holder, with a view towards obtaining such information or preventing or curing any situation described in clause (a) or in any provision of clause (b) of this Section C(1); provided, however, that to the extent reasonably feasible without materially adversely affecting the ability of the Corporation to prevent or cure the situation described in clause (a) and/or (b) of this Section C(1), the Corporation shall use its good faith efforts (x) to cause any of the remedies listed in the preceding clauses (A) through (G) to be imposed in a substantially similar manner when imposed on similarly situated persons or stockholders at substantially the same time and (y) to minimize the impact of the exercise of any such remedy on the interests in the Corporation of the subject holders or persons or other shareholders of the Corporation or other persons with an interest in the Corporation, subject in all cases to the primary goal of preventing or curing any situation described in clause (a) or any provision of clause (b) of this Section C(1); provided, further, that in the circumstances set forth in Section B(3)(c)(iii) of Article II, the only remedy available to the Corporation with respect to Other Holders will be the remedy set forth therein. Any such refusal of transfer or suspension of rights pursuant to clause (A) or (B) of the immediately preceding sentence shall remain in effect until the requested information has been received and the Corporation has determined that such transfer, or the exercise of such suspended rights, as the case may be, will not result in any of the situations described in clause (b) of this Section C(1).

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(2)     Without limiting the foregoing, the terms and conditions of redemption pursuant to Section C (1)(F) of this Article III shall be as follows:

(a)     the redemption price of any shares of the Corporation to be redeemed pursuant to Section C(1)(F) of this Article III shall be equal to the Fair Market Value (as hereinafter defined) of such shares;

(b)     the redemption price of such shares will be paid in cash;

(c)     if less than all such shares are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors in good faith, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors in good faith;

(d)     at least 15 days’ prior written notice of the Redemption Date (as hereinafter defined) shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder); provided that the Redemption Date shall be the date on which written notice shall be given to record holders if the cash necessary to effect the redemption shall have been indefeasibly deposited in trust for the benefit of such record holders and is then subject to immediate payment to them upon surrender of the share certificates or compliance with DTC policies and procedures for the redemption of book-entry securities for their redeemed shares;

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(e)     from and after the Redemption Date, any and all rights of whatever nature in respect of the shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on shares (including declared and unpaid dividends) of the same class or series as such shares), shall cease and terminate and the holders of such shares shall thenceforth be entitled only to receive the cash payable upon redemption; and

(f)     such other terms and conditions as the Board of Directors shall determine in good faith.

(3)     For purposes of this Section C:

(a)     “Fair Market Value” shall mean, with respect to a share of the Corporation of any class or series, the volume weighted average sales price for such a share on the national securities exchange (if any) on which such capital stock is then listed during the 20 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III; provided, however, that if such shares are not traded on any national securities exchange, Fair Market Value shall mean the average of the reported bid and asked prices in any over-the-counter quotation system selected by the Corporation during the 20 most recent days during which such shares were traded immediately preceding the day on which notice of redemption shall be given pursuant to Section C(2)(d) of this Article III, or if trading of such shares is not reported in any over-the-counter quotation system, Fair Market Value shall be determined by the Board of Directors in good faith. Notwithstanding the foregoing, a Non-Voting Common Share shall be deemed to have a Fair Market Value equal to the Fair Market Value of a Voting Common Share determined in accordance with the foregoing sentence.

(b)     “person” shall mean an individual, a corporation, a general or limited partnership, an association, a limited liability company, a governmental entity, a trust or other entity or organization.

(c)     “Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of the Corporation pursuant to or on the date specified in Section C(2)(d) of this Article III, as the case may be.

(4)     The Corporation shall instruct the Corporation’s transfer agent that the shares of the Corporation are subject to the restrictions set forth in this Article III and such restrictions shall be noted conspicuously on the certificate or certificates representing such shares or, in the case of uncertificated securities, contained in the notice or notices sent as required by law or pursuant to the policies and procedures of DTC in the case of book-entry securities.

D.     Authority of Board of Directors. In the case of an ambiguity in the application of any of the provisions of Section B(3)(c)(iii) of Article II or this Article III, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event Section B(3)(c)(iii) of Article II or this Article III permits any action by the Corporation but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine whether to take any action and the action to be taken (if any) so long as such action is not contrary to the provisions of Section B(3)(c)(iii) of Article II or this Article III. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation and all other persons for all other purposes of Section B(3)(c)(iii) of Article II and this Article III. The Board of Directors may delegate all or any portion of its powers under Section B(3)(c)(iii) of Article II and this Article III to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by the VSCA, may exercise the authority granted by Section B(3)(c)(iii) of Article II and this Article III through duly authorized officers or agents of the Corporation. Nothing in Section B(3)(c)(iii) of Article II or this Article III shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under the VSCA.

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E.     Reliance. To the fullest extent permitted by the VSCA, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon any information provided by any person pursuant to Section B(3)(c)(iii) of Article II or this Article III (including, without limitation, Section B of this Article III) and the information, opinions, reports or statements prepared or presented by (1) one or more officers or employees of the Corporation whom the Director believes, in good faith, to be reliable and competent in the matters presented, (2) legal counsel, public accountants, or other persons as to matters the Director believes, in good faith, are within the person's professional or expert competence, or (3) a committee of the Board of Directors of which he is not a member if the Director believes, in good faith, that the committee merits confidence. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any shares of the Corporation owned by any holder, the Corporation is entitled to rely on the existence or absence of filings of Schedule 13D or 13G or Form 13F under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of shares of the Corporation.

F.     Severability. If any provision of Section B(3)(c)(iii) of Article II or this Article III or the application of any such provision to any person under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of Section B(3)(c)(iii) of Article II or this Article III or the application of such provision to any other person.

ARTICLE IV

A.     Every reference in this Article IV to a Director or Officer shall include every Director or Officer or former Director or Officer of the Corporation and every person who served at the request of the Corporation or one of its subsidiaries as a Director, Officer, partner or trustee of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and, in all of such cases, his or her heirs, executors and administrators. In addition, in this Article IV, the terms “applicant”, “expenses”, “liability”, “party”, and “proceeding” shall have the respective meanings set forth in Section 13.1-696 of the VSCA.

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B.     In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or Officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article IV, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

C.     The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he or she is or was a Director or Officer of the Corporation, or (b) any Director or Officer who is or was serving at the request of the Corporation as a Director, trustee, partner or Officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or Officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

D.     The provisions of this Article IV shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article IV shall have any effect on the rights provided under this Article IV with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to provide any indemnity under this Article IV and shall promptly pay or reimburse all reasonable expenses, including attorneys’ fees, incurred by any such Director or Officer in connection with such actions and determinations or proceedings of any kind arising therefrom.

E.     The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section B or C of this Article IV.

F.     Any indemnification under Section C of this Article IV (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section C of this Article IV.

The determination shall be made:

(1)     if there are two or more disinterested directors, by the Board of Directors by a majority vote of disinterested directors, a majority of whom shall constitute a quorum, or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote;

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(2)     by special legal counsel:

(a)     selected by the Board of Directors or its committee in the manner prescribed in Section F(1) of this Article IV; or

(b)     if there are fewer than two disinterested directors, selected by the Board of Directors, in which selection Directors who do not qualify as disinterested directors may participate; or

(3)     by the shareholders, but shares owned by or voted under the control of a Director who at the time does not qualify as a disinterested director may not be voted on the determination.

Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under Section F(2) of this Article IV to select counsel.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article IV shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel. If the nominees are unable to agree upon such special legal counsel, such special legal counsel shall be selected upon application to a court of competent jurisdiction.

G.     (1) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section C of this Article IV if the applicant furnishes the Corporation:

(a)     a written statement of his or her good faith belief that he or she has met the standard of conduct described in Section C of this Article IV; and

(b)     a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet such standard of conduct.

(2)     The undertaking required by Section G(1)(b) of this Article IV shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.

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(3)     Authorizations of payments under this section shall be made by the persons specified in Section F of this Article IV.

H.    The Corporation may indemnify or contract to indemnify any person not specified in Section B or C of this Article IV who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in Section C of this Article IV.

I.      The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article IV and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article IV.

J.     The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article IV on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article IV. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Article IV or applicable laws of the Commonwealth of Virginia.

K.    Each provision of this Article IV shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE V

The Corporation shall have all of the powers of a corporation incorporated under the laws of the Commonwealth of Virginia.

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